SCHEDULE 14A
                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
 1934

 Filed by the Registrant [X]

 Filed by a Party Other than the Registrant [_]

 Check the appropriate box:

 [X]    Preliminary Proxy Statement
                                            [_]    Confidential, for Use of
                                                   the Commission Only
                                                   (as permitted by Rule
                                                   14a-6(e)(2))
 [ ]    Definitive Proxy Statement
 [_]    Definitive Additional Materials
 [_]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CENDANT CORPORATION
                            -------------------
             (Name of Registrant as Specified in Its Charter)

 Payment of Filing Fee (check the appropriate box):

 [X]    No fee required.
 [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1)    Title of each class of securities to which transaction applies:
 (2)    Aggregate number of securities to which transaction applies:
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 (4)    Proposed maximum aggregate value of transaction:
              $
 (5)    Total fee paid:       $

 [_]    Fee paid previously with preliminary materials.
 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1)    Amount previously paid:
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 (3)    Filing Party:
 (4)    Date Filed:

                            CENDANT CORPORATION
                            9 WEST 57TH  STREET
                          NEW YORK, NEW YORK 10019

                                                        November     , 1999
 Dear Stockholder:

      You are cordially invited to attend a Special Meeting of stockholders of Cendant Corporation ("Cendant") to be held at 10:00 a.m., New York Time, on January 14, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal and a related Stock Option Plan Proposal, as described in the accompanying Proxy Statement.

      The Tracking Stock Proposal will allow us to issue a new series of common stock ("CompleteHome.com Stock") intended to reflect the performance of CompleteHome.com, Inc., our internet real estate services portal (the "CompleteHome.com Group"). Before we first issue CompleteHome.com Stock, Cendant's existing common stock would be reclassified as the Cendant Group Common Stock ("CD Stock"), intended to reflect the performance of our other businesses and a retained interest in CompleteHome.com Group (the "Cendant Group").

      Specifically, the Tracking Stock Proposal seeks approval of an amendment to our certificate of incorporation that would (1) authorize a new series of common stock called CompleteHome.com Stock, intended to reflect the performance of CompleteHome.com Group, (2) increase the aggregate number of shares of common stock that we may issue from 2,000,000,000 to 2,500,000,000, initially comprised of 2,000,000,000 shares of CD Stock and 500,000,000 shares of CompleteHome.com Stock, and (3) re-classify Cendant's existing common stock as CD Stock.

      We believe the Tracking Stock Proposal is in the best interests of Cendant and its stockholders for the following reasons:

      o The proposal will permit the market to review separate information about CompleteHome.com Group and separately value CompleteHome.com Stock. This should encourage investors and analysts to focus more attention on CompleteHome.com Group and result in greater market recognition of the value of CompleteHome.com Group to Cendant.

      o The proposal will enable us to issue CompleteHome.com Stock in one or more private or public financings, thus raising capital for Cendant Group and/or CompleteHome.com Group and to create a public trading market for CompleteHome.com Stock.

      o The proposal will enable us to grant stock options tied to CompleteHome.com Stock, thereby providing more focused incentives to CompleteHome.com Group management and employees.

      o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either CD Stock or CompleteHome.com Stock as appropriate under the circumstances.

      o The proposal is expected to enable us to realize more value from CompleteHome.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

      In addition to the Tracking Stock Proposal, we will ask you to consider and approve the Stock Option Plan Proposal which seeks the approval of the assumption by Cendant of the CompleteHome.com, Inc. 1999 Stock Option Plan and existing grants thereunder.

      The Cendant Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal and the Stock Option Plan Proposal and recommends that you vote for them. We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

      Because the Special Meeting is being held solely for the purpose of voting on the Tracking Stock Proposal and the Stock Option Plan Proposal, there will not be any presentations by officers of Cendant at the Special Meeting, as would be appropriate at an annual meeting of stockholders.

      Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by using the telephone or by marking your votes on the enclosed proxy card, signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the Special Meeting and vote in person, you may then withdraw your proxy.

      Admission to the Special Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Notice of Special Meeting of Stockholders to obtain a ticket.

      Thank you for your continued support and interest in Cendant.

                          Sincerely,


                          Henry R. Silverman
                          Chairman of the Board, President and
                            Chief Executive Officer



                            CENDANT CORPORATION

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JANUARY 14, 2000


      NOTICE IS HEREBY GIVEN that a Special Meeting of stockholders of Cendant Corporation (the "Company" or "Cendant") will be held at 10:00 a.m., New York Time, on January 14, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting"), to consider and vote upon the following matters:

      1. To consider and approve our proposal to amend and restate our amended and restated certificate of incorporation as set forth in Annex II to the accompanying Proxy Statement (the "Tracking Stock Proposal");

      2. To consider and approve the assumption by the Company of the CompleteHome.com, Inc. 1999 Stock Option Plan as set forth in Annex III to the accompanying Proxy Statement (the "Stock Option Plan Proposal") and existing grants thereunder; and

      3. To transact such other business as may properly come before the meeting.

      We describe the proposals in more detail in the accompanying Proxy Statement, which you should read in its entirety before voting.

      Only stockholders of record at the close of business on November 17, 1999 will be entitled to the notice of and to vote at the Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholder, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the site of the Meeting.

      Attendance at the Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Meeting ticket. "Street Name" holders with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Meeting. If you do not have a ticket, please remember to bring proof of ownership as described above. Admission to the Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

      The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the Meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You are cordially invited to attend the Meeting in person.
 The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

                               By order of the Board of Directors,


                               Jeanne M. Murphy
                               Secretary

 New York, New York

 Dated:  November __________, 1999



                              PROXY STATEMENT
                              ________________

                            CENDANT CORPORATION
                             _________________

                      SPECIAL MEETING OF STOCKHOLDERS

                       TO BE HELD ON JANUARY 14, 2000
                             _________________

      The Board of Directors of Cendant Corporation is furnishing this Proxy Statement in connection with a Special Meeting to be held at 10:00 a.m., New York Time, on January 14, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal and the related Stock Option Plan Proposal, as described in this Proxy Statement.

      Stockholder approval of the Tracking Stock Proposal will allow us to issue a new series of common stock ("CompleteHome.com Stock") intended to reflect the performance of CompleteHome.com, Inc., our internet real estate services portal (the "CompleteHome.com Group"). Before we first issue CompleteHome.com Stock, Cendant's existing common stock would be reclassified as the Cendant Group Common Stock ("CD Stock") intended to reflect the performance of our other businesses and a retained interest in CompleteHome.com Group (the "Cendant Group"). Our reasons for proceeding with the Tracking Stock Proposal are outlined elsewhere in this Proxy Statement. See "Proposal 1 The Tracking Stock Proposal Background and Reasons for the Tracking Stock Proposal."

      In addition to the Tracking Stock Proposal, we will ask you to consider and approve the CompleteHome.com, Inc. 1999 Stock Option Plan (the "Stock Option Plan Proposal").

      The Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal and the Stock Option Plan Proposal and recommends that you vote for them. We describe the proposals in more detail in this Proxy Statement, which you should read in its entirety before voting.

      Because the Special Meeting is being held for the sole purpose of voting on the Tracking Stock Proposal and the Stock Option Plan Proposal, there will not be any presentations by officers of Cendant at the Meeting, as would be appropriate at an annual meeting of stockholders.

      See "Risk Factors" beginning on page 31 for certain information relating to an evaluation of the Tracking Stock Proposal.

      The date of this Proxy Statement is November __, 1999. We are first sending this Proxy Statement to stockholders on or about that date.



                             TABLE OF CONTENTS

                                                                       Page
 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING . . . . . . . . . . . . . 1

 PROXY STATEMENT SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . 7

      CENDANT CORPORATION, CENDANT GROUP AND COMPLETEHOME.COM GROUP  . . . 7
           Cendant Corporation . . . . . . . . . . . . . . . . . . . . . . 7
           Cendant Group . . . . . . . . . . . . . . . . . . . . . . . . . 8
           CompleteHome.com Group  . . . . . . . . . . . . . . . . . . . . 8

      SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . .  11

      PROPOSAL 1 THE TRACKING STOCK PROPOSAL . . . . . . . . . . . . . .  12
           General . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
           Reasons for the Tracking Stock Proposal . . . . . . . . . . .  13
           Intercompany Agreements . . . . . . . . . . . . . . . . . . .  21
           Certain Cash Management and Allocation Policies . . . . . . .  22
           No Appraisal Rights . . . . . . . . . . . . . . . . . . . . .  22
           Certain Federal Income Tax Considerations . . . . . . . . . .  23

      PROPOSAL 2 STOCK OPTION PLAN PROPOSAL  . . . . . . . . . . . . . .  24
      CENDANT CORPORATION SUMMARY HISTORICAL
           CONSOLIDATED FINANCIAL AND OTHER DATA . . . . . . . . . . . .  25

      CENDANT GROUP SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER
           DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

      COMPLETEHOME.COM GROUP SUMMARY HISTORICAL
           COMBINED FINANCIAL AND OTHER DATA . . . . . . . . . . . . . .  27

 GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

 RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      Risk Factors Relating to the Tracking Stock Proposal   . . . . . .  31

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS . . . . . . .  41

 PROPOSAL 1 THE TRACKING STOCK PROPOSAL  . . . . . . . . . . . . . . . .  42
      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      Background and Reasons for the Tracking Stock Proposal . . . . . .  43
      Description of CD Stock and CompleteHome.com Stock . . . . . . . .  44
      Certain Cash Management and Allocation Policies  . . . . . . . . .  69
      Intercompany Agreements  . . . . . . . . . . . . . . . . . . . . .  74
      Certain Other Provisions of the Restated Certificate of
           Incorporation, By-laws and Delaware Law . . . . . . . . . . .  77
      No Appraisal Rights  . . . . . . . . . . . . . . . . . . . . . . .  82
      Financial Advisors . . . . . . . . . . . . . . . . . . . . . . . .  82
      Stock Transfer Agent and Registrar . . . . . . . . . . . . . . . .  82
      Certain Federal Income Tax Considerations  . . . . . . . . . . . .  83

 PROPOSAL 2   STOCK OPTION PLAN PROPOSAL . . . . . . . . . . . . . . . .  86
      CompleteHome.com, Inc. 1999 Stock Option Plan  . . . . . . . . . .  86
      New Plan Benefits  . . . . . . . . . . . . . . . . . . . . . . . .  89

 EXECUTIVE COMPENSATION AND OTHER INFORMATION  . . . . . . . . . . . . .  91
      Summary Compensation Table . . . . . . . . . . . . . . . . . . . .  91
      Option Grants in 1998  . . . . . . . . . . . . . . . . . . . . . .  93
      Aggregated Option Exercises in 1998 and Fiscal Year-End Option
           Values  . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
      Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  95
      Director Compensation  . . . . . . . . . . . . . . . . . . . . . .  96
      Employment Contracts and Termination, Severance and Change of
           Control Arrangements  . . . . . . . . . . . . . . . . . . . .  97

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 101

 COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT . . . . . . . . . . . 103

 WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . . . . 103

 STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . 106

 INDEX OF CERTAIN TERMS  . . . . . . . . . . . . . . . . . . . . . . . . 108


 ANNEX I
      Illustration of Certain Terms  . . . . . . . . . . . . . . . . .   I-1

 ANNEX II
      Amended and Restated Certificate of Incorporation  . . . . . . .  II-1

 ANNEX III
      CompleteHome.com, Inc. 1999 Stock Option Plan  . . . . . . . . . III-1



                           QUESTIONS AND ANSWERS
                                   ABOUT
                            THE SPECIAL MEETING

 Q:   WHY AM I RECEIVING THIS PROXY STATEMENT? WHAT IS THE TRACKING STOCK
      PROPOSAL?

 A: We are sending you this Proxy Statement in connection with a Special Meeting to be held at 10:00 a.m., New York Time, on January 14, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936. At this Special Meeting we will ask you to consider and approve the Tracking Stock Proposal and the Stock Option Plan Proposal, as described in this Proxy Statement.

      Stockholder approval of the Tracking Stock Proposal would allow us to amend and restate our charter to:

      o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially comprised of
           2,000,000,000 shares of CD Stock and 500,000,000 shares of CompleteHome.com Stock.

      o Create a new series of common stock to be called CompleteHome.com Stock that could be issued from time to time by the Board of Directors.

      o Re-classify each outstanding share of existing common stock into a share of CD Stock.

      We intend CompleteHome.com Stock to reflect the performance of CompleteHome.com Group, our internet real estate services portal. We intend CD Stock to reflect the performance of Cendant Group which consists of our other businesses and a retained interest in CompleteHome.com Group. We have allocated, for financial reporting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group. In the future, we will publish combined financial statements of Cendant Group and combined financial statements of CompleteHome.com Group together with consolidated financial statements of Cendant.

      Stockholder approval of the Stock Option Plan Proposal would allow us to grant stock options tied to CompleteHome.com Stock, thereby providing more focused incentives to CompleteHome.com Group management and employees.

 Q:    WHAT IS "TRACKING STOCK"?

 A: "Tracking stock," sometimes referred to as "alphabet stock", "letter stock" or "targeted stock," is a common stock that is intended to reflect (or "track") the performance of a particular business. As mentioned above, we propose creating a new series of tracking stock, to be designated as CompleteHome.com Stock, and reclassifying our existing common stock into a new series of common stock to be designated as CD Stock.

      We can not assure you that the market values of CD Stock and CompleteHome.com Stock will in fact reflect the performance of Cendant Group and CompleteHome.com Group as we intend. Holders of CD Stock and CompleteHome.com Stock will continue to be common stockholders of Cendant, and, as such, will be subject to all risks associated with an investment in Cendant and all of our businesses, assets and liabilities.

 Q:   HOW AND WHEN WILL YOU INITIALLY ISSUE COMPLETEHOME.COM STOCK?

 A: We currently plan to grant options for CompleteHome.com Stock under the proposed CompleteHome.com, Inc. 1999 Stock Option Plan (the "CompleteHome.com Option Plan") to CompleteHome.com Group employees and certain Cendant Group employees following stockholder approval of the Stock Option Plan Proposal and the Tracking Stock Proposal. Subject to prevailing market and other conditions, we currently expect to issue additional shares of CompleteHome.com Stock in one or more private or public financings within 12 months of stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of CompleteHome.com Stock we issue, and the timing of the financings, will depend upon factors such as stock market conditions and the performance of CompleteHome.com Group.

 Q: WHEN WILL YOU IMPLEMENT THE TRACKING STOCK PROPOSAL? WHEN WILL YOU RE-CLASSIFY MY COMMON STOCK INTO CD STOCK?

 A: Assuming the Tracking Stock Proposal is approved, we expect to file the amended and restated charter to implement the Tracking Stock Proposal and re-classify your common stock shortly following the Meeting and prior to granting options for CompleteHome.com Stock.

 Q: WHAT HAPPENS TO MY COMMON STOCK WHEN YOU IMPLEMENT THE TRACKING STOCK PROPOSAL? DO I NEED TO SEND IN MY STOCK CERTIFICATES?

 A: Assuming the Tracking Stock Proposal is approved, when we file the amended and restated charter implementing the Tracking Stock Proposal, that filing will automatically re-classify each of your shares of Cendant common stock into one share of CD Stock, and your existing stock certificates will automatically represent that CD Stock. Since the re-classification is automatic, you do not need to send in your stock certificates or make any notations reflecting the change.

 Q:   WHY ARE YOU AUTHORIZING COMPLETEHOME.COM STOCK?

      We are authorizing CompleteHome.com Stock primarily for the following reasons:

      o The proposal will permit the market to review separate information about CompleteHome.com Group and separately value CompleteHome.com Stock. This should encourage investors and analysts to focus more attention on CompleteHome.com Group and result in greater market recognition of the value of CompleteHome.com Group to Cendant.

      o The proposal will enable us to issue CompleteHome.com Stock in one or more private or public financings, thus raising capital for Cendant Group and/or CompleteHome.com Group and to create a public trading market for CompleteHome.com Stock.

      o The proposal will allow us to grant stock options tied to CompleteHome.com Stock, thereby providing more focused incentives to CompleteHome.com Group management and employees.

      o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (such as acquisitions), because it will allow us to issue either CD Stock or CompleteHome.com Stock as appropriate under the circumstances.

      o The proposal is expected to enable us to realize more value from CompleteHome.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

 Q:   WILL CD STOCK BE LISTED ON THE NYSE?  HOW ABOUT COMPLETEHOME.COM
      STOCK?

 A: When we re-classify our common stock as CD Stock, it will continue to trade on the NYSE under the symbol "CD". If and when we decide to issue CompleteHome.com Stock in a public offering, we would expect to apply for listing of CompleteHome.com Stock on the NYSE.

 Q:   WHAT VOTING RIGHTS WILL I HAVE?

 A: Holders of CD Stock and CompleteHome.com Stock will vote together as a single class (except in certain limited circumstances). Each share of CD Stock will entitle the holder to one vote. Each share of CompleteHome.com Stock will entitle the holder to one vote.

 Q:   DO YOU INTEND TO PAY DIVIDENDS?

 A: We currently intend to retain all of our earnings to finance our operations, repay indebtedness and fund future growth. We do not expect to pay any dividends on CD Stock or CompleteHome.com Stock for the foreseeable future.

 Q:   WHAT IS THE PURPOSE OF THE STOCK OPTION PLAN PROPOSAL?

 A: The Stock Option Plan Proposal is intended to advance the interests of our stockholders by enabling us to provide management and employees of both CompleteHome.com Group and Cendant Group with the opportunity to own an equity interest in CompleteHome.com Group. Because the value of this equity interest is tied to the performance of CompleteHome.com Group, we believe those equity awards will help align the interests of our employees with the holders of CompleteHome.com Stock. We intend to issue CompleteHome.com Stock under such plan both to CompleteHome.com Group employees, to provide them with incentives directly tied to their business, and to certain Cendant Group employees, to promote cooperation between these businesses and help ensure that our key employees are motivated by the best interests of all of our stockholders. However, Cendant does not currently intend to issue any options under the CompleteHome.com Stock Option Plan to its Chairman of the Board, President, Chief Executive Officer or any Vice Chairman of Cendant.

 Q: HOW MANY SHARES OF COMPLETEHOME.COM STOCK WILL BE ISSUABLE UNDER THE STOCK OPTION PLAN?

 A: A total of 6,000,000 shares of CompleteHome.com Stock would be issuable under the CompleteHome.com Option Plan. Based on the expected retained interest of Cendant Group in CompleteHome.com Group, the total number of shares issuable under such plan would represent an approximately 21% interest in CompleteHome.com Group, before giving effect to the issuance of shares of CompleteHome.com Group in a private or public offering.

 Q:   WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

 A: The Cendant Board of Directors has carefully considered and unanimously approved the Tracking Stock Proposal and the Stock Option Plan Proposal, as described in the Proxy Statement and recommends that you vote for them.

 Q: WHAT VOTE IS REQUIRED TO APPROVE THE TRACKING STOCK PROPOSAL? WHAT VOTE IS REQUIRED TO APPROVE THE STOCK OPTION PLAN PROPOSAL?

 A: The Tracking Stock Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Cendant common stock. The Stock Option Plan Proposal requires the affirmative vote of the holders of a majority of the shares of Cendant common stock present in person or represented by proxy at the Special Meeting and entitled to vote at the Special Meeting.

 Q:   WHAT DO I DO IF I HAVE ADDITIONAL QUESTIONS?

 A: If you have any questions prior to the Special Meeting, please call Cendant Investor Relations at (212) 413-1933.



                          PROXY STATEMENT SUMMARY

      This summary highlights key aspects of the Tracking Stock Proposal and the Stock Option Plan Proposal described in more detail elsewhere in this Proxy Statement. This summary is not a substitute for the more detailed information contained in the rest of this Proxy Statement. For a more comprehensive description of the Tracking Stock Proposal and the Stock Option Plan Proposal you should read the rest of this Proxy Statement. Capitalized terms used in this summary have the meanings given them elsewhere in this Proxy Statement. See "Index of Certain Terms" on page 108.

                     CENDANT CORPORATION, CENDANT GROUP AND
                             COMPLETEHOME.COM GROUP

 CENDANT CORPORATION

      Cendant Corporation is one of the foremost consumer and business services companies in the world. Cendant Corporation provides fee based services including travel services, real estate services and membership based consumer and business services to our customers throughout the world.

      From an accounting standpoint, we have separated CompleteHome.com Group, our internet real estate services portal, from Cendant Group, which includes the rest of our businesses and a retained interest in CompleteHome.com Group. We have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between CompleteHome.com Group and Cendant Group. These two divisions are sometimes referred to in this Proxy Statement as "Groups."

      Stockholder approval of the Tracking Stock Proposal will allow us to issue CompleteHome.com Stock, intended to reflect the performance of CompleteHome.com Group, and CD Stock, intended to reflect the performance of Cendant Group. We briefly describe Cendant Group and CompleteHome.com Group below.

 CENDANT GROUP

      Cendant Group includes:

      o All of the businesses currently operated by Cendant in our four principal divisions: travel related services; real estate related services; direct marketing services and other consumer and business services other than Rent Net, Inc. and National Home Connections, LLC which will become part of the CompleteHome.com Group.

      o A retained interest in CompleteHome.com Group. This retained interest is currently 100%, but will decline to reflect any issuances or distributions of CompleteHome.com Stock.

      Our principal executive offices are located at 9 West 57th Street, New York, New York 10019. Our telephone number is (212) 413-1800.

 COMPLETEHOME.COM GROUP

      CompleteHome.com Group is an Internet company formed by the combination of online strategies for Cendant's Real Estate Division which includes the CENTURY 21registered trademark, COLDWELL BANKERregistered trademark and ERAregistered trademark real estate brands (which collectively represent over two-thirds of the nationally franchised real estate market), Rent Net, Inc. (the most popular rental and relocation guide on the web), Cendant Mortgage (the sixth largest originator of retail mortgages in the United States), Cendant Mobility (the largest relocation company in the United States), Welcome Wagon, National Home Connections, LLC and Real Estate Division-related activities of Cendant's Preferred Alliance department. Through the resources of these companies, CompleteHome.com Group offers consumers a variety of home-related products and services. CompleteHome.com Group's principal business is the development, maintenance and marketing of its web site http://www.CompleteHome.com as a single source real estate portal for consumers as well as real estate professionals. The web site will operate with the following objectives in mind:

      o provide consumers with a one-stop solution for all of their home-related product and service needs before, during and after their actual move

      o build an online community for existing and prospective homeowners to find and share information regarding their home-related experiences

      o provide brokers and agents, rental property managers and moving-related service providers with an ideal distribution point to market their listings, products and services and serve as a key resource to improve their productivity

      The real estate industry is well suited to benefit from Internet technology. The typical real estate transaction requires that a significant amount of information be available for proper decision making among all parties. The Internet enables this sharing of information by providing consumers with up-to-date information about home and apartment listings, products and services, while also allowing real estate professionals to gather and transmit consumer preferences and data in real time. We believe that the online sector of the real estate industry represents a significant opportunity for growth and that CompleteHome.com Group is distinctly poised to become a leading player. CompleteHome.com Group's strategy is to:

      o expand our web site content continuously to reflect consumers' full-service requirements

      o strengthen real estate broker and agent relationships by developing programs to enhance their productivity and profitability potential

      o build brand awareness of CompleteHome.com as a resource for home-related products and services through targeted online and offline marketing

      o develop alliances with key partners to create content and/or drive distribution to our web site

      o leverage our content development capabilities and user demographic to maximize revenue across our sponsors

      o utilize emerging technologies to enhance the effectiveness and stickiness of our web site

      CompleteHome.com Group has significant advantages that separate it from all other real estate web sites:

      o long-term agreements with Cendant's CENTURY 21registered trademark, COLDWELL BANKERregistered trademark and
           ERAregistered trademark real estate brands


      o the rights to publish or otherwise make available these brands' home listings through the Internet

      o a full-service mortgage capability that is integrated seamlessly into our web site

      o act as a source of online coupon distribution for local merchants throughout the country

      o leverage the advertising efforts of our large real estate family of companies

      o ability to leverage existing relationships arising out of the Real Estate Division-related activities of Cendant's Preferred Alliance department.

      CompleteHome.com Group's principal executive offices are located at 200 Vallejo Street, San Francisco, California 94111. CompleteHome.com Group's telephone number at that location is (415) 229-1050.
 CompleteHome.com Group's world wide web site is http://www.CompleteHome.com.

 SPECIAL MEETING

 TIME, DATE AND PLACE. . . . 10:00 a.m., New York Time, on January 14,
                             2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936

 RECORD DATE . . . . . . . . November 17, 1999.

 PROPOSALS TO BE CONSIDERED      VOTE REQUIRED FOR APPROVAL
 --------------------------      --------------------------
   Proposal 1 - The Tracking     Proposal 1 requires the affirmative vote
   Stock Proposal                of the holders of a majority of the
                                 outstanding shares of existing common
                                 stock.


   Proposal 2 - Stock Option     Proposal 2 requires the affirmative vote
   Plan Proposal                 of the holders of a majority of the shares
                                 of existing common stock present in person or represented by proxy at the Special
                                 Meeting and entitled to vote at the
                                 Special Meeting.

   QUESTIONS . . . . . . . .     If you have any questions prior to the
                                 Special Meeting, please call Cendant
                                 Investor Relations at (212) 413-1933.

THE CENDANT BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED AND UNANIMOUSLY APPROVED THESE PROPOSALS AND RECOMMENDS THAT YOU VOTE FOR THEM.



                   PROPOSAL 1 THE TRACKING STOCK PROPOSAL

 GENERAL

      At the Special Meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. Stockholder approval of the Tracking Stock Proposal would allow us to amend and restate our charter to:

      o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially comprised of
           2,000,000,000 shares of CD Stock and 500,000,000 shares of CompleteHome.com Stock.

      o Create a new series of common stock called CompleteHome.com Stock that could be issued from time to time by the Board of Directors.

      o Re-classify each outstanding share of existing common stock into a share of CD Stock.

      We intend CompleteHome.com Stock to reflect the performance of CompleteHome.com Group, our internet real estate services portal. We intend CD Stock to reflect the performance of Cendant Group, our other businesses and a retained interest in CompleteHome.com Group. We have allocated, for financial reporting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group. In the future, we will publish combined financial statements of Cendant Group and combined financial statements of CompleteHome.com Group together with consolidated financial statements of Cendant.

      We currently plan to grant options for CompleteHome.com Stock under the CompleteHome.com Option Plan to CompleteHome.com Group employees and certain Cendant Group employees following stockholder approval of the Stock Option Plan Proposal and the Tracking Stock Proposal. Subject to prevailing market and other conditions, we currently expect to issue additional shares of CompleteHome.com Stock in one or more private or public financings within 12 months of stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of CompleteHome.com Stock we issue, and the timing of the financings, will depend upon factors such as stock market conditions and the performance of CompleteHome.com Group.

      We expect that any public issuance of CompleteHome.com Stock would occur sometime in the second quarter of 2000. However, we could choose to conduct such an offering, or not to make an offering at all, depending on the circumstances at the time.

      Assuming the Tracking Stock Proposal is approved, we expect to file the amended and restated charter implementing the Tracking Stock Proposal and re-classify your common stock shortly following the Meeting and prior to granting options for CompleteHome.com Stock.

 REASONS FOR THE TRACKING STOCK PROPOSAL

      We believe the Tracking Stock Proposal is in the best interests of Cendant and its stockholders for the following reasons:

      o The proposal will permit the market to review separate information about CompleteHome.com Group and separately value CompleteHome.com Stock. This should encourage investors and analysts to focus more attention on CompleteHome.com Group and result in greater market recognition of the value of CompleteHome.com Group to Cendant.

      o The proposal will enable us to issue CompleteHome.com Stock in one or more private or public financings, thus raising capital for CompleteHome.com Group and/or Cendant Group and to create a public trading market for CompleteHome.com Stock.

      o The proposal will enable us to grant stock options tied to CompleteHome.com Stock, thereby providing more focused incentives to CompleteHome.com Group management and employees.

      o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions) because it will allow us to issue either CD Stock or CompleteHome.com Stock as appropriate under the circumstances.

      o The proposal is expected to enable us to realize more value from CompleteHome.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

 SUMMARY COMPARISON OF TERMS OF EXISTING COMMON STOCK WITH TERMS OF CD STOCK AND COMPLETEHOME.COM STOCK

      The following compares certain terms of our existing common stock to the proposed terms of CD Stock and CompleteHome.com Stock. This comparison is not complete and should be read together with the more detailed information contained in the rest of this Proxy Statement. In particular, see "Proposal 1 The Tracking Stock Proposal Description of CD Stock and CompleteHome.com Stock."



                      EXISTING COMMON                         TRACKING STOCK PROPOSAL
                           STOCK
                  ------------------------  -----------------------------------------------------------
                                                                                COMPLETEHOME.COM
                                                      CD STOCK                        STOCK
                  ------------------------  ----------------------------  -----------------------------
BASIC             Our existing              We intend CD Stock to         We intend
INVESTMENT        common stock              reflect the performance       CompleteHome.com
CHARACTERI        reflects the              of Cendant Group.             Stock to reflect the
STICS:            performance of all        Cendant Group                 performance of
                  of our businesses.        includes all the              CompleteHome.com
                                            businesses currently          Group, our internet real
                                            operated by Cendant in        estate services portal.
                                            its four principal            Through the real estate
                                            divisions:  travel            resources of Cendant,
                                            services; real estate         CompleteHome.com
                                            services; direct              will offer consumers a
                                            marketing services and        variety of home-related
                                            other consumer and            products and services
                                            business services (other      providing consumers
                                            than Rent Net, Inc.)          with a one-stop
                                            and a retained interest       solution for all their
                                            in CompleteHome.com           home-related product
                                            Group.                        and service needs
                                                                          before, during and after
                                                                          their actual move.

                                            We can not assure you         We can not assure you
                                            that the market value of      that the market value of
                                            CD Stock will in fact         CompleteHome.com
                                            reflect the performance       Stock will in fact
                                            of Cendant Group as           reflect the performance
                                            we intend.  Holders of        of CompleteHome.com
                                            CD Stock will continue        Group as we intend.
                                            to be common                  Holders of
                                            stockholders of               CompleteHome.com
                                            Cendant and, as such,         Stock will continue to
                                            will be subject to all        be common
                                            risks associated with an      stockholders of
                                            investment in Cendant         Cendant and, as such,
                                            and all of our                will be subject to all
                                            businesses, assets and        risks associated with an
                                            liabilities.                  investment in Cendant
                                                                          and all of our businesses,
                                                                          assets and liabilities.

ISSUANCE:         Our existing              The amendment and             We currently plan to
                  common stock is           restatement of the            grant options for
                  already                   Certificate of                CompleteHome.com
                  outstanding.              Incorporation will re-        Stock under the
                                            classify each                 proposed
                                            outstanding share of          CompleteHome.com,
                                            existing common stock         Inc.  1999 Stock Option
                                            into a share of CD            Plan to
                                            Stock.                        CompleteHome.com
                                                                          Group employees and
                                                                          certain Cendant Group
                                                                          employees following
                                                                          stockholder approval of
                                                                          the Stock Option Plan
                                                                          Proposal and the
                                                                          Tracking Stock
                                                                          Proposal.  Subject to
                                                                          prevailing market and
                                                                          other conditions, we
                                                                          currently expect to
                                                                          issue additional shares
                                                                          of CompleteHome.com
                                                                          Stock in one or more
                                                                          private or public
                                                                          financings within 12
                                                                          months of stockholder
                                                                          approval of the
                                                                          Tracking Stock
                                                                          Proposal.  The specific
                                                                          terms of the financings,
                                                                          including whether they
                                                                          are private or public,
                                                                          the amount of
                                                                          CompleteHome.com
                                                                          Stock we issue, and the
                                                                          timing of the
                                                                          financings, will depend
                                                                          upon factors such as
                                                                          stock market conditions
                                                                          and the performance of
                                                                          CompleteHome.com
                                                                          Group.

RETAINED          N/A                       We would adjust the           N/A
INTEREST:                                   Retained Interest of
                                            Cendant Group in
                                            CompleteHome.com
                                            Group (which would
                                            initially be 100%) as
                                            appropriate to reflect
                                            issuances, distributions
                                            or repurchases of
                                            CompleteHome.com
                                            Stock, capital
                                            contributions to, or
                                            returns of capital from,
                                            CompleteHome.com
                                            Group and certain other
                                            events.

AUTHORIZED        We are currently          Stockholder approval          Stockholder approval
AND               authorized to issue       of the Tracking Stock         of the Tracking Stock
OUTSTANDING       only one series of        Proposal will authorize       Proposal will authorize
STOCK:            common stock.             us to issue two series        us to issue two series of
                                            of common stock- CD           common stock- CD
                                            Stock and                     Stock and
                                            CompleteHome.com              CompleteHome.com
                                            Stock.                        Stock.

                  We are currently          The Tracking Stock            The Tracking Stock Proposal
                  authorized to issue       Proposal will authorize       will authorize us to
                  up to                     us to increase the            increase the number
                  2,000,000,000             number of authorized          of authorized
                  shares of common          shares to                     shares to 2,500,000,000
                  stock.                    2,500,000,000 shares          shares of common stock,
                                            of common stock,              initially comprised of
                                            initially comprised of        2,000,000,000 shares of
                                            2,000,000,000 shares          CD Stock and 500,000,000
                                            of CD Stock and               shares of CompleteHome.com
                                            500,000,000 shares of         Stock.
                                            CompleteHome.com Stock.

                  _____________ shares      Immediately following         After the Tracking
                  of                        the implementation of         Stock Proposal is
                  existing common           the Tracking Stock            implemented, we
                  stock were                Proposal, ____________        expect to issue from
                  outstanding on            shares of CD Stock            time to time shares of
                  November ____,            will be outstanding,          CompleteHome.com
                  1999.  These shares       based on the number of        Stock.  These shares,
                  count against the         shares of existing            and the shares of CD
                  total number of           common stock                  Stock then outstanding,
                  shares of common          outstanding on                will count against the
                  stock we are              November __, 1999.            total number of shares
                  authorized to issue.      These shares, and any         of common stock we
                                            shares of                     are authorized to issue.
                                            CompleteHome.com
                                            Stock outstanding from
                                            time to time, will count
                                            against the total
                                            number of shares of
                                            common stock we are
                                            authorized to issue.

DIVIDENDS:        We currently intend       We currently intend to        We currently intend to
                  to retain all of our      retain all of our             retain all of our
                  earnings for use in       earnings for use in the       earnings for use in the
                  the operation and         operation and                 operation and
                  expansion of our          expansion of our              expansion of our
                  business.  We do          business. We do not           business. We do not
                  not expect to pay         expect to pay any             expect to pay any
                  any dividends on          dividends on CD Stock         dividends on
                  our existing              for the foreseeable           CompleteHome.com
                  common stock for          future.                       Stock for the
                  the foreseeable                                         foreseeable future.
                  future.

                  We are permitted to       We will be permitted to pay   We will be permitted to pay
                  pay dividends out         dividends on CD Stock out of  dividends on CompleteHome.com
                  of the assets of          the lesser of (1) the assets  Stock (and corresponding
                  Cendant legally           of Cendant legally            amounts to Cendant Group
                  available for the         available for the             with respect to its Retained
                                            payment of dividends          Interest in CompleteHome.com
                                            under Delaware law and        Group) out of the lesser
                                            (2) the Available             of (1) the assets of
                                            Dividend Amount for           Cendant legally available for
                                            Cendant Group is based        the payment of dividends
                                            on the amount that would      under Delaware law and (2)
                                            be legally available for      the Available Dividend Amount
                                            the payment of dividends      for CompleteHome.com Group.
                                            under Delaware law if         The Available Dividend
                                            Cendant Group were a          Amount for CompleteHome.com
                                            separate Delaware             Group is based on the amount
                                            corporation and Cendant       that would be legally available
                                            Group's Retained Interest     for the payment of dividends
                                            in CompleteHome.com Group     under Delaware law if
                                            were represented by           CompleteHome.com Group were
                                            outstanding shares.           a separate Delaware corporation.

                                            We may pay dividends          We may pay dividends
                                            exclusively on the CD         exclusively on the
                                            Stock, exclusively on         CompleteHome.com Stock,
                                            the CompleteHome.com Stock,   exclusively on the CD Stock,
                                            or on both, in equal or       or on both, in equal or
                                            unequal amounts.  The         unequal amounts.  The Board
                                            Board of Directors            of Directors will not be
                                            will not be required to       required to consider the
                                            consider the relative         relative Available Dividend
                                            Available Dividend            Amounts, the amount of
                                            Amounts, the amount of        dividends previously
                                            dividends previously          declared on either the
                                            declared on either the        CompleteHome.com Stock or the
                                            CD Stock or the               CD Stock, their relative
                                            CompleteHome.com Stock,       voting or liquidation rights
                                            their relative voting or      or any other factor.
                                            liquidation rights
                                            or any other factor.

MANDATORY         None.                     If we dispose of All or       If we dispose of All or
DIVIDEND,                                   Substantially All of the      Substantially All of the
REDEMPTION OR                               Assets of Cendant Group       Assets of CompleteHome.com
EXCHANGE ON                                 and the disposition           Group and the disposition
DISPOSITION OF                              is not an Exempt              is not an Exempt
ASSETS:                                     Disposition, we would be      Disposition, we would be
                                            required to choose one of the required to choose one of the following three alternatives: following three alternatives:


                                            o   pay a dividend to         o   pay a dividend to holders
                                                holders of CD Stock in        of CompleteHome.com Stock in
                                                an amount equal               an amount equal to their
                                                to their Proportionate        Proportionate Interest in
                                                Interest in the Net           the Net Proceeds of such
                                                Proceeds of such              disposition,
                                                disposition, outstanding
                                                share of CD stock or

                                            o   redeem from holders of    o   redeem from holders of
                                                CD Stock,                     CompleteHome.com Stock,
                                                for an amount equal to        for an amount equal to their
                                                their Proportionate           Proportionate Interest in
                                                Interest in the Net           the Net Proceeds of such
                                                Proceeds of such              disposition, outstanding
                                                disposition, outstanding      shares of CompleteHome.com
                                                shares of CD                  Stock or
                                                Stock or

                                            o  issue CompleteHome.com     o  issue CD Stock in
                                               Stock in exchange for         exchange for outstanding
                                               outstanding CD Stock at       CompleteHome.com Stock at
                                               a 10% premium (based on the   a 10% premium (based on the
                                               average Market Value of       average Market Value of
                                               CD Stock as                   CompleteHome.com Stock as
                                               compared to the average       compared to the average
                                               Market Value of               Market Value of CD Stock
                                               CompleteHome.com Stock        over a specified 20 Trading
                                               over a specified 20 Trading   Day period prior to the
                                               Day period prior to the       exchange).
                                               exchange).

                                            At any time within one year   At any time within one year
                                            after completing a special    after completing a special
                                            dividend or partial           dividend or partial
                                            redemption referred to        redemption referred to
                                            above, we will have the       above, we will have the
                                            right to issue                right to issue CD Stock in
                                            CompleteHome.com Stock in     exchange for outstanding
                                            exchange for outstanding      CompleteHome.com Stock at a
                                            CD Stock at a 10% premium     10% premium (based on the
                                            (based on the average         average Market Value of
                                            Market Value of CD Stock      CompleteHome.com Stock as
                                            as compared to the average    compared to the average
                                            Market Value of               Market Value of CD Stock over
                                            CompleteHome.com Stock over   a specified 20-Trading Day
                                            a specified 20-Trading Day    period prior to the exchange).
                                            period prior to the exchange).


EXCHANGE FOR      N/A                       N/A                           On and after the 18-month
CD STOCK OR                                                               anniversary of the earlier of
COMPLETE-                                                                 (1) the initial issuance of
HOME.COM STOCK                                                            CompleteHome.com Stock in a
AT CENDANT'S                                                              public offering or (2) the first
OPTION:                                                                   anniversary of a private placement
                                                                          of Complete Home.com Stock , we
                                                                          will have the right to issue CD
                                                                          Stock in exchange for outstanding
                                                                          CompleteHome.com Stock at a
                                                                          premium. The premium will
                                                                          initially be 20% and will decline
                                                                          ratably each month over the
                                                                          following 18 months to 15%.

                                            Prior to the third            From and after the third
                                            anniversary of the earlier    anniversary of the earlier of (1) the
                                            of (1) the initial issuance   initial issuance of CompleteHome.com
                                            of CompleteHome.com Stock in  Stock in a public offering or (2) the a public offering or (2) the  first anniversary of a private
                                            first anniversary of          placement of CompleteHome.com Stock,
                                            a private placement           we will have the right, if
                                            of CompleteHome.com           outstanding CompleteHome.com Stock
                                            Stock Cendant will            exceeds the 40% of Total Market
                                            not have the right            Capitalization Trigger but has not
                                            to cause the                  exceeded 60% of the Total Market
                                            exchange of CD Stock          Capitalization Threshold, to issue
                                            for CompleteHome.com          either series of common stock in
                                            Stock. From and               exchange for the other on a value
                                            after the third               for value basis. In the event that
                                            anniversary of the            CompleteHome.com Stock exceeds the
                                            earlier of (1) the            60% of Total Market Capitalization
                                            initial issuance of           Threshold, we will lose the right to
                                            the CompleteHome.com          effect an exchange on a value for
                                            Stock in a public             value basis during such period.
                                            offering or (2) the
                                            first anniversary of
                                            a private placement
                                            of CompleteHome.com
                                            Stock, we will have
                                            the right, if
                                            outstanding
                                            CompleteHome.com
                                            Stock exceeds the
                                            40% of Total Market
                                            Capitalization
                                            Trigger but has not
                                            exceeded 60% of the
                                            Total Market
                                            Capitalization
                                            Threshold, to issue
                                            either series of
                                            common stock in
                                            exchange for the
                                            other on a value for
                                            value basis.

                                            The exchange ratio that       The exchange ratio that will
                                            will result in a value        result in a value for value
                                            for value exchange will       exchange will be based on
                                            be based on the average       the average Market Value
                                            Market Value of the           of the series of the common
                                            series of the common          stock being exchanged as
                                            stock being exchanged as      compared to the average
                                            compared to the average       Market Value of the other
                                            Market Value of the other     series of common stock
                                            series of common stock        during the 20 consecutive
                                            during the 20 consecutive     Trading Day period
                                            Trading Day period            ending on, and including,
                                            ending on, and including,     the fifth Trading Day
                                            the fifth Trading Day         immediately preceding the
                                            immediately preceding the     date on which we mail the
                                            date on which we              notice of exchange to
                                            mail the notice of            holders of the outstanding
                                            exchange to holders of the    shares being exchanged.
                                            outstanding  shares
                                            being exchanged.

                                                                          Notwithstanding the
                                                                          exchange provisions
                                                                          outlined above, in the
                                                                          event that certain adverse
                                                                          tax law changes were to
                                                                          take place, we will have
                                                                          the right to issue shares
                                                                          of CD Stock in exchange
                                                                          for outstanding shares
                                                                          of CompleteHome.com
                                                                          Stock at a 10% premium,
                                                                          regardless of when such
                                                                          adverse tax law changes
                                                                          take place.

                                            We will have the right, on    N/A
                                            or after the third
                                            anniversary of the
                                            earlier of (1) the
                                            initial issuance of
                                            CompleteHome.com
                                            Stock in a public
                                            offering or (2) the
                                            first anniversary of
                                            a private placement of
                                            CompleteHome.com
                                            Stock, when
                                            outstanding
                                            CompleteHome.com
                                            Stock exceeds the 60%
                                            of Total Market
                                            Capitalization
                                            Threshold,to issue
                                            CompleteHome.com
                                            Stock in exchange for
                                            outstanding CD Stock
                                            at a 15% premium. We
                                            will lose the right
                                            to effect such an
                                            exchange during the
                                            period when
                                            CompleteHome.com
                                            Stock equals or falls
                                            below the 60% of
                                            Total Market
                                            Capitalization
                                            Threshold.

                                            The exchange ratio that       The exchange ratio that will
                                            will result in the            result in the specified
                                            specified premium will be     premium will be calculated
                                            calculated based on the       based on the average
                                            average Market Value of CD    Market Value of CD Stock as
                                            Stock as compared to the      compared to the average
                                            average Market Value of       Market Value of
                                            CompleteHome.com Stock        CompleteHome.com Stock during
                                            during the 20 consecutive     the 20 consecutive Trading Day
                                            Trading Day period ending     period ending on, and
                                            on, and including, the        including, the fifth Trading
                                            fifth Trading Day             Day immediately preceding the
                                            immediately preceding the     date on which we mail the
                                            date on which we mail the     notice of exchange to holders
                                            notice of exchange to         of the outstanding shares being
                                            holders of the outstanding    exchanged.
                                            shares being exchanged.


                                            CompleteHome.com Stock        CompleteHome.com Stock will
                                            will exceed the "60% of       exceed the "40% of Total
                                            Total Market Capitalization   Market Capitalization
                                            Threshold" or the "40% of     Trigger" if the Market
                                            Total Market Capitalization   Capitalization of the
                                            Trigger" if the Market        outstanding CompleteHome.com
                                            Capitalization of the         Stock exceeds 40% of the
                                            outstanding                   Total Market Capitalization
                                            CompleteHome.com Stock        of both series of common
                                            exceeds 60% or 40%, as the    stock for 30 Trading Days
                                            case may be, of the Total     during any 60 consecutive
                                            Market Capitalization of      Trading Day period.
                                            both series of common stock
                                            for 30 Trading Days
                                            during any 60 consecutive
                                            Trading Day period.

                                            Thereafter, CompleteHome.com  N/A
                                            Stock will fall below the
                                            "60% of Total Market
                                            Capitalization
                                            Threshold" if the Market
                                            Capitalization of the
                                            outstanding
                                            CompleteHome.com Stock falls
                                            below 60% of the Total
                                            Market Capitalization of both
                                            series of common stock for
                                            30 Trading Days during any
                                            60 consecutive Trading
                                            Day period.

EXCHANGE FOR      None.                     We will have the right at     We will have the right at
STOCK OF A                                  any time to transfer all      any time to transfer all
SUBSIDIARY AT                               of the assets and             of the assets and liabilities
CENDANT'S                                   liabilities of Cendant        of CompleteHome.com Group
OPTION:                                     Group to a subsidiary and     to a subsidiary and issue
                                            issue all of the              all of the stock of that
                                            stock of that subsidiary      subsidiary to the holders
                                            to the holders of the CD      of CompleteHome.com
                                            Stock in exchange for all     Stock and to the Cendant
                                            of the outstanding CD Stock.  Group in exchange for all
                                                                          of the outstanding
                                                                          CompleteHome.com Stock and
                                                                          the elimination of the
                                                                          Retained Interest.

VOTING RIGHTS:    One vote per share.       One vote per share.           One vote per share.

                                            Holders of CD Stock and       Holders of CD Stock and
                                            CompleteHome.com Stock will   CompleteHome.com Stock will
                                            vote together as a single     vote together as a single
                                            class, except in certain      class, except in certain
                                            limited circumstances.        limited circumstances.
                                            Each share will continue      Each share will continue
                                            to have one vote per share    to have one vote per share
                                            following a stock split,      following a stock split,
                                            stock dividend or similar     stock dividend or similar
                                            reclassification.             reclassification.

LIQUIDATION:      Upon liquidation of       Upon liquidation of Cendant,  Upon liquidation of Cendant,
                  Cendant, holders of       holders of CD Stock and       holders of CD Stock and
                  existing common stock     CompleteHome.com Stock will   CompleteHome.com Stock will
                  are entitled to           be entitled to receive the    be entitled to receive the net
                  receive the net assets    net assets of Cendant, if     assets of Cendant, if any,
                  of Cendant, if any,       any, remaining for            remaining for distribution to
                  remaining for             distribution to stockholders  stockholders (after
                  distribution to           (after payment or provision   payment or provision for all
                  stockholders (after       for all liabilities of        liabilities of Cendant and
                  payment or provision      Cendant and payment of the    payment of the liquidation
                  for all liabilities       liquidation preference        preference payable to any
                  of Cendant and payment    payable to any holders of     holders of Preferred Stock).
                  of the liquidation        Preferred Stock).  Amounts    Amounts due upon liquidation
                  preference payable to     due upon liquidation in       in respect of shares of
                  any holders of Preferred  respect of shares of CD       CD Stock and shares of
                  Stock).                   Stock and shares of           CompleteHome.com Stock will
                                            CompleteHome.com Stock        be distributed  pro rata in
                                            will be distributed pro       proportion to the average
                                            rata in proportion to         market value of CD Stock and
                                            the average market value of   the average market value
                                            CD Stock and the average      of CompleteHome.com Stock
                                            market value of               over a specified 20-Trading
                                            CompleteHome.com Stock over   day period prior to liquidation.
                                            a specified 20-Trading
                                            day period prior to
                                            Liquidiation.

STOCK EXCHANGE    NYSE under the symbol     NYSE under the symbol "CD."   If and when we issue
LISTINGS:         "CD."                                                   CompleteHome.com Stock in a
                                                                          public offering, we would
                                                                          expect to apply for listing for
                                                                          CompleteHome.com Stock on the
                                                                          NYSE.



 INTERCOMPANY AGREEMENTS

 Relationships with Real Estate Franchisors. CompleteHome.com Group has entered into long term agreements (the "Internet Cooperation Agreements") with each of the three franchisors (the "Franchisors") of the Cendant real estate brands (the "Brands"): Coldwell Banker Real Estate Corporation, Century 21 Real Estate Corporation and ERA Franchise Systems, Inc. The term of each such agreement is 40 years. The agreements are generally on the same terms and provide that CompleteHome.com Group will provide certain services to the Brands in connection with the operation and marketing of the Brand websites, including placement on, access to and links to and from the CompleteHome.com website as well as assistance in selling advertising space on the Brand websites and assistance in the management of outsourced technical support for the Brand websites. The Brands will provide the Brand listings to CompleteHome.com Group as well as promote CompleteHome.com's connection to and support of the Brand websites as and where appropriate in both online and offline advertising. The Brands will pay a management fee to CompleteHome.com Group for its assistance in managing the outsourced technical support equal to 6% of the fees paid to vendors, but only to the extent such assistance results in savings to the Brands. CompleteHome.com Group will pay the Brands: (1) 10% of advertising revenue generated through placements arranged by CompleteHome.com Group on the Brand websites and (2) to the extent permitted under applicable law, 10% of revenue generated from ancillary services sold to leads generated from brokers and sales associates of the respective Brands.

 Relationships with Cendant Mortgage. CompleteHome.com Group is currently negotiating various agreements with Cendant Mortgage Corporation ("Cendant Mortgage"), a wholly owned subsidiary of Cendant as part of the Cendant Group, under which CompleteHome.com Group's licensed affiliate, CompleteHome Mortgage, will serve as an online mortgage broker for residential mortgage products offered by and through Cendant Mortgage. Cendant Mortgage will license a customized version of its web-based loan origination platform to the mortgage broker affiliate. CompleteHome.com Group will designate an area on the internet portal to market its affiliate's mortgage program. The parties are continuing to discuss other cross-marketing and advertising opportunities.

 Intercompany Services Arrangements. CompleteHome.com Group and Cendant will enter into an Intercompany Agreement pursuant to which Cendant will provide certain corporate services to CompleteHome.com Group similar to most of the services provided by Cendant to its other subsidiaries. The services to be provided will include support for finance functions such as treasury, accounts payable, payroll and external reporting, Human Resources-related services such as benefits administration and recruiting and employee relations assistance, legal support, and assistance with significant transactions such as acquisitions. CompleteHome.com Group will pay Cendant for such services with fees to be based on (i) actual costs incurred by Cendant in providing such services and (ii) cost allocation methodologies employed by Cendant typically for its other subsidiaries.
 The term of the Intercompany Agreement will be indefinite, subject to termination upon a divestiture of CompleteHome.com Group by Cendant.

 Relationship with Getko Group, Inc. CompleteHome.com Group has entered into an Internet Cooperation Agreement with Getko Group, Inc. ("Getko") dated September 30, 1999, pursuant to which CompleteHome.com Group has agreed to market Getko's discount offering programs on a designated area of CompleteHome.com Group's Internet portal. Internet traffic visiting the designated area will have the opportunity to review the discount offerings and download coupons for discounts to be redeemed with local merchants. Getko's appointment of CompleteHome.com Group to market the discount programs over the Internet is made on an exclusive basis. CompleteHome.com Group will share with Getko revenues received from the local merchants.

 The term of the Internet Cooperation Agreement began on September 30, 1999 and ends on December 31, 2039.


 CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

      Because Cendant Group and CompleteHome.com Group are part of a single company, we have established certain policies relating to cash management, accounting and other matters between Cendant Group and CompleteHome.com Group. For a more complete description of how we will allocate cash between Cendant Group and CompleteHome.com Group, see "Proposal 1 The Tracking Stock Proposal Certain Cash Management and Allocation Policies."

 NO APPRAISAL RIGHTS

      Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      We have been advised by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden") that neither you nor Cendant will recognize income, gain or loss for federal income tax purposes as a result of the adoption of the Tracking Stock Proposal. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of implementation of a proposal such as the Tracking Stock Proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to CD Stock or CompleteHome.com Stock. Therefore, the tax treatment of the Tracking Stock Proposal is subject to some uncertainty under current law.

      In light of the foregoing, you should consult your tax advisor regarding the tax consequences of the Tracking Stock Proposal, including the state, local and any foreign tax consequences.

                   PROPOSAL 2 STOCK OPTION PLAN PROPOSAL

      At the Special Meeting, we will also ask you to consider and approve a proposal to approve the assumption by the Company of the CompleteHome.com Option Plan and the existing grants thereunder. Cendant does not currently intend to issue any options under the CompleteHome.com Stock Option Plan to the Chairman of the Board, President, Chief Executive Officer or any Vice Chairman of Cendant. For a more detailed description of the proposal to approve this plan, see "Proposal 2 -- Stock Option Plan Proposal."

                            CENDANT CORPORATION
                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL
                               AND OTHER DATA

      The following table presents summary historical consolidated data for Cendant Corporation as of and for the nine months ended September 30, 1999 and 1998 and as of and for the years ended December 31, 1998, 1997 and 1996. This data was derived from, and should be read in conjunction with, the Consolidated Financial Statements of Cendant Corporation. After the issuance of CompleteHome.com Stock, Cendant Corporation will report per share data for each separate class of common stock, using the two class method. Earnings per share is determined for each class of stock based on the separate earnings attributed to the respective Group's financial statements.



                                           NINE MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                       ------------------------- -----------------------------------
                                         SEPTEMBER    SEPTEMBER
                                         30, 1999     30, 1998      1998        1997        1996
                                       ------------- ----------- ----------- ----------  -----------

                                                           (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue, net..........................  $      4,118.7  $  3,865.1  $  5,283.8  $ 4,240.0  $   3,237.7
Depreciation and amortization.........           277.0       241.3       322.7      237.7        145.5
Income from operations................         1,834.0       842.1       428.9      307.9        547.8
Interest expense, net.................           153.8        72.9       113.9       50.6         14.3
Income from continuing operations
     before income taxes and minority
     interest(2)......................         1,680.2       769.2       315.0      257.3        533.5
Net income (loss).....................         1,426.0       436.9       539.6     (217.2)       330.0
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.............  $        623.5             $   1,008.7  $    67.0  $     448.1
Total assets..........................        14,912.8                20,216.5   14,073.4     12,762.5
Total long-term debt..................         3,344.3                 3,362.9    1,246.0        780.8
Stockholders' equity..................         3,849.3                 4,835.6    3,921.4      3,955.7
OTHER DATA:
Net cash provided by operating
    activities........................  $      2,026.5  $    784.1  $    808.0  $ 1,213.0  $   1,493.4
Adjusted EBITDA(1)....................         1,417.6     1,167.6     1,589.9    1,249.7        802.7
Capital expenditures..................          (212.8)     (240.8)     (355.2)    (154.5)      (101.2)
Investments and acquisitions, net of
    cash acquired.....................          (145.8)   (2,658.2)   (2,852.0)    (568.2)    (1,608.6)
-------------------
(1) "Adjusted EBITDA" is defined as earnings before non-operating interest, income taxes, depreciation and amortization, adjusted to exclude net gain on disposition of businesses and other items which are of a non-recurring or unusual nature. Adjusted EBITDA is a measure of performance which is not recognized under generally accepted accounting principles and should not replace income from continuing operations or cash flows in measuring operating results or liquidity. However, management believes such measure is an informative representation of how management evaluates the operating performance of Cendant
    Corporation and its underlying business segments.

(2) Income from continuing operations before income taxes and minority interest for the nine months ended September 30, 1999 include a net gain of $824.8 million associated with the dispositions of certain non-strategic businesses.



                               CENDANT GROUP
            SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

         The following table presents summary historical combined data for Cendant Group as of and for the nine months ended September 30, 1999 and 1998 and as of and for the years ended December 31, 1998, 1997 and 1996. This data was derived from the Combined Financial Statements of Cendant Group and should be read in conjunction with the Consolidated Financial Statements of Cendant Corporation. After the issuance of CompleteHome.com Stock, Cendant Corporation will report earnings per share data for Cendant Group and CompleteHome.com Group.


                                           NINE MONTHS ENDED           YEAR ENDED DECEMBER 31,
                                        -----------------------  -----------------------------------
                                         SEPTEMBER   SEPTEMBER
                                         30, 1999    30, 1998       1998        1997        1996
                                        ----------- -----------  ----------  ----------  -----------

                                                           (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenue, net........................... $     4,107.4  $  3,857.9  $  5,274.1  $  4,234.3  $   3,236.6
Depreciation and amortization..........         275.4       239.8       320.8       236.8        144.9
Income from operations.................       1,849.2       842.7       430.3       309.4        550.8
Interest expense, net..................         153.8        72.9       113.9        50.6         14.3
Income from continuing operations before
     income taxes and minority
     interest(2).......................       1,695.4       769.8       316.4       258.8        536.6
Income from continuing operations
before retained interest in
CompleteHome.com Group ................       1,271.6       462.3       160.7        67.2        315.1
Loss related to retained interest in
CompleteHome.com Group.................         (19.7)       (0.4)       (0.8)       (0.9)        (1.8)
Net income (loss)......................       1,426.0       436.9       539.6      (217.2)       330.0
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents.............. $       623.5              $  1,008.7  $     67.0  $     448.1
Total assets...........................      14,902.8                20,212.1    14,071.2     12,761.6
Total long-term debt...................       3,344.3                 3,362.9     1,246.0        780.8
Group equity...........................       3,849.3                 4,835.6     3,921.4      3,955.7
OTHER DATA:
Net cash provided by operating
    activities......................... $     2,030.6  $    781.6  $    806.7  $  1,212.5  $   1,494.7
Adjusted EBITDA(1).....................       1,431.2     1,166.7     1,589.4     1,250.3        805.2
Capital expenditures...................        (212.4)     (240.3)     (354.3)     (153.8)      (101.0)
Investments and acquisitions, net of
    cash acquired......................        (145.8)   (2,658.2)   (2,852.0)     (568.2)    (1,608.6)

--------------
(1)    "Adjusted EBITDA" is defined as earning before non-operating interest, income taxes, depreciation and amortization, adjusted to exclude net gain on disposition of businesses and other items which are of a non-recurring or unusual nature. Therefore, Cendant Group's
       Adjusted EBITDA excludes losses related to its retained interest in
       CompleteHome.com Group. Adjusted EBITDA is a measure of performance which is not recognized under generally accepted accounting principles and should not replace income from continuing operations or cash flows in measuring operating results or liquidity. However, management believes such measure is an informative representation of how management evaluates the operating performance of Cendant Group and its underlying business segments.

(2) Income from continuing operations before income taxes and minority interest for the nine months ended September 30, 1999 include a net gain of $824.8 million associated with the dispositions of certain non-strategic businesses.



                           COMPLETEHOME.COM GROUP
            SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

         The following table presents summary historical combined data for CompleteHome.com Group as of and for the nine months ended September 30, 1999 and 1998, as of and for the period from February 8, 1996 (the Acquisition Date) through December 31, 1996 and as of and for the years ended December 31, 1998 and 1997. This data was derived from the Combined Financial Statements of CompleteHome.com Group and should be read in conjunction with the Consolidated Financial Statements of Cendant Corporation. After the issuance of CompleteHome.com Stock, Cendant Corporation will report earnings per share data for Cendant Group and CompleteHome.com Group.


                                                                    YEAR ENDED        PERIOD FROM
                                          NINE MONTHS ENDED        DECEMBER 31,      FEBRUARY 8, 1996
                                         --------------------  -------------------- (THE ACQUISITION
                                         SEPTEMBER  SEPTEMBER                        DATE) THROUGH
                                         30, 1999   30, 1998      1998      1997     DECEMBER 31, 1996
                                         ---------  ---------  ---------- --------- ----------------
                                                        (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue, net                             $  11,326  $   7,250  $    9,674 $   5,670 $          1,081
Cost of operations:
Operating and corporate overhead
allocation.............................      3,230      1,017       1,423       757              393
Marketing and general administrative
expenses...............................     11,764      2,771       3,940     2,599            1,665
Payroll and related costs..............      9,904      2,554       3,869     2,857            1,522
Depreciation and amortization..........      1,648      1,469       1,857       945              609
Loss before income taxes                   (15,220)      (561)     (1,415)   (1,488)          (3,108)
Net loss...............................    (19,683)      (356)       (843)     (885)          (1,842)
BALANCE SHEET DATA (AT PERIOD END):
Total current assets...................  $   8,761             $    2,882 $   1,396 $            591
Total assets...........................     13,448                  8,614     7,417            3,559
Total liabilities......................     10,059                  4,379     2,181              878
Group equity...........................      3,389                  4,235     5,236            2,681
OTHER DATA:
Net cash provided by (used in)
operating
   activities..........................  $  (4,123) $   2,483  $    1,279 $     428 $         (1,215)
Adjusted EBITDA(1).....................    (13,572)       908         442      (543)          (2,499)
Capital expenditures...................       (358)      (450)       (881)     (662)            (242)

---------------------
(1)    "Adjusted EBITDA" is defined as earnings before non-operating interest, income taxes, depreciation and amortization. Adjusted
       EBITDA is a measure of performance which is not recognized under generally accepted accounting principles and should not replace income from continuing operations or cash flows in measuring operating results or liquidity. However, management believes such measure is an informative representation of how management evaluates the operating performance of CompleteHome.com Group and its underlying business segments.



 RECENT OPERATING RESULTS OF COMPLETEHOME.COM GROUP

    Prior to the December 1999 launch of the CompleteHome.com website, the business is primarily comprised of Rent Net, Inc. ("Rent Net"), a leading on-line apartment listing guide. Revenues for the nine months ended September 30, 1999 increased 57% to $11.3 million due to an increase in the number of apartment listings, average price paid per listing and the launch of a senior housing listing services. Adjusted EBITDA for the nine months ended September 30, 1999 was a loss of $13.6 million compared to income of $0.9 million for the same period in 1998. The loss in 1999 is due to an incentive program Cendant entered into with Rent Net employees while assessing various strategic alternatives, an expanded marketing campaign in the third quarter of 1999 that included Rent Net's first television and radio advertising and an increase in staffing as the Company prepares for the launch of the CompleteHome.com website. The number of pageviews during the nine months ended September 30, 1999 increased 158% to 1.58 million as Rent Net continued to expand product offerings and its sales efforts to list new apartments. The number of unique user sessions also increased to 24 million in 1999 compared to 20 million in 1998 due in part to the aforementioned advertising campaign.


                                  GENERAL

      The Board of Directors of Cendant is furnishing this Proxy Statement to solicit proxies in connection with a Special Meeting to be held at 10:00 a.m., New York Time, on January 14, 2000, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 and at any adjournments or postponements thereof. We will vote shares represented by the proxies received and not properly revoked in accordance with the instructions contained therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with the Secretary of Cendant a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. If no choice is specified on the form of proxy, the shares will be voted "FOR" the approval of each of Proposals 1 and 2 described in this Proxy Statement. If you vote "FOR" the Tracking Stock Proposal at the Special Meeting you may be forfeiting your right to challenge the Tracking Stock Proposal in the future.

      Stockholders of record at the close of business on November 17, 1999 (the "Record Date") are entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were _____ stockholders of record and __________________ shares of common stock were outstanding. A quorum will be met at the Special Meeting if a majority of the outstanding shares of common stock are present in person or by proxy. Each holder of common stock will be entitled to one vote for each share held as of the Record Date, on all matters brought before the Special Meeting.

      Representatives of our independent accountants will be present at the Special Meeting and will have the opportunity to make a statement if they so desire. The independent accountants will be available to respond to appropriate questions you might have.

      The affirmative vote of the holders of a majority of the outstanding shares of common stock as of the Record Date is required to approve the Tracking Stock Proposal and the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the Stock Option Plan Proposal. Abstentions with respect to any proposal will have the same effect as negative votes on each of the proposals. With respect to shares held in "street name", if a broker, which is the record holder of certain shares, indicates on a form of proxy that it does not have discretionary authority to vote such shares on any proposal, or if shares are voted in other circumstances in which proxy authority is defective or has been withheld with respect to such proposal, these non-voted shares will be counted for quorum purposes but will have the same effect as a negative vote on Proposal 1 and will have no effect on Proposal 2.

      We will bear the expense of printing and mailing proxy materials. In addition to soliciting proxies by mail, certain of our directors, officers and other employees may solicit proxies by personal interview, telephone or facsimile. We will not pay additional compensation to such persons for such solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of common stock. We have also retained ChaseMellon Shareholder Services to perform various proxy advisory, distribution and solicitation services at a cost of approximately $__ plus disbursements.

                                RISK FACTORS

      You should carefully consider the risk factors described below, as well as the other information included in this Proxy Statement, before you decide how to vote on the proposals.

           RISK FACTORS RELATING TO THE TRACKING STOCK PROPOSAL

 WE CAN NOT PREDICT HOW THE ISSUANCE OF COMPLETEHOME.COM STOCK WILL AFFECT THE MARKET PRICE OF CD STOCK.

      Because there has been no prior market for the CD Stock or the CompleteHome.com Stock, we can not assure you of their market prices or liquidity following the implementation of the Tracking Stock Proposal. If an active market does develop, we can not assure you that it will be maintained. Until an orderly market does develop for the CompleteHome.com Stock, its trading price may fluctuate significantly.

      We can not predict the price at which CD Stock will trade following the issuance of CompleteHome.com Stock. The market price of CD Stock may not equal or exceed the market price of our existing common stock. Some of the terms of CD Stock and CompleteHome.com Stock may adversely affect the trading price of CD Stock (or CompleteHome.com Stock, in the event we decide to undertake an initial public offering of CompleteHome.com Stock in the future). Examples include:

      o the right of Cendant's Board of Directors to issue CD Stock in exchange for CompleteHome.com Stock, and

      o the discretion of Cendant's Board of Directors in making various determinations relating to a variety of matters affecting the rights of the holders of CD Stock and CompleteHome.com Stock, such as dividends, cash management and allocation matters.

      The market prices of the CD Stock and the CompleteHome.com Stock will be determined in the trading markets. Many factors could affect the market price of the CD Stock or CompleteHome.com Stock. These factors include:

      o our consolidated results, as well as the respective performances of the Cendant Group and the CompleteHome.com Group;

      o investors' and analysts' expectations for the Company as a whole and for each of the Groups;

      o         trading volume, share issuances and repurchases;

      o         the amount and level of research analyst coverage;

      o Board of Directors' and management decisions described under " Having two series of common stock could create potential conflicts of interest and the Cendant Board of Directors could make decisions that adversely affect stockholders of either Group";

      o certain terms of the CD Stock or the CompleteHome.com Stock, including respective redemption and conversion rights applicable upon the disposition of substantially all the assets of a Group and our ability to convert shares of one Group into shares of the other Group; and

      o         general economic and market conditions.


      The market price of CompleteHome.com Stock may also be affected by the number of market makers supporting the CompleteHome.com Stock.

 INVESTORS MAY NOT VALUE THE CD STOCK OR COMPLETEHOME.COM STOCK BASED ON GROUP FINANCIAL INFORMATION AND POLICIES.

      We can not assure you that investors will value the CD Stock and the CompleteHome.com Stock based on the reported financial results and prospects of the separate Groups.

 HOLDERS OF CD STOCK AND COMPLETEHOME.COM STOCK WILL BE COMMON STOCKHOLDERS OF CENDANT AND WILL NOT HAVE ANY LEGAL RIGHTS RELATING TO SPECIFIC ASSETS OF CENDANT.

      Even though we have allocated, for financial reporting purposes, all of our consolidated assets, liabilities, revenue, expenses and cash flow between the two Groups in order to prepare their financial statements, the Tracking Stock Proposal will not change the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of our creditors. Holders of CD Stock and CompleteHome.com Stock will not have any legal rights related to specific assets of either Group, and, in any liquidation, will receive a share of the net assets of Cendant based on the relative trading prices of CD Stock and CompleteHome.com Stock rather than on any assessment of the actual value of Cendant Group or CompleteHome.com Group. Holders of CD Stock and CompleteHome.com Stock will be common stockholders of Cendant and, as such, will be subject to all of the risks associated with an investment in Cendant and all of our businesses, assets and liabilities, including the pending class action litigation.

 IF CENDANT ENCOUNTERS FINANCIAL DIFFICULTY, THE VALUE OF EITHER GROUP'S STOCK MAY SUFFER FOR REASONS UNRELATED TO THE PROSPECTS OF THAT GROUP.

      Financial results of either Group will affect Cendant's consolidated results of operations, financial position and borrowing costs. This could affect the results of operations or financial position of the other Group or the market price of shares issued with respect to the other Group.

      In addition, net losses of either Group and dividends or distributions on, or repurchases of, either class of common stock of the Groups or repurchases of any preferred stock of the Company will reduce the funds we can pay as dividends on each class of common stock under Delaware law. For these reasons, you should read our consolidated financial information with the financial information we provide for each Group.

 EXISTING STOCKHOLDERS OF CENDANT WILL HAVE A REDUCED INTEREST IN
 COMPLETEHOME.COM GROUP.

      Holders of CD Stock will participate in the ownership of CompleteHome.com Group through Cendant Group's retained interest in CompleteHome.com Group. Cendant Group's economic interest in CompleteHome.com Group will decrease as a result of the issuance of CompleteHome.com Stock. After any issuance of CompleteHome.com Stock, the existing stockholders of Cendant will no longer share in the gains or losses attributable to the portion of CompleteHome.com Group that is represented by the outstanding shares of CompleteHome.com Stock. The price at which any shares of CompleteHome.com Stock may be sold in the future may not reflect accurately the value of CompleteHome.com Stock and thus holders of CD Stock may not appropriately benefit from such issuances. Existing stockholders of Cendant will not have any special rights to subscribe for CompleteHome.com Stock.


 THE COST OF MAINTAINING SEPARATE GROUPS WILL LIKELY EXCEED THE COSTS ASSOCIATED WITH OPERATING CENDANT AS A SINGLE ENTITY.

      The costs associated with implementing the Tracking Stock Proposal and the ongoing costs of operating separate Groups will likely exceed the costs associated with operating Cendant as it currently exists. In particular, the issuance of the CompleteHome.com Stock will result in a complex capital structure and additional financial reporting requirements with respect to each Group.

 HAVING TWO SERIES OF COMMON STOCK COULD CREATE POTENTIAL CONFLICTS OF INTEREST AND THE CENDANT BOARD OF DIRECTORS COULD MAKE DECISIONS THAT ADVERSELY AFFECT STOCKHOLDERS OF EITHER GROUP.

      Having two series of common stock could give rise to occasions when the interests of holders of one series might diverge or appear to diverge from the interests of holders of the other series. In addition, due to the extensive relationships between, and the similarity of certain businesses of Cendant Group and CompleteHome.com Group, there will likely be inherent conflicts of interest between the two Groups. The Cendant Board of Directors or the special committee created to resolve conflicts between the Groups, in their sole discretion, will make operational and financial decisions and implement policies that may affect the businesses of Cendant Group and CompleteHome.com Group differently, potentially favoring one Group at the expense of the other. Examples include:

      o decisions as to whether to allocate the proceeds of issuances (or the costs of repurchases) of CompleteHome.com Stock to Cendant Group in respect of its retained interest in CompleteHome.com Group or to the equity of CompleteHome.com Group,

      o decisions as to how to allocate consideration received in connection with a merger involving Cendant between holders of CD Stock and CompleteHome.com Stock,

      o decisions as to whether and when to issue CD Stock in exchange for CompleteHome.com Stock or CompleteHome.com Stock in exchange for CD Stock,

      o decisions as to whether and when to approve dispositions of assets of either Group,

      o decisions as to how to allocate available cash between Cendant Group and CompleteHome.com Group and decisions as to whether and how to make transfers of funds from one Group to another,

      o decisions as to whether to pay or omit the payment of dividends on CD Stock or CompleteHome.com Stock,

      o decisions as to whether and to what extent the two Groups compete with each other and how corporate opportunities are allocated between the two Groups.

      If directors own disproportionate interests (in percentage or value terms) in CD Stock and CompleteHome.com Stock, that disparity could create or appear to create potential conflicts of interest when they are faced with decisions that could have different implications for the stockholders of either Group.

 THE CENDANT BOARD OF DIRECTORS HAS SOLE DISCRETION TO CHANGE CASH MANAGEMENT AND ALLOCATION POLICIES AND THIS MAKES IT RISKIER TO BE A HOLDER OF CD STOCK OR COMPLETEHOME.COM STOCK THAN A HOLDER OF ORDINARY COMMON STOCK.

      The Cendant Board of Directors has adopted certain policies relating to cash management and allocations between Cendant Group and CompleteHome.com Group. The Board of Directors may modify or rescind our policies with respect to the allocation of corporate overhead, taxes, debt, interest and other matters, or may adopt additional policies, in its sole discretion without stockholder approval. Although it has no present intention to do so, the Board of Directors may, in its sole discretion, modify, rescind or add to any of these policies. The Board of Directors' discretion to change these policies makes it riskier to be a holder of CD Stock or CompleteHome.com Stock than a holder of ordinary common stock. A Board of Directors decision to modify or rescind these policies, or adopt additional policies could have different effects on holders of CD Stock and holders of CompleteHome.com Stock or could result in a benefit or detriment to one class of stockholders compared to the other class. The Board of Directors will make any such decision in accordance with its good faith business judgment that the decision is in the best interests of the Company and all of its stockholders as a whole. For a more comprehensive description of these policies, see "Proposal 1 The Tracking Stock Proposal
  Certain Cash Management and Allocation Policies."

 PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF THE CENDANT BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF CD STOCK AND COMPLETEHOME.COM STOCK.

      Delaware law provides that a Board of Directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Recent cases in Delaware involving tracking stocks have established that decisions by directors or officers involving differing treatment of tracking stocks may be judged under the "business judgment rule." Under these principles of Delaware law and the "business judgment rule," you may not be able to challenge Board of Directors' decisions that have a disparate impact upon holders of CD Stock and CompleteHome.com Stock if the Board of Directors is adequately informed with respect to such decisions and acts in good faith and in the honest belief that it is acting in the best interests of Cendant's stockholders and does not have a conflict of interest.

 STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER AMONG HOLDERS OF CD STOCK AND HOLDERS OF COMPLETEHOME.COM STOCK.

      Our charter will not contain any provisions governing how consideration received in connection with a merger or consolidation involving Cendant is to be allocated between holders of CD Stock and holders of CompleteHome.com Stock. Neither holders of CD Stock nor holders of CompleteHome.com Stock will have a separate class vote in any merger or consolidation so long as we divide the type and amount of consideration between holders of CD Stock and holders of CompleteHome.com Stock in a manner we determine, in our sole discretion, to be fair. In any such merger or consolidation, the different ways we may divide the consideration might have materially different results. As a result, the consideration to be received by holders of CD Stock or CompleteHome.com Stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if that business had been sold separately or if they had a separate class vote on such merger or consolidation.

 WE HAVE THE OPTION, UNDER CERTAIN CIRCUMSTANCES, TO EXCHANGE ONE SERIES OF COMMON STOCK FOR THE OTHER SERIES AND THIS MAY BE DISADVANTAGEOUS TO HOLDERS OF CD STOCK OR THE HOLDERS OF COMPLETEHOME.COM STOCK.

      Under certain circumstances, we will have the right to issue shares of one series of common stock in exchange for outstanding shares of the other series of common stock. Because certain exchanges would be at a premium to the market value, and since we could determine to effect an exchange at a time when either or both of CD Stock and CompleteHome.com Stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of CD Stock or holders of CompleteHome.com Stock. In addition, such exchange would preclude holders of the exchanged series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the corresponding Group.

 WE MAY DISPOSE OF ASSETS OF EITHER CENDANT GROUP OR COMPLETEHOME.COM GROUP WITHOUT YOUR APPROVAL.

      Delaware law requires stockholder approval only for a sale or other disposition of all or substantially all of the assets of Cendant. As long as the assets attributed to a Group represent less than substantially all of Cendant's assets, we may approve sales and other dispositions of any amount of the assets of that Group without any stockholder approval. If we dispose of all or substantially all of the assets of either Group, we would be required, if the disposition is not an exempt disposition under the terms of our charter, to choose one of the following three alternatives:

      o declare and pay a dividend in an amount equal to their Proportionate Interest in the Net Proceeds of such disposition,

      o redeem shares of the relevant series of stock for an amount equal to their Proportionate Interest in the Net Proceeds of such disposition, or

      o exchange shares of one series for outstanding shares of the other series at a 10% premium.

 Consequently, holders of either series of common stock may receive less value for their shares than the value that a third-party buyer might pay for all or substantially all of the assets of such Group. In addition, we can not assure you that the net proceeds per share of the common stock relating to that Group will be equal to or more than the market value per share of such common stock prior to or after announcement of a disposition. The Board of Directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of CD Stock or CompleteHome.com Stock.

 WE ARE NOT REQUIRED TO PAY DIVIDENDS EQUALLY ON CD STOCK AND
 COMPLETEHOME.COM STOCK.

      Although we do not intend to pay cash dividends in the foreseeable future, the Cendant Board of Directors could elect to pay dividends on CD Stock or CompleteHome.com Stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

      o the financial performance of either Cendant Group or CompleteHome.com Group,

      o the amount of assets available for dividends on either series, or

      o         the amount of prior dividends declared on either series.


 HOLDERS OF CD STOCK AND COMPLETEHOME.COM STOCK WILL VOTE TOGETHER AS A SINGLE CLASS AND WILL HAVE LIMITED SEPARATE VOTING RIGHTS.

      Holders of CD Stock and CompleteHome.com Stock will vote together as a single class, except in certain limited circumstances provided under the Delaware General Corporation Law. When holders of CD Stock and CompleteHome.com Stock vote together as a single class, holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of CD Stock and holders of CompleteHome.com Stock. We expect that, for the foreseeable future, the holders of CD Stock will have a substantial majority of the voting power of the Company because the aggregate number of outstanding shares of CD Stock will be substantially higher than the aggregate number of outstanding shares of CompleteHome.com Stock.

 HAVING TWO SERIES OF COMMON STOCK MAY INHIBIT OR PREVENT ACQUISITION BIDS FOR CENDANT, CENDANT GROUP OR COMPLETEHOME.COM GROUP.

      If Cendant Group and CompleteHome.com Group were separate companies, any person interested in acquiring either Cendant Group or CompleteHome.com Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD Stock and CompleteHome.com Stock to reflect the separate performances of Cendant Group and CompleteHome.com Group, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant.

      The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

      In addition, some of the provisions of our charter, by-laws, and Delaware law may inhibit changes of control not approved by the Board of Directors. For additional anti-takeover constraints, see "Proposal 1 The
 Tracking Stock Proposal   Certain Other Provisions of the Restated
 Certificate of Incorporation, By-laws and Delaware Law."

 THE VALUES OF CD STOCK AND COMPLETEHOME.COM STOCK MAY DECLINE DUE TO FUTURE ISSUANCES OF CD STOCK OR COMPLETEHOME.COM STOCK.

      Our charter will allow the Cendant Board of Directors, in its sole discretion, to issue authorized but unissued shares of common stock. The Board of Directors may issue CD Stock or CompleteHome.com Stock to, among other things:

      o         raise capital,

      o         provide compensation or benefits to employees,

      o         pay stock dividends, or

      o         acquire companies or businesses.

      Under Delaware General Corporation Law, the Board of Directors would not need your approval for these issuances. We do not intend to seek your approval for any such issuances unless:

      o stock exchange regulations or other applicable law require approval or

      o         the Board of Directors deems it advisable.

 WE MAY NOT OFFER COMPLETEHOME.COM STOCK AT ALL.

      This Proxy Statement describes our current intentions regarding future issuances of CompleteHome.com Stock. Because such issuances are subject to various conditions and uncertainties, we can not assure you that any will occur.

 THE IRS COULD ASSERT THAT THE RECEIPT OF THE TRACKING STOCK IS TAXABLE.

      We have been advised by Skadden that neither you nor Cendant will recognize income, gain or loss for federal income tax purposes as a result of the adoption of the Tracking Stock Proposal. However, the Internal Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the effect of implementation of a proposal such as the Tracking Stock Proposal. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to CD Stock and CompleteHome.com Stock. It is possible, therefore, that the Internal Revenue
 Service could successfully assert that the issuance or receipt of CD Stock or CompleteHome.com Stock, as well as the subsequent conversion of one stock into the other, could be taxable to us and/or to you.

                       CAUTIONARY STATEMENT REGARDING
                         FORWARD-LOOKING STATEMENTS

      Some of the information in this Proxy Statement may constitute forward-looking statements which are subject to various risks and uncertainties. Such statements can be identified by the use of forward-looking terminology such as "believes," "may," "will," "expect," "anticipate," "estimate," "continue," "plan" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information and we can not guarantee that we will actually achieve such expectations, or projections or plans. When considering such forward-looking statements, you should keep in mind the factors described in "Risk Factors" and other cautionary statements appearing elsewhere in this Proxy Statement. Such risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements do not reflect the potential impact of any future acquisitions, merger or dispositions.
 We do not assume any obligation to update any forward-looking statement we make.

                   PROPOSAL 1 THE TRACKING STOCK PROPOSAL

 GENERAL

      At the Special Meeting, we will ask you to consider and approve the Tracking Stock Proposal described in this Proxy Statement. Stockholder approval of the Tracking Stock Proposal would allow us to amend and restate our charter to:

      o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially consisting of 2,000,000,000 shares of CD Stock and 500,000,000 shares of CompleteHome.com Stock.

      o Create a new series of common stock called CompleteHome.com Stock that could be issued from time to time by the Board of Directors.

      o Re-classify each outstanding share of existing common stock into a share of CD Stock.

      We intend CompleteHome.com Stock to reflect the performance of CompleteHome.com Group, our internet real estate services portal. We intend CD Stock to reflect the performance of Cendant Group, our other businesses and a retained interest in CompleteHome.com Group. Cendant Group's economic interest in CompleteHome.com Group, excluding the interest represented by any outstanding shares of CompleteHome.com Group held by third parties, if any, is called the "retained interest." We have allocated, for financial reporting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group. In this Proxy Statement, each of Cendant Group and CompleteHome.com Group is sometimes called a "Group." In the future, we will publish combined financial statements of Cendant Group and combined financial statements of CompleteHome.com Group together with consolidated financial statements of Cendant. See " Certain Cash Management and Allocation Policies."

      We currently plan to grant options for CompleteHome.com Stock under the CompleteHome.com Option Plan to CompleteHome.com Group employees and certain Cendant Group employees following stockholder approval of the Stock Option Plan Proposal and the Tracking Stock Proposal. Subject to prevailing market and other conditions, we currently expect to issue additional shares of CompleteHome.com Stock in one or more private or public financings within 12 months of stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of CompleteHome.com Stock we issue, and the timing of the financings, will depend upon factors such as stock market conditions and the performance of CompleteHome.com Group. In addition to or in lieu of any offerings, we reserve the right to distribute CompleteHome.com Stock to stockholders.

      We expect to file an amended and restated certificate of incorporation implementing the Tracking Stock Proposal (the "Restated Certificate of Incorporation") and re-classify your common stock following the Meeting, assuming the Tracking Stock Proposal and the Stock Option Plan Proposal are each approved.

 BACKGROUND AND REASONS FOR THE TRACKING STOCK PROPOSAL

      We continually review each of our businesses and Cendant as a whole to determine the best way to realize its inherent value. As a result of this review process, we recently began to evaluate various alternatives, including creation of a Cendant "tracking stock" intended to reflect the performance of CompleteHome.com Group.

      Upon management's recommendation and after extensive consultation with our financial and legal advisors, the Board of Directors determined that the issuance of tracking stock would be desirable for a number of reasons, as discussed below. On September 30, 1999, the Cendant Board of Directors carefully considered the Tracking Stock Proposal and the Stock Option Plan Proposal described in this Proxy Statement, determined that those proposals are in the best interests of Cendant and its stockholders, unanimously approved them and resolved to recommend that you vote for them.

      In arriving at its determination and recommendation, the Board of Directors, with the assistance of its financial and legal advisors, considered, among other things, the following benefits from the authorization of CompleteHome.com Stock:

      o The proposal will permit investors to review separate information about CompleteHome.com Group and separately value CompleteHome.com Stock. This should encourage investors and analysts to focus more attention on CompleteHome.com Group and result in greater market recognition of the value of CompleteHome.com Group to Cendant.

      o The proposal will enable us to issue CompleteHome.com Stock in a private or public financing, thus raising capital for Cendant Group and/or CompleteHome.com Group and to create a public trading market for CompleteHome.com Stock.

      o The proposal will enable us to grant stock options tied to CompleteHome.com Stock, thereby providing more focused incentives to CompleteHome.com Group management and employees.

      o The proposal will provide us with greater flexibility to raise capital and respond to strategic opportunities (including acquisitions), because it will allow us to issue either CD Stock or CompleteHome.com Stock as appropriate under the circumstances.

      o The proposal is expected to enable us to realize more value from CompleteHome.com Group while preserving the financial, tax, operational, strategic and other benefits of being a single consolidated entity.

      The Board of Directors also evaluated the potential negative aspects of the Tracking Stock Proposal, including the following:

      o The Tracking Stock Proposal will require a complex capital structure and additional financial reporting requirements with respect to each Group.

      o The costs associated with implementing the Tracking Stock Proposal and the ongoing cost of operating separate Groups will likely exceed the costs of operating Cendant as it currently exists.

      o The Tracking Stock Proposal will expand the Board of Directors' responsibility to oversee the interests of two series of common stockholders.

      o The potential diverging or conflicting interests between the holders of CD Stock and the holders of CompleteHome.com Stock and issues that the Board of Directors may face in resolving any conflicts.


      The Board of Directors determined that the positive aspects of the Tracking Stock Proposal outweighed the negative aspects and concluded that the Tracking Stock Proposal and the Stock Option Plan Proposal are in the best interests of Cendant and its stockholders.

 DESCRIPTION OF CD STOCK AND COMPLETEHOME.COM STOCK

      THE FOLLOWING DESCRIPTION IS NOT COMPLETE AND SHOULD BE READ WITH ANNEX II TO THIS PROXY STATEMENT, WHICH CONTAINS THE FULL TEXT OF THE RESTATED CERTIFICATE OF INCORPORATION THAT WILL BE FILED PURSUANT TO THE TRACKING STOCK PROPOSAL.

   General

      Our current amended and restated certificate of incorporation (which we call the "Current Certificate of Incorporation") authorizes us to issue 2,010,000,000 shares, consisting of 2,000,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). Only the Preferred Stock is currently issuable in series by the Board of Directors. As of November _____ , 1999, we had approximately ___ million shares of common stock and no shares of Preferred Stock issued and outstanding.

      In order to implement the Tracking Stock Proposal, we would file the Restated Certificate of Incorporation which would amend and restate our Current Certificate of Incorporation. The Restated Certificate of Incorporation would:

      o Increase the number of authorized shares of common stock from 2,000,000,000 to 2,500,000,000, initially composed of
                2,000,000,000 shares of CD Stock and 500,000,000 shares of CompleteHome.com Stock.

      o Create a new series of common stock called CompleteHome.com Stock, which could be issued from time to time by the Board of Directors.

      o Re-classify each outstanding share of common stock into a share of CD Stock. (The filing would not change the authorized Preferred Stock.)

      We intend CompleteHome.com Stock to reflect the performance of CompleteHome.com Group, our internet real estate services portal. We intend CD Stock to reflect the performance of Cendant Group, which consists of our other businesses and our retained interest in CompleteHome.com Group. We have allocated, for financial accounting purposes, all of Cendant's consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group. In the future, we will publish combined financial statements of Cendant Group and combined financial statements of CompleteHome.com Group together with consolidated financial statements of Cendant.

      The full definitions of the terms "Cendant Group" and "CompleteHome.com Group" are set forth under " Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" below.

      Before we first issue shares of CompleteHome.com Stock, the Board of Directors would designate the initial Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.
 See " Cendant Group's Retained Interest in CompleteHome.com Group,"
 " Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group" and Annex I for additional information about Cendant Group's Retained Interest in CompleteHome.com Group and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      The Board of Directors will have the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the Board of Directors could not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the Board of Directors could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

      The Board of Directors will have the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The Board of Directors will have the authority to do so without your approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

   Dividends

      We currently intend to retain all of our earnings to finance the operation and expansion of our business.

      We therefore do not expect to pay any cash dividends on CD Stock or CompleteHome.com Stock in the foreseeable future. Although we do not expect to pay dividends on CD Stock or CompleteHome.com Stock for the foreseeable future, we will be permitted to pay dividends on

      o CD Stock out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the Available Dividend Amount for Cendant Group and

      o CompleteHome.com Stock (and corresponding amounts to the Cendant Group with respect to its Retained Interest in CompleteHome.com Group) out of the lesser of (1) the assets of Cendant legally available for the payment of dividends under Delaware law and (2) the Available Dividend Amount for CompleteHome.com Group.

      The "Available Dividend Amount" for Cendant Group at any time is the amount that would then be legally available for the payment of dividends on Cendant Group's common stock under Delaware law if (1) Cendant Group and CompleteHome.com Group were each a separate Delaware corporation, (2) Cendant Group had outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CD Stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock of Cendant that have been attributed to Cendant Group and are then outstanding, (3) the assumptions about CompleteHome.com Group set forth in the next sentence were true and (4) Cendant Group owned a number of shares of CompleteHome.com Stock equal to the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. Similarly, the "Available Dividend Amount" for CompleteHome.com Group at any time is the amount that would then be legally available for the payment of dividends on CompleteHome.com Stock under Delaware law if CompleteHome.com Group were a separate Delaware corporation having outstanding (1) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CompleteHome.com Stock that are then outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and (2) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock of Cendant that have been attributed to CompleteHome.com Group and are then outstanding.

      The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to (1) the total assets of the corporation less its total liabilities less (2) the aggregate par or stated value of the outstanding shares of its common and preferred stock. However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for Cendant Group and CompleteHome.com Group. These restrictions will also form the basis for calculating the aggregate amount of dividends that Cendant as a whole can pay on its common stock (regardless of series). Thus, net losses of either Group, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for dividends on both series of common stock.

      Subject to the foregoing limitations (and to any other limitations set forth in any future series of Preferred Stock or in any agreements binding on Cendant from time to time), we have the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

      At the time of any dividend on the outstanding shares of CompleteHome.com Stock (including any dividend required as a result of a disposition of All or Substantially All of the Assets of CompleteHome.com Group, but excluding any dividend payable in shares of CompleteHome.com Stock) we will credit to Cendant Group, and charge against CompleteHome.com Group, a corresponding amount in respect of Cendant Group's Retained Interest in CompleteHome.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the denominator of which is the number of shares of CompleteHome.com Stock then outstanding.

   Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group

      If we dispose of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions (collectively, a "Disposition"), and the Disposition is not an Exempt Disposition as defined below, we would be required, by the 85th Trading Day after the consummation of such Disposition, to choose one of the following three alternatives:

      o declare and pay a dividend to holders of the series of common stock that relates to that Group (in cash, securities (other than common stock of Cendant) or other property, or a combination thereof), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition,

      o redeem from holders of the series of common stock that relates to that Group, for cash, securities (other than common stock of Cendant) or other property (or a combination thereof) in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of common stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of common stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value), or

      o issue shares of the series of common stock that does not relate to that Group in exchange for all of the outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated).

      In connection with any special dividend on, or redemption of CompleteHome.com Stock as described above, we will credit to Cendant Group, and charge against CompleteHome.com Group a corresponding amount in respect of Cendant Group's Retained Interest in CompleteHome.com Group. Specifically, the corresponding amount will equal (1) the aggregate Fair Value of such dividend or redemption times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the denominator of which is the number of shares of CompleteHome.com Stock then outstanding. In addition, in connection with any partial redemption of CompleteHome.com Stock as described above, we will decrease the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group by the same proportion as the proportionate decrease in outstanding shares of CompleteHome.com Stock caused by such redemption.

      At any time within one year after completing any dividend or partial redemption of the sort referred to above, we will have the right to issue shares of the series of common stock that does not relate to the Group in question in exchange for outstanding shares of the series of common stock that relates to that Group at a 10% premium (based on the average Market Value of the relevant series of common stock as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on the 5th Trading Day immediately preceding the date on which Cendant mails the notice of exchange to holders of the relevant series). In determining whether to effect any such exchange following such a dividend or partial redemption, we would, in addition to other matters, consider whether the remaining assets of such Group continue to constitute a viable business, the number of shares of such common stock remaining issued and outstanding, the per share market price of such common stock and the ongoing cost of continuing to have a separate series of such common stock outstanding.

      The following terms used in this document have the meanings specified in our Restated Certificate of Incorporation and are set forth below:

      "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group, which for the Cendant Group includes the value of its Retained Interest in CompleteHome.com Group.

      "Cendant Group" means (1) all of the businesses, assets and liabilities of Cendant and its subsidiaries, other than the businesses, assets and liabilities that are part of CompleteHome.com Group, (2) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (3) a proportionate interest in CompleteHome.com Group (after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by Cendant and attributed to CompleteHome.com Group) equal to the Retained Interest Percentage; provided that:

           (a) Cendant may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors or a committee thereof from time to time, and

           (b) if Cendant transfers cash, other assets or securities to holders of shares of CompleteHome.com Stock as a dividend or other distribution on shares of CompleteHome.com Stock (other than a dividend or distribution payable in shares of CompleteHome.com Stock), or as payment in a redemption of shares of CompleteHome.com Stock effected as a result of a CompleteHome.com Stock Disposition, then the Board of Directors shall re-allocate from CompleteHome.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of CompleteHome.com Stock outstanding on such date.

      "CompleteHome.com Group" means (1) the internet real estate services portal called CompleteHome.com, including all of the businesses, assets and liabilities of Cendant and its subsidiaries that the Board of Directors has, as of the date on which the Restated Certificate of Incorporation becomes effective under Delaware law (the "Effective Date"), allocated to CompleteHome.com Group, (2) any assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to CompleteHome.com Group, (3) any businesses, assets or liabilities acquired or incurred by Cendant or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to CompleteHome.com Group or that Cendant otherwise allocates to CompleteHome.com Group in accordance with policies established from time to time by the Board of Directors, and (4) the rights and obligations of CompleteHome.com Group under any inter-Group debt deemed to be owed to or by CompleteHome.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided that:

           (a) Cendant may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time and

           (b) if Cendant transfers cash, other assets or securities to holders of shares of CompleteHome.com Stock as a dividend or other distribution on shares of CompleteHome.com Stock (other than a dividend or distribution payable in shares of CompleteHome.com Stock), or as payment in a redemption of shares of CompleteHome.com Stock effected as a result of a CompleteHome.com Stock Disposition, then the Board of Directors shall re-allocate from CompleteHome.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred times a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of CompleteHome.com Stock outstanding on such date.

      "Exempt Disposition" means any of the following:

      o a Disposition in connection with the liquidation, dissolution or winding-up of Cendant and the distribution of assets to stockholders,

      o a Disposition to any person or entity controlled by Cendant (as determined by the Board of Directors in its sole discretion),

      o a Disposition by either Group for which Cendant receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the Board of Directors in its sole discretion,

      o a dividend, out of CompleteHome.com Group's assets, to holders of CompleteHome.com Stock and a transfer of a corresponding amount of CompleteHome.com Group's assets to Cendant Group in respect of its Retained Interest in CompleteHome.com Group,

      o         a dividend, out of Cendant Group's assets, to holders of CD
                Stock and

      o any other Disposition, if (1) at the time of the Disposition there are no shares of CD Stock outstanding, (2) at the time of the Disposition there are no shares of CompleteHome.com Stock outstanding, or (3) before the 30th Trading Day following the Disposition we have mailed a notice stating that we are exercising our right to exchange all of the outstanding shares of CD Stock or CompleteHome.com Stock for newly issued shares of the other series of common stock as contemplated under " Optional Exchange of One Series of Common Stock For The Other Series" below.

      "Fair Value" means (1) in the case of cash, the amount thereof, (2) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof, and (3) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in good faith. Any good faith Board of Directors determination of Fair Value shall be conclusive and binding on all stockholders.

      "Market Capitalization" of either series of common stock on any date means the Market Value of a share of such series on such date times the number of shares of such series outstanding on such date. Shares issuable with respect to Cendant Group's Retained Interest in CompleteHome.com Group are not considered to be outstanding unless and until they are in fact issued to third parties.

      "Market Value" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day, subject to certain exceptions as described in our Restated Certificate of Incorporation.

      The "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination will be conclusive and binding on all stockholders) for (1) any taxes payable by Cendant in respect of such Disposition, (2) any taxes payable by Cendant in respect of any resulting dividend or redemption, (3) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses, and (4) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than CompleteHome.com Stock) attributed to such Group.

      "NYSE" means New York Stock Exchange.

      "Proportionate Interest" of holders of CompleteHome.com Stock in the Net Proceeds of a CompleteHome.com Group Disposition (or in the outstanding shares of common stock of any subsidiaries holding CompleteHome.com Group's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) times the number of shares of CompleteHome.com Stock outstanding divided by the Total Number of Notional CompleteHome.com Shares Deemed Outstanding. "Proportionate Interest" of holders of CD Stock in the Net Proceeds of a Cendant Group Disposition (or in the outstanding shares of common stock of any subsidiaries holding Cendant Group's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

      "Publicly Traded" with respect to any class of securities means (1) registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any successor provision of law), and (2) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Exchange Act (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

      "Total Number of Notional CompleteHome.com Shares Deemed Outstanding" at any time means the number of shares of CompleteHome.com Stock then outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

   Optional Exchange of One Series of Common Stock for the Other Series

      Prior to the third anniversary of the earlier of (1) the initial issuance of CompleteHome.com Stock in a public offering or (2) the first anniversary of a private placement of CompleteHome.com Stock, we will not have the right to cause the exchange of CD Stock for CompleteHome.com Stock.

      From and after the third anniversary of the earlier of (1) the initial issuance of CompleteHome.com Stock in a public offering or (2) the first anniversary of a private placement of CompleteHome.com Stock, we will have the right, at any time after outstanding CompleteHome.com Stock exceeds the 40% of Total Market Capitalization Trigger, but has not exceeded 60% of Total Market Capitalization Threshold, to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for value basis. In the event that CompleteHome.com Stock exceeds the 60% of Total Market Capitalization Threshold, we will lose the right to effect an exchange on a value for value basis during such period.

      The exchange ratio that will result in a value for value exchange will be based on the average Market Value of the series of the common stock being exchanged as compared to the average Market Value of the other series of common stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

      On or after the 18-month anniversary of the earlier of (1) the initial issuance of CompleteHome.com Stock in a public offering or (2) the first anniversary of a private placement of CompleteHome.com Stock, we will have the right to issue shares of CD Stock in exchange for outstanding shares of CompleteHome.com Stock at a premium. The premium will initially be 20% (for exchanges occurring prior to the nineteenth month following the initial issuance of CompleteHome.com Stock) and will decline ratably each month over an 18-month period to 15%.

      In addition, we will have the right, on or after the third anniversary of the earlier of (1) the initial issuance of CompleteHome.com Stock in a public offering or (2) the first anniversary of a private placement of CompleteHome.com Stock, when outstanding CompleteHome.com Stock exceeds the 60% of Total Market Capitalization Threshold, to issue shares of CompleteHome.com Stock in exchange for outstanding shares of CD Stock at a 15% premium. In the event that CompleteHome.com Stock equals or falls below the 60% of Total Market Capitalization Threshold, we will lose the right to effect such an exchange during such period.

      Notwithstanding the preceding paragraphs, upon the occurrence of a Tax Event (as defined below), we will have the right to issue shares of CD Stock in exchange for outstanding shares of CompleteHome.com Stock at a 10% premium regardless of when such adverse tax law changes take place.

      "Tax Event" means the receipt by Cendant of an opinion of tax counsel of Cendant's choice, experienced in such matters, who shall not be an officer or employee of Cendant or any of its affiliates, to the effect that, as a result of any amendment to, or change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) Cendant, its subsidiaries or affiliates, or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD Stock or CompleteHome.com Stock or (2) either CD Stock or CompleteHome.com Stock is not, or at any time in the future will not be, treated solely as stock of Cendant. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax counsel shall render an opinion only in the event of enactment.

      The exchange ratio that will result in the specified premium will be calculated based on the average Market Value of CD Stock as compared to the average Market Value of CompleteHome.com Stock during the 20 consecutive Trading Day period ending on, and including the fifth Trading Day immediately preceding the date on which we mail the notice of exchange to holders of the outstanding shares being exchanged.

      CompleteHome.com Stock will exceed the "40% of Total Market Capitalization Trigger" or the "60% of Total Market Capitalization Threshold", as the case may be, if the Market Capitalization of the outstanding CompleteHome.com Stock exceeds 40% or 60%, as the case may be, of the Total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period. Thereafter, CompleteHome.com Stock will fall below the "60% of Total Market Capitalization Threshold" if, after exceeding the 40% of Total Market Capitalization Trigger, the Market Capitalization of the outstanding CompleteHome.com Stock falls below 60% of the total Market Capitalization of both series of common stock for 30 Trading Days during any 60 consecutive Trading Day period.

   Optional Exchange for Stock of a Subsidiary

      At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of Cendant or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of Cendant (the "Group Subsidiaries"), we will have the right to issue to holders of the relevant series of common stock their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of common stock.

      o If the series of common stock being exchanged is CD Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group is greater than zero, we will also issue a number of shares of CompleteHome.com Stock equal to the then current Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and issue those shares to the holders of CD Stock or to one of the Group Subsidiaries, at our option.

      o If the series of common stock being exchanged is CompleteHome.com Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being issued to the holders of CompleteHome.com Stock), we may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on CD Stock.

   General Dividend, Exchange and Redemption Provisions

      If we complete a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), we would be required, not later than the 10 Trading Days after the consummation of such Disposition, to issue a press release specifying (1) the Net Proceeds of such Disposition, (2) the number of shares of the series of common stock related to such Group then outstanding, (3) the number of shares of such series of common stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (4) if the Group is CompleteHome.com Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. Not later than 30 Trading Days after such consummation, we would be required to announce by press release which of the actions specified in the first paragraph under " Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group" we have determined to take, and upon making that announcement, that determination would become irrevocable. In addition, we would be required, not later than 30 Trading Days after such consummation and not earlier than 10 Trading Days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books.

      o If we determine to pay a special dividend, we would be required to specify in the notice (1) the record date for such dividend, (2) the payment date of such dividend (which can not be more than 85 Trading Days after such consummation) and (3) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof).

      o If we determine to undertake a redemption, we would be required to specify in the notice (1) the date of redemption (which can not be more than 85 Trading Days after such consummation), (2) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (3) if less than all shares of the relevant series of common stock are to be redeemed, the number of shares to be redeemed and (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by Cendant in such redemption.

      o If we determine to undertake an exchange, we would be required to specify in the notice (1) the date of exchange (which can not be more than 85 Trading Days after such consummation), (2) the number of shares of the other series of common stock to be issued in exchange for each outstanding share of such series of common stock and (3) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered in return for delivery of the other series of common stock to be issued by Cendant in such exchange.

      If we determine to complete any exchange described under " Optional Exchange of One Series of Common Stock for the Other Series" or " Optional Exchange for Stock of a Subsidiary," we would be required, between 10 to 30 Trading Days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on our transfer books, specifying (1) the exchange date and the other terms of the exchange, and (2) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless we waive such requirement), should be surrendered for delivery of the stock to be issued or delivered by Cendant in such exchange.

      Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

      If we are redeeming less than all of the outstanding shares of a series of common stock as described above, we would redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

      No holder of shares of a series of common stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as we specify (unless we waive such requirement). As soon as practicable after our receipt of certificates for such shares, we would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of common stock represented by any one certificate were to be exchanged or redeemed, we would also issue and deliver a new certificate for the shares of such common stock not exchanged or redeemed.

      We would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of common stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of common stock were held at the same time by the same holder, we may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, we would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

      From and after the date set for any exchange or redemption, all rights of a holder of shares of common stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of common stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of the other series of common stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, we would pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of common stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, we would, however, be entitled to treat the certificates for shares of common stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of common stock for which the shares of such common stock should have been exchanged, notwithstanding the failure to surrender such certificates.

      We would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. We would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Cendant the amount of any such tax or establishes to our satisfaction that such tax has been paid.

      We may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the Board of Directors may determine to be appropriate under the circumstances.

   Voting Rights

      Currently, holders of existing common stock have one vote per share on all matters submitted to a vote of stockholders. Each share will continue to have one vote following a stock split, stock dividend or similar reclassification. Once the Tracking Stock Proposal is implemented, holders of CD Stock and CompleteHome.com Stock would vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required, each outstanding share of CD Stock is entitled to one vote and each outstanding share of CompleteHome.com Stock is entitled to one vote.

      When holders of CD Stock and CompleteHome.com Stock vote together as a single class, the holders of the series of common stock having a majority of the votes will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of CD Stock and holders of CompleteHome.com Stock.

      The Delaware General Corporation Law requires a separate vote of holders of shares of common stock of any series on any amendment if the amendment would increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

      After CompleteHome.com Stock is issued, we would set forth the number of outstanding shares of CD Stock and CompleteHome.com Stock in our annual and quarterly reports filed pursuant to the Exchange Act, and disclose in any proxy statement for a stockholder meeting the number of outstanding shares of CD Stock and CompleteHome.com Stock.

   Liquidation

      Currently, holders of common stock are entitled, upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, to receive their proportionate interest in the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our Preferred Stock).

      If the Tracking Stock Proposal is approved, upon voluntary or involuntary liquidation, dissolution or winding-up of Cendant, the net assets of Cendant, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of Cendant and payment of the liquidation preference payable to any holders of our Preferred Stock), will be distributed to the holders of CD Stock and CompleteHome.com Stock pro rata in accordance with the average Market Value of a share of CD Stock divided by the average Market Value of a share of CompleteHome.com Stock during the 20 consecutive Trading Day period ending on (and including) the fifth Trading Day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up by Cendant or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of Cendant.

      Neither the merger nor consolidation of Cendant with any other entity, nor a sale, transfer or lease of all or any part of the assets of Cendant would alone be deemed a liquidation, dissolution or winding-up for these purposes.

      No holder of CompleteHome.com Stock will have any special right to receive specific assets of CompleteHome.com Group and no holder of CD Stock will have any special right to receive specific assets of Cendant Group upon our dissolution, liquidation or winding up.

   Cendant Group's Retained Interest in CompleteHome.com Group

      The number of shares of CompleteHome.com Stock that Cendant may issue for the account of Cendant Group in respect of its Retained Interest in CompleteHome.com Group is referred to as "Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group."
 At the time that we first issue shares of, or options for shares of, CompleteHome.com Stock, the Board of Directors would designate the initial Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      In this document, we call the percentage interest in CompleteHome.com Group intended to be represented at any time by the outstanding shares of CompleteHome.com Stock the "Outstanding Interest Percentage," and we call the remaining percentage interest in CompleteHome.com Group intended to be represented at any time by Cendant Group's Retained Interest in CompleteHome.com Group the "Retained Interest Percentage." At any time, the Outstanding Interest Percentage equals the number of shares of CompleteHome.com Stock outstanding divided by the Total Number of Notional CompleteHome.com Shares Deemed Outstanding (expressed as a percentage) and the Retained Interest Percentage equals the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group divided by the Total Number of Notional CompleteHome.com Shares Deemed Outstanding (expressed as a percentage). The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%.

      At the time that we file the Restated Certificate of Incorporation, the Retained Interest Percentage will be 100% and the Outstanding Interest Percentage will be 0%.

      Number of Shares Issuable With Respect to Cendant Group's Retained Interest in CompleteHome.com Group. We currently intend to designate
  _________ as the initial Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. We currently plan to grant options for approximately _______ shares of CompleteHome.com Stock under the CompleteHome.com Option Plan to CompleteHome.com Group employees following stockholder approval of the Stock Option Plan Proposal. Assuming we do so, we intend to attribute the net proceeds of the exercise of such options to the equity of CompleteHome.com Group. The issuance of shares of CompleteHome.com Stock upon the exercise of those options will have no effect on the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. Thus, after giving effect to the grant of those options,

      o there would be no shares of CompleteHome.com Stock outstanding, but there would be ______ shares of CompleteHome.com Stock reserved for issuance upon the exercise of outstanding options,

      o the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would remain ________,

      o the Total Number of Notional CompleteHome.com Group Shares Deemed Outstanding would be ________, but would increase to _________ if all such options were granted and exercised,


      o the Outstanding Interest Percentage would be approximately ________ if all such options were granted and exercised, and

      o the Retained Interest Percentage would be approximately ________ if all such options were granted and exercised.

      Subject to prevailing market and other conditions, we currently expect to issue additional shares of CompleteHome.com Stock in one or more private or public financings within 12 months of stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of CompleteHome.com Stock we issue, and the timing of the financings, will depend upon factors such as stock market conditions and the performance of CompleteHome.com Group. The effect of those financings on the Retained Interest Percentage and the Outstanding Interest Percentage would depend upon the number of shares of CompleteHome.com Stock sold and whether we elect to attribute the net proceeds of such financings to the equity of CompleteHome.com Group or to Cendant Group in respect of its Retained Interest in CompleteHome.com Group.

      Attribution of Issuances of CompleteHome.com Stock. Whenever we decide to issue shares of CompleteHome.com Stock, or options therefor, we would determine, in our sole discretion, whether to attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its Retained Interest in CompleteHome.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to CompleteHome.com Group (in a manner analogous to a primary offering of common stock). If we issue any shares of CompleteHome.com Stock and attribute that issuance (and the proceeds thereof) to Cendant Group in respect of its Retained Interest in CompleteHome.com Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be reduced by the number of shares so issued, the number of outstanding shares of CompleteHome.com Stock would be increased by the same amount, the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If we instead attribute that issuance (and the proceeds thereof) to CompleteHome.com Stock, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would remain unchanged, the number of outstanding shares of CompleteHome.com Stock and the Total Number of Notional CompleteHome.com Stock Shares Deemed Outstanding would be increased by the number of shares so issued, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased.

      Issuances of CompleteHome.com Stock as Distributions on CD Stock. We reserve the right to issue shares of CompleteHome.com Stock as a distribution on CD Stock, although we do not currently intend to do so. If we did so, we would attribute that distribution to Cendant Group in respect of its Retained Interest in CompleteHome.com Group. As a result, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be reduced by the number of shares so distributed, the number of outstanding shares of CompleteHome.com Stock would be increased by the same amount, the Total Number of Notional CompleteHome.com Stock Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If instead we issued shares of CompleteHome.com Stock as a distribution on CompleteHome.com Stock, we would attribute that distribution to CompleteHome.com Group, in which case we would proportionately increase the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. As a result, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would each be increased by the same percentage as the number of outstanding shares of CompleteHome.com Stock is increased and the Retained Interest Percentage and Outstanding Interest Percentage would remain unchanged.

      Dividends on CompleteHome.com Stock. At the time of any dividend on the outstanding shares of CompleteHome.com Stock (including any dividend required as a result of a Disposition of All or Substantially All of the Assets of CompleteHome.com Group, but excluding any dividend payable in CompleteHome.com Stock), we will credit to Cendant Group, and charge against CompleteHome.com Group a corresponding amount in respect of Cendant Group's Retained Interest in CompleteHome.com Group. Specifically, the corresponding amount will equal (1) the aggregate amount of such dividend times (2) a fraction, the numerator of which is the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the denominator of which is the number of shares of CompleteHome.com Stock then outstanding.

      Repurchases of CompleteHome.com Stock. If we decide to repurchase shares of CompleteHome.com Stock, we would determine, in our sole discretion, whether to attribute that repurchase (and the cost thereof) to Cendant Group (in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent) or to CompleteHome.com Group (in a manner analogous to an issuer repurchase). If we repurchase shares of CompleteHome.com Stock and attribute that repurchase (and the cost thereof) to Cendant Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be increased by the number of shares so purchased, the number of outstanding shares of CompleteHome.com Stock would be decreased by the same amount, the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased. If we instead attribute that repurchase (and the cost thereof) to CompleteHome.com Stock, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would remain unchanged, the number of outstanding shares of CompleteHome.com Stock and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would be decreased by the number of shares so repurchased, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly reduced.

      Transfers of Cash or Other Property Between Cendant Group and CompleteHome.com Group. We may, in our sole discretion, determine to transfer cash or other property of CompleteHome.com Group to Cendant Group in return for a decrease in Cendant Group's Retained Interest in CompleteHome.com Group (in a manner analogous to a return of capital) or to transfer cash or other property of Cendant Group to CompleteHome.com Group in return for an increase in Cendant Group's Retained Interest in CompleteHome.com Group (in a manner analogous to a capital contribution). If we determine to transfer cash or other property of CompleteHome.com Group to Cendant Group in return for a decrease in Cendant Group's Retained Interest in CompleteHome.com Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would each be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of CompleteHome.com Stock on the day of transfer, the number of outstanding shares of CompleteHome.com Stock would remain unchanged, the Retained Interest Percentage would be decreased and the Outstanding Interest Percentage would be correspondingly increased. If we instead determine to transfer cash or other property of Cendant Group to CompleteHome.com Group in return for an increase in Cendant Group's Retained Interest in CompleteHome.com Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding would each be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of CompleteHome.com Stock on the day of transfer, the number of outstanding shares of CompleteHome.com Stock would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased.

      We may not attribute issuances of CompleteHome.com Stock to Cendant Group, transfer cash or other property of CompleteHome.com Group to Cendant Group in return for a decrease in its Retained Interest in CompleteHome.com Group or take any other action to the extent that doing so would cause the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group to decrease below zero.

      For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex I "Illustrations of Certain Terms."

   Effectiveness of Certain Terms

      The terms described under " Dividends," " Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group," " Optional Exchange of One Series of Common Stock for the Other Series," " Optional Exchange for Stock of a Subsidiary," " Voting Rights" and " Liquidation" above apply only when there are shares of both series of common stock outstanding.

   Determinations by the Board of Directors

      The Restated Certificate of Incorporation would provide that, subject to applicable law, any determinations made by the Board of Directors in good faith under the Restated Certificate of Incorporation or in any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Cendant.

      The Board of Directors plans to establish a special subcommittee comprised of some of Cendant's independent directors to address and resolve, at the request of Cendant's Board of Directors, any business issues concerning the relationship between Cendant Group and CompleteHome.com Group.

      The Board of Directors also currently intends to establish a Board of Directors for CompleteHome.com, Inc. consisting of members of CompleteHome.com Group management, members of Cendant Group management and individuals who are not directors, officers or employees of Cendant. The exact composition of CompleteHome.com Group's Board of Directors will be determined prior to a public offering of CompleteHome.com Stock, if any.

   Preemptive Rights

      Holders of CD Stock and CompleteHome.com Stock will not have any preemptive rights to subscribe for any additional shares of capital stock or securities that we may issue in the future.

   Limitations on Potential Unsolicited Acquisitions; Anti-Takeover
 Considerations
      If Cendant Group and CompleteHome.com Group were separate independent companies, any person interested in acquiring either Group without negotiating with management could seek control of that entity by obtaining control of its outstanding voting stock by means of a tender offer or proxy contest. Although we intend CD Stock and CompleteHome.com Stock to reflect the separate performance of Cendant Group and CompleteHome.com Group, a person interested in acquiring only one Group without negotiation with Cendant's management could obtain control of that Group only by obtaining control of the outstanding voting stock of Cendant.

      The existence of two series of common stock could present complexities and could in certain circumstances pose obstacles, financial and otherwise, to an acquiring person. The existence of two series of common stock could, under certain circumstances, prevent stockholders from profiting from an increase in the market value of their shares as a result of a change in control of Cendant by delaying or preventing such a change in control.

      If the Tracking Stock Proposal is implemented, there would be an additional 500,000,000 shares of common stock available for future issuance without further stockholder approval. One of the effects of the existence of authorized and unissued common stock and Preferred Stock could be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of Cendant by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Cendant.

      For additional anti-takeover considerations, see "-- Certain Other Provisions of the Restated Certificate of Incorporation, By-laws and Delaware Law."

 CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

      In order to prepare separate financial statements for Cendant Group and CompleteHome.com Group, Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group. Thus, the financial statements of Cendant Group and CompleteHome.com Group, taken together, comprise all of the accounts included in the corresponding financial statements of Cendant.

      The financial statements of Cendant Group and CompleteHome.com Group reflect the application of certain cash management and allocation policies adopted by the Board of Directors. These policies are summarized below.

      The Board of Directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the Board of Directors to modify, rescind or add to any of these policies would, however, be subject to the Board of Directors general fiduciary duties.

      Even though Cendant has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Cendant Group and CompleteHome.com Group, holders of CompleteHome.com Stock will continue to be common stockholders of Cendant and, as such, will be subject to all risks associated with an investment in Cendant and all of its businesses, assets and liabilities. See "Risk Factors - Risk Factors Relating to the Tracking Stock Proposal-Holders of CD Stock and CompleteHome.com Stock will be common stockholders of Cendant and will not have any legal rights relating to specific assets of Cendant."

   Treasury Activities

      Cendant manages most treasury activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and the issuance and repurchase of common stock and preferred stock. Each Group generally remits its cash receipts (other than receipts of foreign operations or operations that are not wholly owned) to Cendant, and Cendant generally funds each Group's cash disbursements (other than disbursements of foreign operations or operations that are not wholly owned) on a daily basis.

      In the historical financial statements of Cendant Group and CompleteHome.com Group, (1) all external debt and equity transactions (and the proceeds thereof) were attributed to Cendant Group, (2) whenever CompleteHome.com Group held cash, that cash was transferred to Cendant Group and accounted for as a return of capital (i.e., as a reduction in CompleteHome.com Group's division equity and Cendant Group's Retained Interest in CompleteHome.com Group) and (3) whenever CompleteHome.com Group had a cash need, that cash need was funded by Cendant Group and accounted for as a capital contribution (i.e., as an increase in CompleteHome.com Group's division equity and Cendant Group's Retained Interest in CompleteHome.com Group). Cendant intends to continue these practices until CompleteHome.com Stock is first issued. Accordingly, no interest expense has been or will be reflected in the financial statements of CompleteHome.com Group, and no interest income from CompleteHome.com Group has been or will be reflected in the financial statements of Cendant Group, for any period prior to the date on which CompleteHome.com Stock is first issued.

      After the date on which CompleteHome.com Stock is first issued:

           (1) Cendant will attribute each future incurrence or issuance of external debt or preferred stock (and the proceeds thereof) to Cendant Group, unless the Board of Directors determines otherwise. The Board of Directors may, but is not required to attribute an incurrence or issuance of debt or preferred stock (and the proceeds thereof) to CompleteHome.com Group to the extent that Cendant incurs or issues the debt or preferred stock for the benefit of CompleteHome.com Group.

           (2) Cendant will attribute each future issuance of CD Stock (and the proceeds thereof) to Cendant Group. Cendant may attribute any future issuance of CompleteHome.com Stock (and the proceeds thereof) to Cendant Group in respect of its Retained Interest in CompleteHome.com Group (in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent) or to CompleteHome.com Group (in a manner analogous to a primary offering of common stock). Dividends on and repurchases of CD Stock will be charged against Cendant Group, and dividends on and repurchases of CompleteHome.com Stock will be charged against CompleteHome.com Group. In addition, at the time of any dividend on CompleteHome.com Stock, Cendant will credit to Cendant Group, and charge against CompleteHome.com Group a corresponding amount per share in respect of Cendant Group's Retained Interest in CompleteHome.com Group. See
      " Description of CD Stock and CompleteHome.com Stock."

           (3) Whenever CompleteHome.com Group holds cash, CompleteHome.com Group will normally transfer that cash to Cendant Group. Conversely, whenever CompleteHome.com Group has a cash need, Cendant Group will normally fund that cash need. However, the Board of Directors will determine, in its sole discretion, whether to provide any particular funds to either Group and will not be obligated to do so.

           (4) Cendant will account for all cash transfers from one Group to or for the account of the other Group (other than transfers in return for assets or services rendered or transfers in respect of Cendant Group's Retained Interest that correspond to dividends paid on CompleteHome.com Stock), as inter-Group revolving credit advances unless:


      o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a long-term loan,

      o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a capital contribution increasing Cendant Group's Retained Interest in CompleteHome.com Group, or

      o the Board of Directors determines that a given transfer (or type of transfer) should be accounted for as a return of capital reducing Cendant Group's Retained Interest in CompleteHome.com Group.

      There are no specific criteria to determine when Cendant will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-Group revolving credit advance.

      The Board of Directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the Board of Directors would expect to consider include:

      o         the current and projected capital structure of each Group,

      o the relative levels of internally generated funds of each Group,

      o         the financing needs and objectives of the recipient Group,

      o         the investment objectives of the transferring Group,

      o the availability, cost and time associated with alternative financing sources and

      o         prevailing interest rates and general economic conditions.

           (5) Any cash transfer accounted for as an inter-Group revolving credit advance will bear interest at the rate at which the Board of Directors, in its sole discretion, determines Cendant could borrow such funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the Board of Directors, in its sole discretion, determines Cendant could borrow such funds.

           (6) Any cash transfer from Cendant Group to CompleteHome.com Group, or for CompleteHome.com Group's account, accounted for as a capital contribution, will correspondingly increase CompleteHome.com Group's division equity and Cendant Group's Retained Interest in CompleteHome.com Group. As a result, the number of shares of CompleteHome.com Stock that Cendant may issue for the account of Cendant Group in respect of its Retained Interest in CompleteHome.com Group (which we call the "Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group") will increase by the amount of such capital contribution divided by the Market Value of CompleteHome.com Group on the date of transfer.

           (7) Any cash transfer from CompleteHome.com Group to Cendant Group, or for Cendant Group's account, accounted for as a return of capital, will correspondingly reduce CompleteHome.com Group's division equity and Cendant Group's Retained Interest in CompleteHome.com Group. As a result, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group will decrease by the amount of such return of capital divided by the Market Value of CompleteHome.com Stock on the date of transfer.

      We will prepare financial statements in accordance with generally accepted accounting principles, consistently applied, for the Cendant Group and the CompleteHome.com Group, and these financial statements, taken together, will comprise all of the accounts included in our corresponding consolidated financial statements. The financial statements of each of Cendant Group and CompleteHome.com Group will reflect the financial condition, results of operations and cash flows of the businesses included therein.

      Group financial statements will also include allocated portions of our debt, interest, corporate overhead and costs of administrative shared services and taxes. We will make these allocations for the purpose of preparing each Group's financial statements; however, holders of CD Stock and CompleteHome.com Stock will continue to be subject to all of the risks associated with an investment in the Company and all of its businesses, assets and liabilities. See "Risk Factors - If Cendant encounters financial difficulty, the value of either Group's stock may suffer for reasons unrelated to the prospects of that Group."

   Corporate General and Administrative Expenses

      Cendant allocates the cost of certain corporate general and administrative services and shared services to the Groups generally based on utilization. These shared services include legal, accounting (tax and financial), information services, telecommunications, purchasing, marketing, intellectual property, public relations, corporate office and travel expenses. Where determinations based on utilization alone are impracticable, Cendant uses other methods and criteria that management believes to be equitable and to provide a reasonable estimate of the cost attributable to each Group.

   Taxes

      Federal income taxes, which are determined on a consolidated basis, are allocated to each Group, and reflected in their respective financial statements in accordance with Cendant's tax allocation policy. In general, this policy provides that the consolidated tax provision and related tax payments or refunds are allocated between the Groups based principally upon the financial income, taxable income, credits and other amounts directly related to the respective Groups. Tax benefits that can not be used by the Group generating such attributes, but can be utilized on a consolidated basis are allocated to the Group that generated such benefits. As a result, the allocated Group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the Groups had filed separate tax returns. State income taxes generally are computed on a separate company basis.

 INTERCOMPANY AGREEMENTS

      CompleteHome.com Group is a party to certain long-term agreements with various companies in the Cendant Group.

      Relationships with Real Estate Franchisors. On October 1, 1999 CompleteHome.com Group and each of Century 21 Real Estate Corporation ("Century 21"), Coldwell Banker Real Estate Corporation ("Coldwell Banker") and ERA Franchise Systems, Inc. ("ERA") (collectively, the "Franchisors") entered into three separate 40-year Internet Cooperation Agreements (each, a "Cooperation Agreement"). The Franchisors are the franchisors of three of the five largest national real estate brokerage franchise systems in the United States, measured by the number of franchised real estate brokerage offices.

      Under each such Cooperation Agreement, the respective Franchisor has agreed, subject to current restrictions, to provide its residential real estate listings to CompleteHome.com Group on an exclusive basis. In addition, each Franchisor has agreed to promote CompleteHome.com Group to its brokers and agents, to provide CompleteHome.com Group with access to information, data and content on its website (at such time as such Franchisor determines it is appropriate to provide such content to CompleteHome.com Group), to place CompleteHome.com Group identifying marks in a prominent location on its website and, where appropriate, reference CompleteHome.com Group in its TV, radio and other "off-line" advertising.

      In return, CompleteHome.com Group has agreed to display the Franchisor's listings on the CompleteHome.com Group website, to provide the Franchisor with access to content, information and data developed by CompleteHome.com Group, to provide each of Century 21 and Coldwell Banker with 50,000, and ERA with 25,000, banner advertisement impressions per month on the CompleteHome.com Group site (the number is subject to mutual adjustment throughout the term of each Cooperation Agreement), and to both provide certain services to each Franchisor's brokers and agents and allow such brokers and agents to participate in various ancillary services offered by CompleteHome.com Group.

      Pursuant to each Cooperation Agreement, CompleteHome.com Group has been assigned, and has agreed to undertake management of, the Franchisor's agreements with Internet website hosting companies regarding the maintenance and support of its website. In addition, CompleteHome.com Group has agreed to serve as a non-exclusive business development representative for the Franchisor, with respect to third party advertising on the Franchisor's website. In connection with this appointment, CompleteHome.com Group has the right to place all but 6% of the advertising on the Franchisor's website (the excluded percentage being subject to mutual adjustments throughout the term of the Cooperation Agreement). CompleteHome.com Group is also serving as a non-exclusive advertising placement consultant for each Franchisor, with respect to the placement of each Franchisor's advertising on third party websites; each Franchisor has agreed that prior to appointing any party as agency of record ("AOR") for this service, it will, prior to entering into any such arrangement, meet with CompleteHome.com Group regarding CompleteHome.com Group's potential appointment as an AOR.

      Pursuant to each Cooperation Agreement, CompleteHome.com Group has agreed, where permitted by law, to (1) pay each Franchisor 10% of the revenue generated from ancillary services sold by CompleteHome.com Group on the CompleteHome.com Group website, where the leads are attributable to the brokers or agents of such Franchisor (the percentage is subject to mutual adjustment throughout the term of each Cooperation Agreement) and (2) pay each Franchisor 10% of the advertising revenues received by CompleteHome.com Group in connection with advertising placed on each Franchisor's website (the percentage is subject to mutual adjustment throughout the term of each Cooperation Agreement). Each Franchisor has agreed to pay to CompleteHome.com Group 6% of the value of the Internet website management/hosting services rendered by third parties to such Franchisor; however, this amount is only payable out of any savings realized by such Franchisor as a result of CompleteHome.com Group's assumption and management of the third party hosting agreements for such Franchisor's website.

      Relationships with Cendant Mortgage. CompleteHome.com Group is currently negotiating various agreements with Cendant Mortgage Corporation ("Cendant Mortgage"), a wholly owned subsidiary of Cendant as part of the Cendant Group, under which CompleteHome.com Group's licensed affiliate, CompleteHome Mortgage, will serve as an online mortgage broker for residential mortgage products offered by and through Cendant Mortgage. Cendant Mortgage will license a customized version of its web-based loan origination platform to the mortgage broker affiliate. CompleteHome.com Group will designate an area on the internet portal to market its affiliate's mortgage program. The parties are continuing to discuss other cross-marketing and advertising opportunities.

      Intercompany Services Arrangements. CompleteHome.com Group and Cendant will enter into an Intercompany Agreement pursuant to which Cendant will provide certain corporate services to CompleteHome.com Group similar to most of the services provided by Cendant to its other subsidiaries. The services to be provided will include support for finance functions such as treasury, accounts payable, payroll and external reporting, Human Resources-related services such as benefits administration and recruiting and employee relations assistance, legal support, and assistance with significant transactions such as acquisitions. CompleteHome.com Group will pay Cendant for such services with fees to be based on (i) actual costs incurred by Cendant in providing such services and (ii) cost allocation methodologies employed by Cendant typically for its other subsidiaries.
 The term of the Intercompany Agreement will be indefinite, subject to termination upon a divestiture of CompleteHome.com Group by Cendant.

      Relationship with Getko Group, Inc. CompleteHome.com Group has entered into an Internet Cooperation Agreement with Getko Group, Inc. ("Getko") dated September 30, 1999, pursuant to which CompleteHome.com Group has agreed to market Getko's discount offering programs on a designated area of CompleteHome.com Group's Internet portal. Internet traffic visiting the designated area will have the opportunity to review the discount offerings and download coupons for discounts to be redeemed with local merchants. Getko's appointment of CompleteHome.com Group to market the discount programs over the Internet is made on an exclusive basis. CompleteHome.com Group will share with Getko revenues received from the local merchants. The term of the Internet Cooperation Agreement began on September 30, 1999 and ends on December 31, 2039.

 CERTAIN OTHER PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

   Preferred Stock

      The Restated Certificate of Incorporation, like the Current Certificate of Incorporation, provides that the Board of Directors may issue shares of Preferred Stock in one or more series from time to time and the Board of Directors, without further approval of stockholders, has the authority to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the dividend rights and terms, conversion rights, voting rights, liquidation preference, sinking funds and any other rights, preferences, privileges and restrictions.

      The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our common stock and make it more difficult for a third party to gain control of Cendant. There are no outstanding shares of preferred stock and no designated series of preferred stock.

   Staggered Board of Directors

      The Board of Directors is divided into three classes, each of whose members serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class are elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. The classification of the Board of Directors has the effect of making it more difficult for stockholders to change the composition of the Board of Directors, because only a minority of the directors are up for election at each annual meeting, and the Board of Directors may not be replaced by vote of the stockholders at any one time.

   Number of Directors; Removal; Filling Vacancies

      The number of members of the Board of Directors will be fixed from time to time pursuant to our by-laws but shall not be less than three. By-laws provide that the directors may be removed without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors. Newly created directorship and vacancies (whether arising through death, resignation, disqualification, removal or other) may only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors.

      A director elected to fill a vacancy shall serve for the remainder of his term of office of the class to which he/she is elected.

   No Stockholder Action by Written Consent; Special Meetings

      Any action required or permitted to be taken by the stockholders of Cendant must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. Special meetings of stockholders of Cendant may be called only by the Chairman of the Board of Directors, the President or the Board of Directors pursuant to a resolution stating the purpose or purposes of the special meeting. No business other than that stated in the notice shall be transacted at any special meeting. These provisions have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, President or the Board of Directors for consideration of such proposal.

   Advance Notice for Stockholder Nominations and Proposals of New Business

        Our by-laws establish an advance notice procedure. This procedure requires stockholders to deliver to Cendant notice of any proposal to be presented or of a candidate to be nominated for election as a director of Cendant not less than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) is less than 70 days prior to the date of the meeting, such advance notice shall be given not later than 10 days after such date is first so announced or disclosed. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

   Amendments

      The affirmative vote of holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the Board of Directors is required to amend provisions of our by-laws relating to the advance notice provisions, stockholder action without a meeting, the calling of special meetings, the number (or manner of determining the number) of Cendant's directors, the election and term of Cendant's directors, the filling of vacancies and the removal of directors.

   Fair Price Provisions

      Under the Delaware General Corporation Law and the Restated Certificate of Incorporation, an agreement of merger, sale, lease or exchange of all or substantially all of Cendant's assets must be approved by the Board of Directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Restated Certificate of Incorporation includes what generally is referred to as a "fair price provision", which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their Cendant securities and certain other procedural requirements are met. The Restated Certificate of Incorporation provides that this provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors.

   Certain Provisions of Delaware Law

      Cendant is subject to the business combination provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various business combination transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder unless: (1) the business combination transaction, or the transaction in which the interested stockholder became an interested stockholder, is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (3) on or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Cendant and, accordingly, may discourage attempts to acquire Cendant.

   Limitations on Liability and Indemnification of Officers and Directors

      Section 102 of the Delaware General Corporation Law authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations or their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the Delaware General Corporation Law does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our Restated Certificate of Incorporation and by-laws include provisions which limit or eliminate the personal liability of Cendant's directors to the fullest extent permitted by Section 102 of the Delaware General Corporation Law. Consequently, a director will not be personally liable to Cendant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the directors' duty of loyalty to Cendant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and any transaction from which the director derived an improper personal benefit.

      Our by-laws provide that Cendant will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Cendant or serves or served at the request of Cendant any other enterprise as a director, officer or employee. Our by-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by Cendant promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by Cendant. The inclusion of these indemnification provisions in our by-laws is intended to enable Cendant to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

      The directors and officers of Cendant are insured under policies of insurance maintained by Cendant, subject to the limits of such policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors.

      In addition, the limited liability provisions in our Restated Certificate of Incorporation and the indemnification provisions in our by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted Cendant and our stockholders. Furthermore, a stockholder's investment in Cendant may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers of Cendant pursuant to the indemnification provisions in our by-laws. The limited liability provisions in our Restated Certificate of Incorporation will not limit the liability of directors under federal securities laws.

      Section 203 of the Delaware General Corporation Law, and the provisions of our Restated Certificate of Incorporation and by-laws described above, may make it more difficult for a third party to acquire or discourage bids for Cendant. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Board of Directors.

 NO APPRAISAL RIGHTS

      Under the Delaware General Corporation Law, you will not have appraisal rights in connection with the Tracking Stock Proposal.

 FINANCIAL ADVISORS

      We have engaged Goldman, Sachs & Co. (the "Advisor") as our financial advisor in connection with the Tracking Stock Proposal. The Advisor assisted us in our analysis and consideration of various financial alternatives related to CompleteHome.com and the formulation of the Tracking Stock Proposal. The Advisor is further assisting us in implementing the Tracking Stock Proposal. We are paying our advisor customary fees for their services. We have also agreed to reimburse the Advisor for certain reasonable out-of-pocket expenses (including fees and expenses of their legal counsel) and have agreed to indemnify the Advisor against certain liabilities, including liabilities under the federal securities laws.

      The Advisor will not participate in the solicitation of proxies.

 STOCK TRANSFER AGENT AND REGISTRAR

   ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent for our existing common stock. We expect ChaseMellon Shareholder Services, L.L.C. to serve as registrar and transfer agent for CD Stock and CompleteHome.com Stock.

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is a summary of the material United States federal income tax consequences of the implementation of the Tracking Stock Proposal. This discussion, including the Skadden opinion discussed below, is based on certain assumptions and representations of Cendant as well as on the Internal Revenue Code of 1986 (the "Code"), Treasury Department regulations, published positions of the Internal Revenue Service and court decisions now in effect, all of which are subject to change, possibly on a retroactive basis. For example, Congress could enact legislation affecting the treatment of stock with characteristics similar to the CD Stock or CompleteHome.com Stock or the Treasury Department could issue regulations or other guidance that change current law. Any future legislation or regulations (or other guidance) could apply retroactively to the implementation of the Tracking Stock Proposal and render the Skadden opinion obsolete.

      This discussion addresses you only if you hold your existing common stock and would hold your CD Stock and CompleteHome.com Stock, if any, as capital assets. We have included this discussion for general information only; it does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances or any future transactions that may be undertaken with respect to CD Stock or CompleteHome.com Stock. For example, this discussion does not apply to you if you are a tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution, or broker-dealer or are otherwise subject to special treatment under the federal income tax laws. This discussion also does not apply to you if you hold your existing common stock as part of a straddle, hedging or conversion transaction. You should consult your tax advisor with regard to the application of the federal income tax laws, as well as to the applicability and effect of any state, local, or foreign tax laws to which you may be subject.

   Tax Implications of the Tracking Stock Proposal to Stockholders


      Skadden has provided us with an opinion that the implementation of the Tracking Stock Proposal will qualify as a "reorganization" for federal income tax purposes in which you are deemed to exchange your existing common stock for CD Stock. This means that:

      o Neither you nor Cendant will recognize any income, gain or loss on the deemed exchange of your existing common stock for shares of CD Stock;

      o Your tax basis in the existing common stock that you held immediately before the implementation of the Tracking Stock Proposal will be transferred (or "carried over") to the CD Stock you are deemed to receive; and

      o Your holding period for the CD Stock will include the holding period of your existing common stock.

   Tax Implications of a Conversion into Different Series of Tracking Stock

      Skadden has advised us that, under current law, if we exercise our option to convert one series of common stock into the other series of common stock, that conversion also will be a reorganization and will be treated for federal income tax purposes, as discussed above. Therefore, you will not recognize income, gain or loss, you will have a carry-over tax basis in your newly received common stock and a holding period that includes the holding period of the common stock you surrendered in the exchange.

   No Internal Revenue Service Ruling

      We have not sought a ruling from the Internal Revenue Service as to the tax consequences of the Tracking Stock Proposal. Moreover, the Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that directly discuss or analyze the tax impact of stock such as the CD Stock or CompleteHome.com Stock. The opinion of Skadden is not binding on the Internal Revenue Service or the courts and merely represents its best judgment based upon existing authorities and certain assumptions and representations made to Skadden by our management. Therefore, the tax treatment of the Tracking Stock Proposal is subject to some uncertainty under current law.

      It is possible that the Internal Revenue Service might assert successfully that the deemed receipt of CD Stock as well as a subsequent conversion or exchange of CD Stock or CompleteHome.com Stock could be taxable to us and/or to you. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE ADOPTION OR IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL.

   Back-up Withholding

      Certain non-corporate holders of existing common stock and CD Stock or CompleteHome.com Stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of such stock. Back-up withholding will apply only if the stockholder (1) fails to furnish its taxpayer identification number ("TIN") which, for an individual, would be his or her social security number, (2) furnishes an incorrect TIN, (3) is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends or (4) under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and has been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments of interest or dividends. Stockholders should consult their tax advisors regarding their qualifications for exemption from backup withholding and the procedures for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against such stockholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
                             _________________

      Approval of Proposal 1 will require the affirmative vote of the holders of a majority of the outstanding shares of existing common stock.


   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE TRACKING STOCK PROPOSAL.


                  PROPOSAL 2   STOCK OPTION PLAN PROPOSAL

               COMPLETEHOME.COM, INC. 1999 STOCK OPTION PLAN

  General

      On October 29, 1999, the Board of Directors of CompleteHome.com, Inc. adopted the CompleteHome.com, Inc. 1999 Stock Option Plan (the "Option Plan"). The Option Plan was approved and ratified on October 29, 1999 by Cendant Membership Services, Inc., the sole shareholder of CompleteHome.com, Inc.. Between _____ , 1999 and _____ , 1999, a number of options to purchase shares of common stock of CompleteHome.com, Inc. were granted to employees of CompleteHome.com Group under the Option Plan (the "Existing Grants").

      Subject to the approval of the stockholders of Cendant (i) the Option Plan and the Existing Grants will be ratified and assumed by Cendant, (ii) all Existing Grants will be equitably adjusted to become options to purchase shares of CompleteHome.com Stock and (iii) the remaining shares available to be issued in connection with the grant of options under the Option Plan will be equitably adjusted to become shares of CompleteHome.com Stock. If such stockholder approval is not obtained, the Existing Options will remain options to purchase shares of CompleteHome.com, Inc. common stock, the Option Plan will remain an obligation of CompleteHome.com, Inc., and no additional grants will be made under the Option Plan.

      Section 162(m) of the Code provides that a publicly traded company may not deduct for federal income tax purposes compensation paid to the chief executive officer or any of the four most highly compensated other officers ("Covered Employees") to the extent such compensation exceeds $1,000,000 in any one tax year, unless the payments, among other things, are made based upon the attainment of objective performance goals established by a committee of the Board of Directors, comprised solely of two or more outside directors, and based upon business criteria and other material terms approved by stockholders of such publicly traded company. The Option Plan is designed so that options may be granted to Covered Employees in a manner considered performance-based and hence fully deductible. If such stockholder approval is not obtained, it is possible that options granted under the Option Plan to Covered Employees may not be fully deductible for federal tax purposes.

      The Board of Directors of Cendant believes that attracting and retaining key employees is essential to CompleteHome.com Group's growth potential and success, and that the long term success of CompleteHome.com Group requires a competitive incentive compensation program designed to motivate and reward such employees for outstanding service, including awards that link compensation to applicable measures of CompleteHome.com Group's performance, profitability and creation of stockholder value. Such awards will enable CompleteHome.com Group and Cendant to attract and retain key employees and enable such persons to acquire and/or increase their proprietary interest in CompleteHome.com Group and thereby align their interests with the interests of Cendant and its stockholders. However, Cendant does not currently intend to issue any options under the Option Plan to the Chairman of the Board, President, Chief Executive Officer or any Vice Chairman of Cendant.

      The following is a brief description of the material features of the Option Plan, as modified as a result of its adoption by Cendant. Such description is qualified in its entirety by reference to the full text of the Option Plan, which is attached as Annex III to this Proxy Statement.

      The Option Plan provides for grants of options to eligible employees of CompleteHome.com Group and Cendant Group, at the sole discretion of the Committee (as defined below). It is expected that a majority of the employees of CompleteHome.com Group will be granted options under the Option Plan. Subject to adjustment as provided in the Option Plan, the total number of shares of CompleteHome.com Stock reserved and available for delivery to optionees is six million (6,000,000). No optionee may be granted options under the Option Plan covering more than 50% of the total number of shares of CompleteHome.com Stock authorized for issuance under the Option Plan over any consecutive two (2) year period. Shares subject to an option may be authorized and unissued shares or may be treasury shares. If any option terminates without being exercised, the shares of CompleteHome.com Stock subject to such option will again be available for option grants under the Option Plan.

      The Option Plan will be administered by the Compensation Committee of the Board of Directors of Cendant or by such other committee as the Board of Directors of Cendant may designate or by the Board of Directors of Cendant (the "Committee"). The Committee is authorized, among other things, to select the employees of CompleteHome.com Group and Cendant to whom options will be granted, the number of shares and per share exercise price applicable thereto, as well as to determine the terms and conditions of such options. Subject to the terms and conditions of the Option Plan, the Committee is authorized to interpret the Option Plan and adopt administrative rules, guidelines, policies and practices applicable to the Option Plan, as well as to make all determinations under the Option Plan.

      Options to purchase shares of CompleteHome.com Stock are the only awards authorized to be granted under the Option Plan. No option granted under the Option Plan may qualify as an Incentive Stock Option as defined in Section 422 of the Code. The exercise price per share applicable to any option is determined by the Committee, but may not be less than the Fair Market Value (as defined in the Option Plan) of a share of CompleteHome.com Stock as of the date of grant.

      Stock Options may be settled in the form of cash, or by such other manner determined by the Committee. The Committee may permit optionees to defer the receipt of shares issuable in connection with the exercise of any option. Except as set forth in the Option Plan, options may not be transferred or otherwise assigned, pledged or encumbered in any way.

      All options granted under the Option Plan will be subject to a vesting schedule established by the Committee.

      The Option Plan provides for the termination of options in the event that any optionee's employment is terminated for Cause (as defined in the Option Plan). The Option Plan also has provisions for treatment of outstanding options in the event an optionee terminates employment with CompleteHome.com for any other reason.

      The Option Plan will terminate by its terms on October 29, 2009, but may be earlier terminated or amended at any time by the Board of Directors of Cendant at its sole discretion, except that no such termination or amendment may impair the rights of any optionee with respect to any then outstanding options.

  Federal Income Tax Implications of the Option Plan

      The following is a brief description of the federal income tax consequences generally arising with respect to options under the Option Plan.

      THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX, AND SECURITIES LAWS
 RESTRICTIONS, AND IS NOT INTENDED AS TAX ADVICE TO PARTICIPANTS IN THE OPTION PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

      The grant of an option pursuant to the Option Plan will not be a taxable event for the optionee, Cendant or CompleteHome.com Group. Upon the exercise of an option, the optionee generally will recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the date of exercise. Cendant or CompleteHome.com Group, as the case may be, generally will be required to withhold the appropriate amount in respect of such income and will be entitled to a tax deduction equal to the amount recognized as ordinary income by the optionee in connection with the exercise of an option. The sale or other disposition of the CompleteHome.com Stock received pursuant to the exercise of such option, generally will result in capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition, and the seller's tax basis in the CompleteHome.com Stock.

      NEW PLAN BENEFITS

      Grants of options under the Option Plan are subject to the discretion of the Committee and therefore indeterminable. However, as of the date hereof, no options have been granted to any officer, employee or director of Cendant Group and 2,502,000 options have been granted to employees of CompleteHome.com Group under the Option Plan.

                             _________________

      Proposal 2 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote thereat.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK OPTION PLAN PROPOSAL.

                EXECUTIVE COMPENSATION AND OTHER INFORMATION


                         SUMMARY COMPENSATION TABLE


                                                                       LONG TERM
                                     ANNUAL COMPENSATION(1)           COMPENSATION
                             ------------------------------------------------------------------------
                                                                        AWARDS
                                                                   -----------------
                                                                      SECURITIES
                                                                       UNDERLYING       ALL OTHER
NAME AND                                                                OPTIONS/       COMPENSATION
PRINCIPAL POSITION              YEAR      SALARY($)     BONUS($)     SARS (#)(2)(3)       ($)(4)
-----------------------------------------------------------------------------------------------------

Henry R. Silverman              1998      1,610,367     1,207,775     18,908,920         77,626
Chairman of the Board,          1997      1,577,472     2,366,208     19,307,180          6,760
President and Chief             1996      1,501,903     2,250,000      4,806,200         39,804
Executive Officer

Stephen P. Holmes               1998       647,115       388,269       2,436,948         55,667
Vice Chairman and               1997       499,980       299,988       1,025,620         22,903
Chairman and CEO,               1996       417,305       215,621        240,310           4,103
Travel Division

Michael P. Monaco               1998       647,115       388,269       3,247,994         55,537
Vice Chairman and               1997       499,980       299,988       2,347,325         16,514
Chairman and CEO,               1996       105,766          0          1,441,860            0
Direct Marketing
Division

Robert D. Kunisch (5)           1998       616,870       259,086       1,573,430          20,005
Former Vice Chairman,           1997       901,480      2,799,251      1,081,240         134,615
Relationship Management         1996          -             -              -                -
and Corporate Development

James E. Buckman                1998       531,759       237,297       2,474,448         22,942
Vice Chairman and               1997       499,980       299,988       1,075,620          6,258
General Counsel                 1996       417,305       215,621        240,310           3,940
--------------------

(1) Prior to December 17, 1997, all cash compensation represents compensation paid by HFS Incorporated (the predecessor to Cendant).
(2)      On September 23, 1998, the Compensation Committee approved the
         Senior Management Program which effectively modified the terms of certain Cendant stock options held by the Named Executive
         Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and
         (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at the rate of 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other Named Executive Officers: (a) 25% were cancelled, (b)
         25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive
         Officers) interest with that of Cendant's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base salary.
 (3) As a result of the Senior Management Program, the following total number of options granted in 1996, 1997 and 1998 were cancelled:
         Mr. Silverman: 25,813,380; Mr. Holmes: 2,115,930; Mr. Monaco:
         3,197,325; Mr. Kunisch: 1,331,240; Mr. Buckman: 2,165,930.
 (4)     Payments included in these amounts for the fiscal year ended
         December 31, 1998 consist of (i) Cendant matching contributions to the Employee Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or under a non-qualified deferred compensation plan established by HFS in 1996 ("Defined Contribution Match"); (ii) insurance premiums paid by Cendant for supplemental life insurance coverage;
         and (iii) unused vacation pay. The payments with respect to the Defined Contribution Match, life insurance premiums and unused vacation pay were as follows:




                                               DEFINED                 LIFE              UNUSED
                                             CONTRIBUTION            INSURANCE          VACATION
                              YEAR             MATCH($)             PREMIUM($)           PAY($)
-----------------------------------------------------------------------------------------------------

Mr. Silverman                 1998                       75,226       2,400                         0
Mr. Holmes                    1998                       53,267       2,400                         0
Mr. Monaco                    1998                       53,137       2,400                         0
Mr. Kunisch                   1998                            0       2,400                    17,605
Mr. Buckman                   1998                       20,542       2,400                         0

(5) Mr. Kunisch resigned as an officer and employee of Cendant and each of its subsidiaries as of June 30, 1999, and remains a member of the Cendant Board of Directors.



OPTION GRANTS IN 1998

                  The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                    INDIVIDUAL GRANTS(3)
                       -----------------------------------------------

YEAR                       NUMBER OF        % OF TOTAL
                          SECURITIES       OPTIONS/SARS     EXERCISE
                          UNDERLYING        GRANTED TO      OR BASE                    GRANT DATE
                         OPTIONS/SARS      EMPLOYEES IN      PRICE      EXPIRATION       PRESENT
                       GRANTED (#)(1)(2)   FISCAL YEAR       ($/SH)        DATE        VALUE $(4)
----------------------------------------------------------------------------------------------------
Henry R. Silverman       4,806,200(5)         4.59%          9.8125     01/22/2006        27,491,464
                         3,798,260(5)         3.63%          9.8125     04/30/2007        21,726,047
                         1,007,940(5)         0.96%          20.000     04/30/2007         4,041,839
                         7,596,520(5)         7.26%          20.000     12/17/2007        30,462,045
Stephen P. Holmes         240,310(6)          0.23%          9.8125     05/31/2006         1,374,573
                          480,620(6)          0.46%          9.8125     04/30/2007         2,749,146
                          337,036(7)          0.32%          9.8125     12/17/2007         1,927,845
                          207,964(7)          0.20%          20.000     12/17/2007           833,935
                          321,018(5)          0.31%          20.000     10/14/2008         1,287,282
Michael P. Monaco        1,441,860(6)         1.38%          9.8125     01/16/2007         8,248,011
                          156,803(6)          0.15%          9.8125     04/30/2007           896,913
                          203,662(6)          0.19%          20.000     04/30/2007           816,684
                          545,000(7)          0.52%          20.000     12/17/2007         2,185,450
                           50,669(5)          0.05%          20.000     10/14/2008           203,182
Robert D. Kunisch         665,620(6)          0.64%          9.8125     04/30/2007         3,807,346
                          325,000(6)          0.31%         13.3125     11/11/2008         2,522,000
                          295,620(6)          0.28%          20.000     04/30/2007         1,185,436
                           37,190(7)          0.04%          20.000     12/17/2007           149,131
James E. Buckman          240,310(6)          0.23%          9.8125     05/31/2006         1,374,573
                          480,620(6)          0.46%          9.8125     04/30/2007         2,749,146
                          362,036(7)          0.35%          9.8125     12/17/2007         2,070,845
                          232,964(7)          0.22%          20.000     12/17/2007           934,185
                          308,518(5)          0.29%          20.000     10/14/2008         1,237,157
--------------------
(1)      Options granted to the Named Executive Officers expire as
         specified in the table. The Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the respective plan under which they were granted.
(2)      The vesting of these options accelerates under certain
         circumstances (including a change of control of Cendant occurring after the Effective Time) under the terms of the Named Executive
         Officers' respective employment agreements. See "Employment
         Contracts and Termination, Severance and Change of Control
         Arrangements."
(3)      On September 23, 1998, the Compensation Committee approved the
         Senior Management Program which effectively modified the terms of certain Cendant stock options held by the Named Executive
         Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and
         (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the
         Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other
         Named Executive Officers: (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive
         Officers) interest with that of Cendant's stockholders, the ability to obtain modified options was subject to such officers'
         agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation.
(4)      The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on October 14, 1998 each assume a risk-free rate of return of 4.9%, which represents the ten-year yield of United States Treasury Notes on the option grant date.
         The calculations for all option grant dates assume a 55.0%
         volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a 6.3 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Key Executive
         Officer, its ultimate value will depend on the market value of the
         Common Stock at a future date.
(5)      These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in October
         1999.
(6)      These options are fully vested and exercisable.
(7)      These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in January
         1999.


AGGREGATED OPTION EXERCISES IN 1998 AND FISCAL YEAR-END OPTION VALUES

                  The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.


                  AGGREGATED OPTION/SAR EXERCISES IN LAST
                  FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                        SHARE                          OPTIONS/SARS               IN-THE-MONEY
                       ACQUIRED       VALUE            AT FY-END (#)              OPTIONS/SARS
                     ON EXERCISE     REALIZED          EXERCISABLE/             AT FY-END ($)(1)
NAME                      (#)           ($)            UNEXERCISABLE       EXERCISABLE/ UNEXERCISABLE
-----------------------------------------------------------------------------------------------------

Henry R. Silverman       1,900,000    61,063,372 20,286,622 /17,208,920    317,774,424 /81,742,370
Stephen P. Holmes         0             0         2,542,481 /866,018        34,103,810 /3,201,842
Michael P. Monaco         0             0         1,802,325 /595,669        15,187,298 /      0
Robert D. Kunisch         0             0         1,286,240 /37,190          8,273,390 /      0
James E. Buckman           300,000    10,328,510  2,360,713 /903,518        30,276,386 /3,439,342
--------------------
(1)      Based upon the closing price of the Common Stock on the New York Stock Exchange on December
         31, 1998, and
         applicable exercise prices.
(2)      On September 23, 1998, the Compensation Committee approved the
         Senior Management Program which effectively modified the terms of certain Cendant stock options held by the Named Executive
         Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and
         (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the
         Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other
         Named Executive Officers: (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive
         Officers) interest with that of Cendant's stockholders, the ability to obtain modified options was subject to such officers'
         agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation.




 PENSION PLANS

      The Company, through PHH Corporation (a wholly owned subsidiary), maintains a tax-qualified pension plan generally for the benefit of certain employees of PHH Corporation (the "Pension Plan"). The Pension Plan provides participants a defined retirement benefit commencing at normal retirement age of 65 (or earlier, with reduced payments, upon early retirement or disability). Mr. Kunisch is the only Named Executive officer who participates in the Pension Plan or any other defined benefit pension plan of Cendant.

      The actual retirement benefit provided under the Pension Plan to Mr. Kunisch is based upon years of credited service and final average compensation. The maximum aggregate benefit provided to Mr. Kunisch under the Pension Plan is equal to 60% of his Final Average Compensation. Final Average Compensation for purposes of computing aggregate benefits is the average, for five years of service prior to retirement or other termination of employment, of base salary and bonus as reported under the "Salary" and "Bonus" columns in the Summary Compensation Table. Because of Internal Revenue Service limitation on compensation includible for purposes of the Pension Plan, Mr. Kunisch's Final Average Compensation would equal $160,000. The estimated annual benefit that Mr. Kunisch will receive under the Pension Plan upon retirement at age 65 is $96,000.

 DIRECTOR COMPENSATION

      Effective February 21, 1999, Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange Act) of the Company receive an annual retainer of $40,000, plus $5,000 for chairing a committee and $3,000 for serving as a member of a committee other than as Chairman. On September 23, 1998, the Compensation Committee approved a requirement that 50% of the annual stipend is to be paid to each Director in common stock of Cendant for the 1999 fiscal year. Effective January 1, 2000, 100% of the annual stipend is to be paid to each Director in common stock of Cendant on a quarterly basis. Non-Employee Directors also are paid $1,000 for each Board of Directors meeting attended and $500 ($1,000 for committee chair) for each board committee meeting if held on the same day as a Board of Directors meeting and $1,000 ($2,000 for committee chair) for each board committee meeting attended on a day on which there is no board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

      Cendant provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, Cendant has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, Cendant will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of Cendant or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

      Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan and the HFS Incorporated 1993 Stock Option Plan.

 EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

      Each Named Executive Officer, other than Mr. Kunisch, is employed by Cendant pursuant to a written agreement of employment.

      Henry R. Silverman. Mr. Silverman is employed by Cendant pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS and amended and restated from time to time (the "Silverman Employment Agreement"). The Silverman Employment Agreement was amended by the Third Amendment to the Silverman Employment Agreement dated as of December 31, 1998 (the "Third Amendment") and by the Fourth Amendment, dated as of August 2, 1999 (the "Fourth Amendment"). Mr. Silverman serves Cendant as its President and Chief Executive Officer and, pursuant to the Third Amendment, also as the Chairman of the Board and the Chairman of the Executive Committee of the Board (such change was effective as of July 28, 1998). Pursuant to the Third Amendment, the term of employment under the Silverman Employment Agreement was extended through December 31, 2005, subject to earlier termination or extension as provided therein; however, in connection with such extension, an automatic annual renewal provision was removed from the Silverman Employment Agreement.

      In consideration of the additional duties assumed by Mr. Silverman pursuant to the Third Amendment, the Silverman Employment Agreement, as amended, provides for Mr. Silverman to receive an annual rate of base salary of $1,500,000 for the period ending December 31, 1998, and $2,900,000 thereafter, subject to further increases relating to the Consumer Price Index. The Silverman Employment Agreement also provides Mr. Silverman an annual bonus opportunity equal to the lesser of (i) 0.75% of Cendant's "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary.

      The Silverman Employment Agreement provides that if Mr. Silverman resigns his employment in connection with a breach by Cendant of the Silverman Employment Agreement, or if he is terminated by Cendant without Cause (as defined in the Silverman Employment Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of EBITDA for the 12 months preceding the date of termination, multiplied by (ii) the number of years and partial years remaining in the term of employment under the Silverman Employment Agreement. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining term of employment and the vesting of any options and restricted stock. The Fourth Amendment provides that after termination of Mr. Silverman's employment with Cendant other than due to death or for Cause (but including a resignation for good reason), (i) Cendant would provide Mr. Silverman, through August 31, 2009, term life insurance in the amount of $100 million, all premiums to be paid by Cendant; and (ii) Cendant would provide him certain benefits for life, including office and clerical support, executive transportation services (including use of aircraft), security services, continued access to other general facilities and services and reimbursement of any properly documented business expenses. During such period, Mr. Silverman would be required to keep himself reasonably available to Cendant to render advice or to provide services for more than 30 days per year, in return for which he will be paid $30,000 per month.

      The Silverman Employment Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of Cendant which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

      Messrs. Monaco, Holmes and Buckman. Cendant entered into employment agreements with Messrs. Monaco, Holmes and Buckman dated as of September 12, 1997 (such agreements, respectively, the "Monaco Employment Agreement," the "Holmes Employment Agreement" and the "Buckman Employment Agreement," and collectively, the "1997 Employment Agreements"). Each of the 1997 Employment Agreements originally provided for a period of employment through December 17, 2002; however, such agreements contain automatic extension periods which cause each respective period of employment to be extended by a one year increment on an annual basis (a one year extension of the period of employment through December 17, 2003 has taken effect under each of the 1997 Employment Agreements).

      Each of the 1997 Employment Agreements specifies the position and duties of the executive during the period of employment. The Monaco Employment Agreement was amended as of December 23, 1998 to reflect Mr. Monaco's new duties and responsibilities with Cendant and the location of his place of employment. The Buckman Employment Agreement was amended as of January 11, 1999 to reflect his additional duties and responsibilities with Cendant and the location of his place of employment. The Holmes Employment Agreement was amended as of January 11, 1999 to reflect the location of his place of employment. Currently (i) Mr. Monaco serves as Vice Chairman of Cendant and as Chairman and Chief Executive Officer of the Membership and Marketing Services Division, (ii) Mr. Holmes serves as Vice Chairman of Cendant and Chairman and Chief Executive Officer of the Travel Division and (iii) Mr. Buckman serves as Vice Chairman and General Counsel of Cendant.

      Each of the 1997 Employment Agreements specifies the compensation and benefits provided to the Executive during the period of employment. The Monaco Employment Agreement and the Holmes Employment Agreement provide that each Executive will be paid an annual base salary of $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000. The Buckman Employment Agreement provides that Mr. Buckman will be paid an annual base salary of $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; however, in connection with the January 11, 1999 amendment to the Buckman Employment Agreement, such salary and target bonus amounts were increased to $650,000. Each of Messrs. Monaco, Holmes and Buckman will be eligible to participate in all of Cendant's other compensation and employee benefit plans or programs and to receive officer perquisites.

      Each of the 1997 Employment Agreements provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement and the Monaco Employment Agreement each provide that if, before January 1, 2000, the Executive's employment is terminated by Cendant other than for Cause (as defined therein) or by the Executive for Constructive Discharge (as defined therein), Cendant will pay the Executive a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) ("Salary plus Bonus"). Each such agreement also provides that if, after December 31, 1999, the Executive's employment is terminated by Cendant other than for Cause or by the Executive for Constructive Discharge, Cendant will pay the Executive a lump sum cash payment equal to 500% of Salary plus Bonus. In any of the foregoing situations, the Executive would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). Each such agreement also provides that, in certain circumstances, the Executive's employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with Cendant terminates or his responsibilities are reduced. In such event, the Executive would receive substantially similar payments and benefits as described above; however, his cash payment would range from 200% to 400% of Salary plus Bonus, depending on the date of such termination.

      The Buckman Employment Agreement provides that if, before January 1, 2000, Mr. Buckman's employment is terminated by Cendant other than for Cause (as defined therein) or by Mr. Buckman for Constructive Discharge (as defined therein), Cendant will pay Mr. Buckman a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher) ("Buckman Salary plus Bonus"). The Buckman Employment Agreement also provides that if, after December 31, 1999, Mr. Buckman's employment is terminated by Cendant other than for Cause or by Mr. Buckman for Constructive Discharge, Cendant will pay Mr. Buckman a lump sum cash payment equal to 500% of Buckman Salary plus Bonus (Mr. Buckman may also resign at any time following such date and receive a lump sum cash payment equal to 200% of Buckman Salary plus Bonus). In any of the foregoing situations, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). The Buckman Employment Agreement also provides that, in certain circumstances, his employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with Cendant terminates or his responsibilities are reduced. In such event, Mr. Buckman would receive substantially similar payments and benefits as described above however his cash payment would range from 200% to 400% of Buckman Salary plus Bonus, depending on the date of such termination.

      Each 1997 Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of Cendant which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

      Stock Options. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of Cendant will become fully and immediately vested and exercisable upon the occurrence of any change of control transaction affecting Cendant (as defined in each employment agreement).


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND MANAGEMENT

      The information set forth on the following table is furnished as of November 1, 1999 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known to Cendant to be the beneficial owner of more than 5% of any class of voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.


                                                                                    OF THE TOTAL NUMBER
                                             TOTAL AMOUNT                          OF SHARES BENEFICIALLY
                                              OF SHARES                             OWNED, SHARES WHICH
                                             BENEFICIALLY      PERCENT OF COMMON      MAY BE ACQUIRED
NAME                                          OWNED (1)         STOCK OWNED (2)      WITHIN 60 DAYS (3)
----                                          ----------       -----------------   --------------------
PRINCIPAL STOCKHOLDERS:

Capital Research and
     Management Company (4)                       99,321,262                13.97%                    N/A
     333 South Hope Street
     Los Angeles, CA 90071

Massachusetts Financial

     Services Company (5)                         45,764,202                 6.44%                    N/A
     500 Boylston Street
     Boston, MA 02116-3741

DIRECTORS AND EXECUTIVE OFFICERS (6):
     Henry R. Silverman                           27,718,952                 3.75%             27,418,852
     Stephen P. Holmes(7)                          2,892,222                     *              2,731,734
     Robert D. Kunisch(8)                          2,328,238                     *              1,723,430
     Michael P. Monaco                             1,940,588                     *              1,923,992
     James E. Buckman                              2,575,941                     *              2,556,841
     Leonard S. Coleman                              156,155                     *                156,155
     Martin L. Edelman                                96,155                     *                 96,155
     Dr. Carole G. Hankin                             36,200                     *                 36,000
     The Rt. Hon. Brian
          Mulroney, P.C. LLD                         156,155                     *                156,155
     Robert E. Nederlander                           156,155                     *                156,155
     Robert W. Pittman                               636,775                     *                636,775
     Leonard Schutzman                               160,955                     *                143,327
     Robert F. Smith(9)                              220,961                     *                156,155
     John D. Snodgrass(10)                         6,347,504                     *              5,074,822
     John W. Chidsey                                 704,806                     *                698,284
     David M. Johnson                                392,999                     *                299,999
     Samuel L. Katz(11)                              789,274                     *                775,207
     Richard A. Smith                              1,651,958                     *              1,640,808
     Jon Danski                                       29,000                                            0

EXECUTIVE OFFICERS AND DIRECTORS AS A
     GROUP (19 PERSONS)(12):                      48,990,992                 6.47%             46,380,846



--------------------
*  Amount represents less than 1% of the outstanding Common Stock.

(1) Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days.
(2)  Based on 711,140,914 shares of Common Stock outstanding on November 1,
     1999.
(3) Includes stock options that are currently exercisable plus stock options that are exercisable within 60 days ("Vested Options").
(4) Based upon the information contained in a Form 13F dated August 11, 1999 by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 99,321,262 shares of Common Stock with sole power to vote none of such shares and shared power to dispose all of such shares.
(5) Based upon the information contained in a Form 13F dated November 5, 1999 by Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially owned
     45,764,202 shares of Common Stock with sole power to vote 45,764,202 of such shares and sole power to dispose all of such shares.
(6) Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the Percentages of the class for such Director and/or Executive Officer.
(7)  Includes 2,883 shares of Common Stock held by Mr. Holmes' children.
(8)  Includes 79,042 shares of Common Stock held in the Employee Savings
     Plan and 525,766 shares held by Alibob Partners, L.P.
(9) Includes 4,806 shares of Common Stock owned by a Keough plan of which Mr. Smith is the sole beneficiary and 60,000 shares of common stock held in a 401K plan account. Amount does not include 19,224 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.
(10) Amount does not include 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest. Mr. Snodgrass disclaims beneficial ownership of such shares.
(11) Includes 180 shares of Common Stock held by Mr. Katz's spouse and
     1,000 shares of Common Stock held by Mr. Katz's children.
(12) Vested Options of all Executive Officers and Directors are deemed outstanding for purposes of computing the percentage of class.



             COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Form 5's for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.

      On March 4, 1998, the New Directors filed an amendment to their Forms 3 correcting a typographical error in the exercise price of certain option grants. On March 4, 1998, Ken Williams, a former director of the Company, filed a Form 5, which was late. On January 9, 1998, Mr. Snodgrass filed an amendment to Form 3 correcting a typographical error in his share holdings. On March 31, 1998, Mr. Kunisch filed an amendment to a Form 4 correcting a typographical error in his share holdings. On April 8, 1998, Mr. Burnap, a former director of the Company, filed a Form 4 correcting certain arithmetic errors in prior filings. On May 8, 1998, Burton Perfit, a former director of the Company filed a Form 4, which was late, relating to a purchase of the Company's FELINE PRIDES. On December 9, 1998, Mr. Snodgrass filed an amendment Form 4 correcting a typographical error in the balance of common stock owned by him.


                    WHERE YOU CAN FIND MORE INFORMATION

      Cendant files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Cendant are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

      The SEC allows us to "incorporate by reference" information into this Proxy Statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

 These documents contain important information about our company and its finances.

 CENDANT CORPORATION SEC FILING (FILE NO. 1-10308) PERIOD

      Annual Report on Form 10-K/A        Year ended December 31, 1998

      Quarterly Report on Form 10-Q/A     Quarter ended March 31,
                                          1999

      Quarterly Report on Form 10-Q/A     Quarter ended June 30,
                                          1999

      Quarterly Report on Form 10-Q       Quarter ended September 30, 1999

      We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement and the date of the Special Meeting of our stockholders.

      If you are a stockholder, we may have previously sent you some of the documents incorporated by reference. You can obtain any of the incorporated documents by contacting us or the SEC. We will send you the documents incorporated by reference without charge, excluding exhibits to the information that is incorporated by reference, unless we have specifically incorporated by reference the exhibit in this document.

      Stockholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate party at the following address:

      Cendant Corporation
      9 West 57th Street
      New York, New York 10019
      (212) 413-1933
      Attention:  Investor Relations

      If you would like to request documents from us, including any documents we may subsequently file with the Securities and Exchange Commission prior to the Special Meeting, please do so by December 15, 1999 so that you will receive them before the Special Meeting.

 YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE PROPOSALS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER ___, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND THE MAILING OF THE PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the Special Meeting should be directed to the Vice President, Legal at 9 West 57th Street, New York, New York 10019. A stockholder proposal must be received a reasonable period of time before the printing and mailing of this Proxy Statement for inclusion in this Proxy Statement.

      In order for a stockholder to present a matter for action at the Special Meeting (other than matters included in Cendant's proxy materials in accordance with Rule 14a-8 under the Exchange Act), Cendant's by-laws require that Cendant be given advance written notice of the matter. The Vice President, Legal of Cendant must receive such notice at the address noted above not less than 60 nor more than 90 days prior to the date of the Special meeting; provided, however, if less than 70 days' notice or prior public disclosure of the date of the Special Meeting is given or made to stockholders, such notice shall have been mailed or delivered to the Vice President, Legal not later than the close of business on the 10th day following the date on which the notice of the Special Meeting was mailed or public disclosure was made, whichever occurs first. If a stockholder proposal is not presented within a reasonable period of time before the mailing of this Proxy Statement, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the Special Meeting, even though there is no discussion of the proposal in this Proxy Statement.

      Proposals received from stockholders are given careful consideration by Cendant in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the Year 2000 Annual Meeting if they are received by Cendant on or before December 22, 1999. Any proposal should be directed to the attention of Vice President, Legal, Cendant Corporation, 9 West 57th Street, New York, New York 10019. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c), such proposal must be received by Cendant on or prior to March 28, 2000 and in order for a proposal to be timely under Cendant's By-Laws it must be received on or prior to March 28, 2000 but no earlier than February 27, 2000.


 By order of the Board of Directors,
 Cendant Corporation
 Jeanne M. Murphy
 Secretary

                           INDEX OF CERTAIN TERMS

                                                              Page on which
                                                        term is defined in
 Term                                                   the Proxy Statement
 ----                                                   --------------------
 40% of Total Market Capitalization Trigger  . . . . . . . . . . . . . . 57
 60% of Total Market Capitalization Threshold  . . . . . . . . . . . . . 57
 All or Substantially All of the Assets. . . . . . . . . . . . . . . . . 50
 Available Dividend Amount . . . . . . . . . . . . . . . . . . . . . . . 47
 Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
 Disposition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
 Exempt Disposition  . . . . . . . . . . . . . . . . . . . . . . . . . . 52
 Fair Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
 Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
 Market Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 53
 Market Value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
 Net Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 Non-Employee Directors  . . . . . . . . . . . . . . . . . . . . . . . . 96
 Number of Shares Issuable with Respect to Cendant Group's Retained
      Interest in CompleteHome.com Group . . . . . . . . . . . . . . . . 63
 Outstanding Interest Percentage . . . . . . . . . . . . . . . . . . . . 63
 Proportionate Interest  . . . . . . . . . . . . . . . . . . . . . . . . 54
 Publicly Traded . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
 Retained Interest . . . . . . . . . . . . . . . . . . . . .  8, I-1, II-24
 Retained Interest Percentage  . . . . . . . . . . . . . . . . .  63, II-24
 Total Number of Notional CompleteHome.com Shares Deemed
      Outstanding  . . . . . . . . . . . . . . . . . . . . . 54, I-1, II-24
 Trading Day . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

                                                                    ANNEX I

                       ILLUSTRATIONS OF CERTAIN TERMS

      The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. These illustrations are not intended to be complete explanations of the matters covered and are qualified in their entirety by the more detailed information contained elsewhere in the Proxy Statement. These illustrations are purely hypothetical and the numbers used (including assumptions of market value) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Any capitalized terms which are not defined in Annex I have the meaning ascribed to them in the Proxy Statement.

      "Total Number of Notional CompleteHome.com Shares Deemed Outstanding" means the number of shares of CompleteHome.com Stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      At any given time, the percentage interest in CompleteHome.com intended to be represented by the outstanding shares of CompleteHome.com Stock (i.e., the Outstanding Interest Percentage) is equal to:

             Number of outstanding shares of CompleteHome.com Stock
    --------------------------------------------------------------------
    Total Number of Notional CompleteHome.com Shares Deemed Outstanding

 and the remaining percentage interest in CompleteHome.com Group intended to be represented by Cendant Group's Retained Interest in CompleteHome.com Group (i.e., the Retained Interest Percentage) is equal to:

     Number of Shares Issuable with Respect to Cendant Group's Retained
                     Interest in CompleteHome.com Group
    -------------------------------------------------------------------
    Total Number of Notional CompleteHome.com Shares Deemed Outstanding

           The sum of the Outstanding Interest Percentage and the Retained Interest Percentage would always equal 100%. In the examples below, before the first issuance of shares of CompleteHome.com Stock the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and the Total Number of Notional CompleteHome.com Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

 ISSUANCE OF COMPLETEHOME.COM STOCK

      The following illustrations reflect an assumed issuance by Cendant of 15 shares of CompleteHome.com Stock under the Stock Option Plan or in an offering.

   Issuance for Account of Cendant Group


      Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in CompleteHome.com Group (as currently planned), with the net proceeds credited solely to Cendant Group.

      Shares previously issued and outstanding . . . . . . . . . . . . .  0
      Newly issued shares for account of Cendant Group . . . . . . . . . 15

           Total issued and outstanding after the Offering . . . . . . . 15

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would decrease by the number of shares of CompleteHome.com Stock sold for the account of Cendant Group.

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to the
             Offering . . . . . . . . . . . . . . . . . . . . . . . .  100
           Shares issued in the Offering . . . . . . . . . . . . . . .   15

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after the
             Offering . . . . . . . . . . . . . . . . . . . . . . . .   85

      o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 85

 The Retained Interest Percentage would accordingly be 85%.

      o In this case, in the event of any dividend or other distribution paid on the outstanding shares of CompleteHome.com Stock (other than a dividend or other distribution payable in shares of CompleteHome.com Stock), Cendant Group would be credited, and CompleteHome.com Group would be charged, with an amount equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group
             (85) to the total number of shares of CompleteHome.com Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution. If, for example, a dividend of $1.00 per share were declared and paid on the 15 shares of CompleteHome.com Stock outstanding (an aggregate of $15), Cendant Group would be credited with $85, and CompleteHome.com Group would be charged with that amount in addition to the $15 dividend paid to the holders of CompleteHome.com Stock (a total of $100).

 ISSUANCE FOR ACCOUNT OF COMPLETEHOME.COM GROUP

      Assume the issuance is attributed to CompleteHome.com Group as an increase in its equity, with the net proceeds credited solely to CompleteHome.com Group.

           Shares previously issued and outstanding  . . . . . . . . . .  0
           Newly issued shares for account of CompleteHome.com Group . . 15

             Total issued and outstanding after the Offering . . . . . . 15


      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (100) would remain unchanged.

      o As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of about 13%, calculated as follows:

                                     15
                                  --------
                                  15 + 100

 The Retained Interest Percentage would accordingly be about 87%.

      o In this case, in the event of any dividend or other distribution paid on the outstanding shares of CompleteHome.com Stock (other than a dividend or other distribution payable in shares of CompleteHome.com Stock), Cendant Group would be credited, and CompleteHome.com Group would be charged, with an amount equal to 667% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group
             (100) to the total number of shares of CompleteHome.com Stock issued and outstanding following the Offering (15)) of the aggregate amount of such dividend or distribution.

 ADDITIONAL ISSUANCES OF COMPLETEHOME.COM STOCK

      The following illustrations reflect an assumed issuance of an additional 15 shares of CompleteHome.com Stock after the assumed initial issuance of 15 shares for the account of Cendant Group.

 ADDITIONAL ISSUANCES FOR ACCOUNT OF CENDANT GROUP

      Assume the issuance is attributed to Cendant Group in respect of its Retained Interest in CompleteHome.com Group, with the net proceeds credited solely to Cendant Group.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares for account of Cendant Group  . . . . . . 15

             Total issued and outstanding after additional offering. . . 30

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would decrease by the number of shares of CompleteHome.com Stock issued for the account of Cendant Group

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to the
             additional offering . . . . . . . . . . . . . . . . . . . . 85
           Newly issued shares for account of Cendant Group  . . . . . . 15

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after the
             additional offering . . . . . . . . . . . . . . . . . . . . 70

      o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of 30%, calculated as follows:

                                     30
                                  --------
                                  30 + 70


 The Retained Interest Percentage would accordingly be reduced to 70%.

      o In this case, in the event of any dividend or other distribution paid on CompleteHome.com Stock (other than a dividend or other distribution payable in shares of CompleteHome.com Stock), Cendant Group would be credited, and CompleteHome.com Group would be charged, with an amount equal to 233% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (70) to the total number of shares of CompleteHome.com Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 ADDITIONAL ISSUANCES FOR ACCOUNT OF COMPLETEHOME.COM GROUP

      Assume the issuance is attributed to CompleteHome.com Group as an increase in its equity, with the net proceeds credited solely to CompleteHome.com Group.


           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares for account of CompleteHome.com Group . . 15

             Total issued and outstanding after the additional offering 30

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (85) would remain unchanged.

      o As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of about 26%, calculated as follows:

                                     30
                                  --------
                                  30 + 85

 The Retained Interest Percentage would accordingly be reduced to about 74%.

      o In this case, in the event of any dividend or other distribution paid on CompleteHome.com Stock (other than a dividend or other distribution payable in shares of CompleteHome.com Stock), Cendant Group would be credited, and CompleteHome.com Group would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (85) to the total number of shares of CompleteHome.com Stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

 ISSUANCES OF CONVERTIBLE SECURITIES

      If we were to issue any securities convertible into or exercisable for shares of CompleteHome.com Stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such issuance. If any shares of CompleteHome.com Stock were issued upon conversion or exercise of such securities, however, then the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Issuances for Account of Cendant Group", if such securities were attributed to Cendant Group, or under "Additional Issuances for Account of CompleteHome.com Group", if such securities were attributed to CompleteHome.com Group.

 REPURCHASES OF COMPLETEHOME.COM STOCK

      The following illustrations reflect an assumed repurchase by Cendant of 5 shares of CompleteHome.com Stock after the assumed initial issuance of 15 shares of CompleteHome.com Stock for the account of Cendant Group.

 REPURCHASE FOR THE ACCOUNT OF CENDANT GROUP

      Assume the repurchase is attributed to Cendant Group as an increase in its Retained Interest in CompleteHome.com Group, with the cost charged solely against Cendant Group.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Shares repurchased for account of Cendant Group . . . . . . .  5

             Total issued and outstanding after repurchase . . . . . . . 10

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be increased by the number of any shares of CompleteHome.com Stock repurchased for the account of Cendant Group.

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             repurchase . . . . . . . . . . . . . . . . . . . . . . . .  85
           Number of shares repurchased for the account of Cendant Group. 5

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             repurchase . . . . . . . . . . . . . . . . . . . . . . . .  90

      o As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                     10
                                  -------
                                  10 + 90

 The Retained Interest Percentage would accordingly be increased to 90%.

 REPURCHASE FOR ACCOUNT OF COMPLETEHOME.COM GROUP WITHOUT PARTICIPATION BY CENDANT GROUP

      Assume the repurchase is attributed to CompleteHome.com Group, with the cost being charged solely against CompleteHome.com Group. Further assume that the Board of Directors does not determine to transfer assets from CompleteHome.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Shares repurchased for account of CompleteHome.com Group  .    5

             Total issued and outstanding after repurchase . . . . . . . 10

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (85) would remain unchanged.

      o As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 11%, calculated as follows:

                                     10
                                  -------
                                  10 + 85

 The Retained Interest Percentage would accordingly be increased to about
 89%.

 REPURCHASE FOR ACCOUNT OF COMPLETEHOME.COM GROUP WITH PARTICIPATION BY CENDANT GROUP

      Assume the repurchase is attributed to CompleteHome.com Group, with the cost being charged solely against CompleteHome.com Group. Further assume that the repurchase is made in connection with a tender offer for 5, or 33%, of the then outstanding shares at a price of $20 per share, and that the Board of Directors determines to transfer cash or other assets from CompleteHome.com Group to Cendant Group to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Shares repurchased for account of CompleteHome.com Group  .    5

             Total issued and outstanding after repurchase . . . . . . . 10

      o In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the Board of Directors could determine that the Market Value of a share of CompleteHome.com Stock in this context is $20 and transfer from CompleteHome.com Group to Cendant Group an amount of cash or other assets equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (85) to the total number of shares of CompleteHome.com Stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of CompleteHome.com Stock ($100), or a total of $567.

      o In that case, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group
             (85) would decrease by the amount of cash so transferred ($567) divided by the Market Value per share of CompleteHome.com Stock ($20).

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             transfer . . . . . . . . . . . . . . . . . . . . . . . . . 85

           Adjustment in respect of Cendant Group's Retained Interest in CompleteHome.com Group to reflect transfer to Cendant Group of funds theretofore allocated to CompleteHome.com
             Group  . . . . . . . . . . . . . . . . . . . . . . . . .   28

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             transfer . . . . . . . . . . . . . . . . . . . . . . . . . 57

      o As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:


                                     10
                                  -------
                                  10 + 57

 The Retained Interest Percentage would accordingly continue to be 85%.

      o Assuming that the Board of Directors transferred only half of the $567 amount, or $283.50, from CompleteHome.com Group to Cendant Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group
             (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of CompleteHome.com Stock ($20).

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             transfer . . . . . . . . . . . . . . . . . . . . . . . . . 85

           Adjustment in respect of Cendant Group's Retained Interest in CompleteHome.com Group to reflect transfer to Cendant Group of cash theretofore allocated to CompleteHome.com
             Group  . . . . . . . . . . . . . . . . . . . . . . . . . . 14

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             transfer . . . . . . . . . . . . . . . . . . . . . . . . . 71

      o In that case, as a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of about 12%, calculated as follows:

                                     10
                                  -------
                                  10 + 71

 The Retained Interest Percentage would accordingly be increased to about
 88%.

 COMPLETEHOME.COM STOCK DIVIDENDS

      The following illustrations reflect assumed dividends of CompleteHome.com Stock on outstanding shares of CD Stock and outstanding shares of CompleteHome.com Stock, respectively, after the assumed initial issuance of 15 shares of CompleteHome.com Stock for the account of Cendant Group.

   CompleteHome.com Stock Dividend on CD Stock

      Assume 1,000 shares of CD Stock are outstanding and Cendant declares a dividend of 1/20 of a share of CompleteHome.com Stock on each outstanding share of CD Stock.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares for account of Cendant Group  . . . . . . 50

             Total issued and outstanding after dividend . . . . . . . . 65

      o Any dividend of shares of CompleteHome.com Stock to the holders of shares of CD Stock would be treated as a reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.


           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             dividend . . . . . . . . . . . . . . . . . . . . . . . . . 85

           Number of shares distributed on outstanding shares of
             Cendant Stock for account of Cendant Group . . . . . . . . 50

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             dividend . . . . . . . . . . . . . . . . . . . . . . . . . 35

      o As a result, the total issued and outstanding shares (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                     65
                                  -------
                                  65 + 35

 The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of CD Stock would also hold 50 shares of CompleteHome.com Stock, which would be intended to represent a 50% interest in the value attributable to CompleteHome.com Group.

 COMPLETEHOME.COM STOCK DIVIDEND ON COMPLETEHOME.COM STOCK

      Assume Cendant declares a dividend of 1/5 of a share of CompleteHome.com Stock on each outstanding share of CompleteHome.com Stock.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares for account of CompleteHome.com Group . .  3

             Total issued and outstanding after dividend . . . . . . . . 18

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be increased proportionately to reflect the stock dividend payable in shares of CompleteHome.com Stock to holders of shares of CompleteHome.com Stock. That is, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be increased by a number equal to 567% (representing the ratio of the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group (85) to the number of shares of CompleteHome.com Stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             dividend . . . . . . . . . . . . . . . . . . . . . . . . . 85

           Adjustment in respect of Cendant Group's Retained Interest to reflect shares distributed on outstanding shares of
              CompleteHome.com Stock  . . . . . . . . . . . . . . . . . 17

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             dividend . . . . . . . . . . . . . . . . . . . . . . . .  102


      o As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an Outstanding Interest Percentage of 15%, calculated as follows:

                                     18
                                  --------
                                  18 + 102

 The Retained Interest Percentage would accordingly continue to be 85%.

 CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN CENDANT GROUP AND COMPLETEHOME.COM GROUP

   Capital Contribution of Cash or Other Assets from Cendant Group to CompleteHome.com Group

      The following illustration reflects the assumed contribution by Cendant Group to CompleteHome.com Group, after the assumed initial issuance of 15 shares of CompleteHome.com Stock for the account of Cendant Group, of $40 of assets allocated to Cendant Group at a time when the Market Value of the CompleteHome.com Stock is $20 per share.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares . . . . . . . . . . . . . . . . . . . . .  0

             Total issued and outstanding after contribution . . . . . . 15

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be increased to reflect the contribution to CompleteHome.com Group of assets theretofore allocated to Cendant Group by a number equal to the value of the assets contributed ($40) divided by the Market Value of CompleteHome.com Stock at that time ($20), or 2 shares.

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             contribution . . . . . . . . . . . . . . . . . . . . . . . 85

           Increase to reflect contribution to CompleteHome.com Group of assets allocated to Cendant Group . . . . . . . . . . .  2

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             contribution . . . . . . . . . . . . . . . . . . . . . . . 87

      o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little less than 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 87

 The Retained Interest Percentage would accordingly be increased to a little more than 85%.

      Return of Capital Transfer of Cash or Other Assets from
 CompleteHome.com Group to Cendant Group

      The following illustration reflects the assumed transfer by CompleteHome.com Group to Cendant Group, after the assumed initial issuance of 15 shares of CompleteHome.com Stock for the account of Cendant Group, of $40 of assets allocated to CompleteHome.com Group on a date on which the Market Value of CompleteHome.com Stock is $20 per share.

           Shares previously issued and outstanding  . . . . . . . . . . 15
           Newly issued shares . . . . . . . . . . . . . . . . . . . . .  0

             Total issued and outstanding after contribution . . . . . . 15

      o The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group would be decreased to reflect the transfer to Cendant Group of assets theretofore allocated to CompleteHome.com Group by a number equal to the value of the assets transferred ($40) divided by the Market Value of CompleteHome.com Stock at that time ($20), or 2 shares.

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group prior to
             contribution . . . . . . . . . . . . . . . . . . . . . . . 85

           Decrease to reflect transfer to Cendant Group of assets
             allocated to CompleteHome.com Group  . . . . . . . . . . .  2

           Number of Shares Issuable with Respect to Cendant Group's
             Retained Interest in CompleteHome.com Group after
             contribution . . . . . . . . . . . . . . . . . . . . . . . 83

      o As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of a little more than 15%, calculated as follows:

                                     15
                                  -------
                                  15 + 83

 The Retained Interest Percentage would accordingly be decreased to a little less than 85%.

                                                                   ANNEX II

                   PROPOSAL 1 THE TRACKING STOCK PROPOSAL


                           AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                            CENDANT CORPORATION


           The undersigned, James E. Buckman, certifies that he is the Vice Chairman and General Counsel of Cendant Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

           (1)  The name of the Corporation is Cendant Corporation.

           (2) The name under which the Corporation was originally incorporated was Comp-U-Card of America, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 1, 1974.

           (3) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

           (4) The text of the Amended and Restated Certificate of Incorporation of the Corporation as amended hereby is restated to read in its entirety, as follows:

           1. The name of the Corporation is Cendant Corporation (hereinafter, the "Corporation").

           2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

           3. The nature of the business or purposes to be conducted or promoted is:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

           4.   Capital Stock

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,510,000,000, consisting of
 (i) 2,500,000,000 shares of Common Stock, $0.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). No stockholder shall have any preemptive right to subscribe to or purchase any additional shares of stock of the Corporation or any securities convertible into any such shares or representing a right or option to purchase any such shares.

 A.   Common Stock

      1. Issuance of Common Stock in Series; Design-ation; Reclassification.

      The Corporation shall have the authority to issue shares of Common Stock in two series. One series of Common Stock shall be designated as
 Cendant Corporation   CD Common Stock ("CD Stock"). The second series of
 Common Stock shall be designated as Cendant Corporation
 CompleteHome.com Common Stock ("CompleteHome.com Stock"). When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of Common Stock outstanding immediately prior thereto shall automatically be reclassified as one share of CD Stock (and outstanding certificates that had theretofore represented shares of Common Stock shall thereupon represent an equal number of shares of CD Stock despite the absence of any indication thereon to that effect).

      The total number of shares of CD Stock which the Corporation shall have the authority to issue shall initially be 2,000,000,000, and the total number of shares of CompleteHome.com Stock which the Corporation shall have the authority to issue shall initially be 500,000,000. The Board of Directors shall have the authority to increase or decrease from time to time the total number of shares of Common Stock of either series which the Corporation shall have the authority to issue, but not above the number which, when added to the total number of shares of the other series of Common Stock that the Corporation would have the authority to issue, would exceed the total number of shares of Common Stock that the Corporation has the authority to issue, and not below the number of shares of such series then outstanding. The Board of Directors shall have the authority to designate, prior to the time of the first issuance of the CompleteHome.com Stock, the number which, immediately prior to such first issuance, will constitute the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and any other terms which are consistent with applicable law and the provisions of this Article 4. The voting powers, preferences and relative, participating, optional or other special rights of the CD Stock and CompleteHome.com Stock, and the qualifications and restrictions thereon, shall be as set forth in this Section A.

      2.   Dividends

      (a) Dividends. Subject to the preferences and other terms of any outstanding series of Preferred Stock, the holders of either series of Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors, out of legally available funds, but (i) the Corporation will be permitted to pay dividends on CD Stock out of the lesser of (x) the assets of the Corporation legally available for the payment of dividends under Delaware law or (y) the Available Dividend Amount for Cendant Group and (ii) the Corporation will be permitted to pay dividends on CompleteHome.com Stock (and corresponding amounts to the Cendant Group with respect to its Retained Interest in CompleteHome.com Group) out of the lesser of (x) the assets of the Corporation legally available for the payment of dividends under Delaware law or (y) the Available Dividend Amount for CompleteHome.com Group.

      (b) Discrimination Between or Among Series of Common Stock. Subject to paragraph (a) of this Section 2 and subject to the preferences and other terms of any outstanding series of Preferred Stock, the Corporation shall have the authority to declare and pay dividends on both, one or neither series of Common Stock in equal or unequal amounts, notwithstanding the performance of either Group, the amount of assets available for dividends on either series of Common Stock, the amount of prior dividends paid on either series of Common Stock, the respective voting rights of each series of Common Stock or any other factor.

      3. Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of a Group; Exchange of One Series of Common Stock for the Other Series or for Stock of a Subsidiary at the Corporation's Option.

      (a)  Mandatory Dividend, Redemption or Exchange.

           (i) In the event of a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, on or prior to the 85th Trading Day after the consummation of such Disposition, either:

                (x) declare and pay a dividend to holders of the series of Common Stock that relates to that Group (in cash, securities (other than Common Stock) or other property, or a combination thereof), subject to the limitations on dividends set forth under Section 2 of this Article 4(A), in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition;

                (y) redeem from holders of the series of Common Stock that relates to that Group, for cash, securities (other than Common Stock) or other property (or a combination thereof) in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of such Disposition, all of the outstanding shares of the relevant series of Common Stock (or, if such Group continues after such Disposition to own any material assets other than the proceeds of such Disposition, a number of shares of such series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value); or

                (z) issue, in exchange for all of the outstanding shares of the series of Common Stock that relates to that Group, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period beginning on (and including) the 16th Trading Day immediately following the date on which the Disposition is consummated).

           (ii) At any time within one year after completing any dividend or partial redemption pursuant to (x) or (y) of the preceding sentence, the Corporation may issue, in exchange for all of the remaining outstanding shares of the series of Common Stock that relates to the Group that consummated the applicable Disposition, a number of shares of the series of Common Stock that does not relate to that Group (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of the series of Common Stock that relates to that Group (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the relevant series).

           (iii) For purposes of this Section 3, if a Group consummates a Disposition in a series of related transactions, such Disposition shall not be deemed to have been completed until consummation of the last of such transactions.

      (b)  Optional Exchange of One Series of Common Stock for the Other
 Series.

           (i) Prior to the third anniversary of the earlier of (a) the initial issuance of CompleteHome.com Stock in a public offering or (b) the first anniversary of a private placement of CompleteHome.com Stock, the Corporation will not have the right to cause the exchange of CD Stock for CompleteHome.com Stock.

           (ii)  From and after the 18-month anniversary of the earlier of
           (a) the initial issuance of CompleteHome.com Stock in a public offering or (b) the first anniversary of a private placement of CompleteHome.com Stock, the Corporation may issue, in exchange for all of the outstanding shares of CompleteHome.com Stock, a number of shares of CD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the percentage of the aggregate value of all of the outstanding shares of CompleteHome.com Stock (the "Applicable Percentage")
           specified for the applicable date of exchange below.   (In each
           case value is based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of CompleteHome.com Stock).

                                         The Applicable
                                         Percentage Will
                                         be the Percentage
      If the Exchange Date Falls During  Specified for
      the Period Indicated Below         Such Period Below
      ---------------------------------  -----------------
      Eighteenth Month.................  120%
      Nineteenth Month.................  119.722222%
      Twentieth Month..................  119.444444%
      Twenty-first Month...............  119.166667%
      Twenty-second Month..............  118.888889%
      Twenty-third Month...............  118.611111%
      Twenty-fourth Month..............  118.333333%
      Twenty-fifth Month...............  118.055556%
      Twenty-sixth Month...............  117.777778%
      Twenty-seventh Month.............  117.5%
      Twenty-eighth Month..............  117.222222%
      Twenty-ninth Month...............  116.944444%
      Thirtieth Month..................  116.666667%
      Thirty-first Month...............  116.388889%
      Twenty-second Month..............  116.111111%
      Thirty-third Month...............  115.833333%
      Thirty-fourth Month..............  115.555556%
      Thirty-fifth Month...............  115.277778%
      Thirty-sixth Month and after.....  115%


                For purposes of the foregoing chart, (x) the eighteenth "Month" is the period from and including the date which is the earlier of (1) the first issuance of shares of CompleteHome.com Stock in a public offering or (2) the first anniversary of a private placement of CompleteHome.com Stock, to but excluding the one month anniversary of such date (provided that, if the date is the 29th, 30th or 31st day of any month, the first "Month" will be the period from and including such date to but excluding the one month anniversary of the first day of the month immediately following the month in which such date falls) and (y) each subsequent "Month" is the period from and including the day after the end of the prior Month to but excluding the one month anniversary of such day.

           (iii) From and after the third anniversary of the earlier of (a) the initial issuance of CompleteHome.com Stock in a public offering or (b) the first anniversary of a private placement of CompleteHome.com Stock, the Corporation may, at any time after outstanding CompleteHome.com Stock exceeds the 40% of Total Market Capitalization Trigger but has not exceeded 60% of the Total Market Capitalization Threshold, issue, in exchange for all of the outstanding shares of either series of Common Stock (the "Series of Common Stock Being Retired"), a number of shares of the other series of Common Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to the aggregate value of all of the outstanding shares of the Series of Common Stock Being Retired (with value in each case based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of the Series of Common Stock Being Retired). In the event that CompleteHome.com Stock exceeds the 60% of Total Market Capitalization Threshold, the Corporation will lose the right to effect an exchange on a value for value basis during such period.

           The Corporation will have the right, on or after the third anniversary of the earlier of (a) the initial issuance of CompleteHome.com Stock in a public offering or (b) the first anniversary of a private placement of CompleteHome.com Stock, if outstanding CompleteHome.com Stock exceeds the 60% of Total Market Capitalization Threshold, to issue a number of shares of CompleteHome.com Stock, in exchange for all of the outstanding CD Stock, having an aggregate value equal to 115% of the aggregate value of all of the outstanding shares of CD Stock. (In each case value is based on the average Market Value of a share of relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of CD Stock). In the event that CompleteHome.com Stock equals or falls below the 60% of Total Market Capitalization Threshold, the Corporation will lose the right to effect such an exchange during such period.

           CompleteHome.com Stock will exceed the "40% of Total Market Capitalization Trigger" if the Market Capitalization of the outstanding CompleteHome.com Stock exceeds 40% of the Total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period. CompleteHome.com Stock will be equal to or below the "60% of Total Market Capitalization Threshold" if the Market Capitalization of the outstanding CompleteHome.com Stock is equal to or below 60% of the Total Market Capitalization of both series of Common Stock for 30 Trading Days during any 60 consecutive Trading Day period.

           If the Corporation has the right, on the date on which it mails a notice of exchange as contemplated above, to issue shares of CD Stock or CompleteHome.com Stock in exchange for outstanding shares of the other series of Common Stock as described above, the Corporation will not lose that right if CompleteHome.com Stock subsequently falls below the 40% of Total Market Capitalization Trigger or exceeds the 60% of Total Market Capitalization Threshold.

           (iv) Notwithstanding the preceding paragraphs, if a Tax Event has occurred, the Corporation may issue, in exchange for all of the outstanding shares of CompleteHome.com Stock, a number of shares of CD Stock (rounded, if necessary, to the nearest whole number) having an aggregate value equal to 110% of the aggregate value of all of the outstanding shares of CompleteHome.com Stock (with value based on the average Market Value of a share of the relevant series of Common Stock during the 20 consecutive Trading Day period ending on (and including) the 5th Trading Day immediately preceding the date on which the Corporation mails the notice of exchange to holders of CompleteHome.com Stock being retired). "Tax Event" means the receipt by the Corporation of an opinion of tax counsel of the Corporation's choice experienced in such matters, who shall not be an officer or employee of the Corporation or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein (including any proposed change in such regulations announced by an administrative agency), or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes (1) the Corporation, its subsidiaries or affiliates or any of its successors or its stockholders is, or at any time in the future will be, subject to tax upon the issuance of shares of either CD Stock or CompleteHome.com Stock or (2) either CD Stock or CompleteHome.com Stock is not, or at any time in the future will not be, treated solely as stock of the Corporation. For purposes of rendering such opinion, the tax counsel shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, tax counsel shall render an opinion only in the event of enactment.

      (c)  Optional Exchange for Stock of a Subsidiary.

           (i) At any time at which all of the assets and liabilities of a Group (and no other assets or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (the "Group Subsidiaries"), the Corporation shall have the right to issue to holders of the relevant series of Common Stock (including Cendant Group in the case of CompleteHome.com Stock) their Proportionate Interest in all of the outstanding shares of the common stock of the Group Subsidiaries in exchange for all of the outstanding shares of such series of Common Stock.

           (ii)  If the series of Common Stock being exchanged pursuant to
           Section 3(c)(i) above is CD Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group is greater than zero, the Corporation shall also issue a number of shares of CompleteHome.com Stock equal to the then current Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and issue those shares to the holders of CD Stock or to one of the Group Subsidiaries, at the option of the Corporation.

           (iii)  If the series of Common Stock being exchanged pursuant to
           Section 3(c)(i) above is CompleteHome.com Stock and the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group is greater than zero (so that less than all of the shares of common stock of the Group Subsidiaries are being delivered to the holders of CompleteHome.com Stock), the Corporation may retain the remaining shares of common stock of the Group Subsidiaries or distribute those shares as a dividend on CD Stock.

      (d)  General Dividend, Exchange and Redemption Provisions.

           (i) If the Corporation completes a Disposition of All or Substantially All of the Assets of a Group (other than an Exempt Disposition), the Corporation shall, not more than the 10 Trading Days after the consummation of such Disposition, issue a press release specifying (w) the Net Proceeds of such Disposition, (x) the number of shares of the series of Common Stock related to such Group then outstanding, (y) the number of shares of such series of Common Stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof and (z) if the Group is CompleteHome.com Group, the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group. The Corporation shall, not more than 30 Trading Days after such consummation, announce by press release which of the actions specified in
           Section 3(a)(i) of this Article 4(A) it has determined to take, and upon making that announcement, that determination will be irrevocable. In addition, the Corporation shall, not later than 30 Trading Days after such consummation and not earlier than 10 Trading Days before the applicable payment date, redemption date or exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying:

           (1)  if the Corporation has determined to pay a special dividend,
           (A) the record date for such dividend, (B) the payment date of such dividend (which cannot be more than 85 Trading Days after such consummation) and (C) the aggregate amount and type of property to be paid in such dividend (and the approximate per share amount thereof);

           (2)  if the Corporation has determined to undertake a redemption,
           (A) the date of redemption (which cannot be more than 85 Trading Days after such consummation), (B) the aggregate amount and type of property to be paid as a redemption price (and the approximate per share amount thereof), (C) if less than all shares of the relevant series of Common Stock are to be redeemed, the number of shares to be redeemed and (D) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the cash, securities or other property to be paid by the Corporation in such redemption; and

           (3)  if the Corporation has determined to undertake an exchange,
           (A) the date of exchange (which cannot be more than 85 Trading Days after such consummation), (B) the number of shares of the other series of Common Stock to be issued in exchange for each outstanding share of such series of Common Stock and (C) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered in return for delivery of the other series of Common Stock to be issued by the Corporation in such exchange.

           (ii) If the Corporation has determined to complete any exchange described in Section 3(b) or (c) of this Article 4(A), the Corporation shall, not less than 10 Trading Days and not more than 30 Trading Days before the exchange date, send a notice by first-class mail, postage prepaid, to holders of the relevant series of Common Stock at their addresses as they appear on the transfer books of the Corporation, specifying (x) the exchange date and the other terms of the exchange and (y) the place or places where certificates for shares of such series of Common Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the stock to be issued or delivered by the Corporation in such exchange.

           (iii)  Neither the failure to mail any notice required by this
           Section 3(d) to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange contemplated hereby.

           (iv) If the Corporation is redeeming less than all of the outstanding shares of a series of Common Stock pursuant to
           Section 3(a)(i) of this Article 4(A), the Corporation shall redeem such shares pro rata or by lot or by such other method as the Board of Directors determines to be equitable.

           (v) No holder of shares of a series of Common Stock being exchanged or redeemed shall be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person shall be entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate is exchanged or redeemed, the Corporation shall also issue and deliver a new certificate for the shares of such Common Stock not exchanged or redeemed.

           (vi) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Common Stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Common Stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to any holder, the Corporation shall, if such fractional shares or securities are not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof (without interest).

           (vii) From and after the date set for any exchange or redemption contemplated by this Section 3, all rights of a holder of shares of Common Stock being exchanged or redeemed shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest (and, if such holder was a holder of record as of the close of Business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Common Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of the other series of Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the other series of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of a series of Common Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of the other series of Common Stock for which the shares of such Common Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

           (viii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption contemplated by this Section 3; provided, however, that the Corporation shall not be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to the Corporation the amount of any such tax, or establishes to the satisfaction of the Corporation that such tax has been paid.

           (ix) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated by this Section 3 as the Board of Directors may determine to be appropriate under the circumstances.

      4.   Voting Rights.

      At every meeting of stockholders, the holders of CD Stock and the holders of CompleteHome.com Stock shall vote together as a single class on all matters as to which common stockholders generally are entitled to vote, unless a separate vote is required by applicable law. On all such matters for which no separate vote is required, (a) holders of CD Stock shall be entitled to one vote per share of CD Stock held and (b) holders of CompleteHome.com Stock shall be entitled to a one vote per share of CompleteHome.com Stock held. Each share of CD Stock and each share of CompleteHome.com Stock shall continue to have one vote following a stock split, stock dividend or similar reclassification.

      5.   Liquidation Rights.

      In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of CD Stock and holders of CompleteHome.com Stock shall be entitled to receive in respect of shares of CD Stock and shares of CompleteHome.com Stock their proportionate interests in the net assets of the Corporation, if any, remaining for distribution to stockholders (after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of Preferred Stock), in proportion to the respective number of liquidation units per share of CD Stock and CompleteHome.com Stock. Each share of CD Stock shall have one liquidation unit and each share of CompleteHome.com Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of the average Market Value of one share of CompleteHome.com Stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day before the date of the first public announcement of (1) a voluntary liquidation, dissolution or winding-up of the Corporation or (2) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Corporation divided by the average Market Value of one share of CD Stock during such 20 Trading Day period.

      If the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of CD Stock or CompleteHome.com Stock, or declare a dividend in shares of either series to holders of such series, the per share liquidation units of such series of Common Stock specified in the preceding paragraph, as adjusted from time to time, shall be appropriately adjusted as determined by the Board of Directors, so as to avoid dilution in the aggregate, relative liquidation rights of the shares of any series of Common Stock.

      Neither the merger nor consolidation of the Corporation into or with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation or cause the dissolution of the Corporation, for purposes of this Section 5.

      6.   Adjustments to Number of Shares Issuable with
 Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      The Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group, as in effect from time to time, shall, automatically without action by the Board of Directors or any other person, be:

           (a) adjusted in proportion to any changes in the number of outstanding shares of CompleteHome.com Stock caused by subdivisions (by stock split, reclassification or otherwise) or combinations (by reverse stock split, reclassification or otherwise) of shares of CompleteHome.com Stock or by dividends or other distributions of shares of CompleteHome.com Stock on shares of CompleteHome.com Stock (and, in each such case, rounded, if necessary, to the nearest whole number);

           (b) decreased by (i) if the Corporation issues any shares of CompleteHome.com Stock and the Board of Directors attributes that issuance (and the proceeds thereof) to Cendant Group, the number of shares of CompleteHome.com Stock so issued, and (ii) if the Board of Directors reallocates to Cendant Group any cash or other assets theretofore allocated to CompleteHome.com Group in connection with a redemption of shares of CompleteHome.com Stock (as required pursuant to clause (ii) of the proviso to the definition of Cendant Group below) or in return for a decrease in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group, the number (rounded, if necessary, to the nearest whole number) equal to (x) the aggregate Fair Value of such cash or other assets divided by (y) the Market Value of one share of CompleteHome.com Stock as of the date of such reallocation; and

           (c) increased by (i) if the Corporation repurchases any shares of CompleteHome.com Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to Cendant Group, the number of shares of CompleteHome.com Stock so repurchased and
           (ii) if the Board of Directors re-allocates to CompleteHome.com Group any cash or other assets theretofore allocated to Cendant Group in return for an increase in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group, the number (rounded, if necessary, to the nearest whole number) equal to (x) the Fair Value of such cash or other assets divided by (y) the Market Value of one share of CompleteHome.com Stock as of the date of such re-allocation.

      Neither the Corporation nor the Board of Directors shall take any action that would, as a result of any of the foregoing adjustments, reduce the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group to below zero. Subject to the preceding sentence, the Board of Directors may attribute the issuance of any shares of CompleteHome.com Stock (and the proceeds here from) or the repurchase of CompleteHome.com Stock (and the consideration therefor) to Cendant Group or to CompleteHome.com Group, as the Board of Directors determines in its sole discretion; provided, however, that the Board of Directors must attribute to Cendant Group the issuance of any shares of CompleteHome.com Stock that are issued (1) as a dividend or other distribution on, or as consideration for the repurchase of, shares of CD Stock or (2) as consideration to acquire any assets or satisfy any liabilities attributed to Cendant Group.

      7.   Additional Definitions.

      As used in this Article 4, the following terms shall have the following meanings (with terms defined in singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires:

      "All or Substantially All of the Assets" of either Group means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of such Group, which for Cendant Group includes the value of its Retained Interest in CompleteHome.com Group.

      "Available Dividend Amount" for Cendant Group, on any day on which dividends are paid on shares of CD Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of CD Stock under Delaware law if
 (a) Cendant Group and CompleteHome.com Group were each a separate Delaware corporation, (b) Cendant Group had outstanding (i) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CD Stock that are then outstanding and (ii) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to Cendant Group and are then outstanding, (c) the assumptions about CompleteHome.com Group set forth in the next sentence were true and (d) Cendant Group owned a number of shares of CompleteHome.com Stock equal to the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      "Available Dividend Amount" for CompleteHome.com Group, on any day on which dividends are paid on shares of CompleteHome.com Stock, is the amount that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of CompleteHome.com Group's common stock under Delaware law if CompleteHome.com Group were a separate Delaware corporation having outstanding (a) a number of shares of common stock, par value $0.01 per share, equal to the number of shares of CompleteHome.com Stock that are then outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of Preferred Stock that have been attributed to CompleteHome.com Group and are then outstanding.

      "Cendant Group" means (a) all of the businesses, assets and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of CompleteHome.com Group,
 (b) the rights and obligations of Cendant Group under any inter-Group debt deemed to be owed to or by Cendant Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors) and (c) a proportionate interest in CompleteHome.com Group (after giving effect to any options, Preferred Stock, other securities or debt issued or incurred by the Corporation and attributed to CompleteHome.com Group) equal to the Retained Interest Percentage; provided, however, that:

           (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors, or a committee thereof, from time to time, and

           (ii) if the Corporation transfers cash, other assets or securities to holders of shares of CompleteHome.com Stock as a dividend or other distribution on shares of CompleteHome.com Stock (other than a dividend or distribution payable in shares of CompleteHome.com Stock), or as payment in a redemption of shares of CompleteHome.com Stock required by Section 3(a) of this
           Article 4(A), then the Board of Directors shall re-allocate from CompleteHome.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of CompleteHome.com Stock outstanding on such date.

      "CompleteHome.com Group" means (a) the internet real estate services portal called CompleteHome.com, including all of the businesses, assets and liabilities of the Corporation and its subsidiaries that the Board of Directors has, as of the Effective Date, allocated to CompleteHome.com Group, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to CompleteHome.com Group, (c) any businesses, assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date that the Board of Directors has specifically allocated to CompleteHome.com Group or that the Corporation otherwise allocates to CompleteHome.com Group in accordance with policies established from time to time by the Board of Directors and (d) the rights and obligations of CompleteHome.com Group under any inter-Group debt deemed to be owed to or by CompleteHome.com Group (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that:

           (i) the Corporation may re-allocate assets from one Group to the other Group in return for other assets or services rendered by that other Group in the ordinary course of business or in accordance with policies established by the Board of Directors from time to time, and

           (ii) if the Corporation transfers cash, other assets or securities to holders of shares of CompleteHome.com Stock as a dividend or other distribution on shares of CompleteHome.com Stock (other than a dividend or distribution payable in shares of CompleteHome.com Stock), or as payment in a redemption of shares of CompleteHome.com Stock required by Section 3(a) of this
           Article 4(A), then the Board of Directors shall re-allocate from CompleteHome.com Group to Cendant Group cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of CompleteHome.com Stock outstanding on such date.

      "Disposition" means a sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or otherwise) of All or Substantially All of the Assets of a Group to one or more persons or entities, in one transaction or a series of related transactions.

      "Effective Date" means the date on which this Amended and Restated Certificate of Incorporation becomes effective under Delaware law.

      "Exempt Disposition" means any of the following:

      (a) a Disposition in connection with the liquidation, dissolution or winding-up of the Corporation and the distribution of assets to stockholders,

      (b) a Disposition to any person or entity controlled by the Corporation (as determined by the Board of Directors in its sole discretion),

      (c) a Disposition by either Group for which the Corporation receives consideration primarily consisting of equity securities (including, without limitation, capital stock of any kind, interests in a general or limited partnership, interests in a limited liability company or debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the foregoing, in each case without regard to the voting power or other management or governance rights associated therewith) of an entity which is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by such Group prior to the Disposition, as determined by the Board of Directors in its sole discretion,

      (d) a dividend, out of CompleteHome.com Group's assets, to holders of CompleteHome.com Stock and a re-allocation of a corresponding amount of CompleteHome.com Group's assets to Cendant Group as required pursuant to clause (ii) of the proviso to the definition of Cendant Group above,

      (e)  a dividend, out of Cendant Group's assets, to holders of CD
      Stock, and

      (f) any other Disposition, if (i) at the time of the Disposition there are no shares of CD Stock outstanding, (ii) at the time of the Disposition there are no shares of CompleteHome.com Stock outstanding or (iii) before the 30th Trading Day following the Disposition the Corporation has mailed a notice stating that it is exercising its right to exchange all of the outstanding shares of CD Stock or CompleteHome.com Stock for newly issued shares of the other series of Common Stock as contemplated under Section 3(b) of this Article 4.

      "Fair Value" means (a) in the case of cash, the amount thereof, (b) in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof and (c) in the case of other assets or securities, the fair market value thereof as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders).

      "Group" means either Cendant Group or CompleteHome.com Group.

      "Market Capitalization" of either series of Common Stock on any date means the Market Value of a share of such series on such date multiplied by the number of shares of such series outstanding on such date.

      "Market Value" of a share of any class or series of capital stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such class or series on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the shares of such class or series are not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the shares of such class or series are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The Nasdaq National Market of the Nasdaq Stock Market ("Nasdaq NMS") or, if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation, or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, or if such class or series of stock is not listed on the NYSE, a national securities exchange, or the Nasdaq NMS or quoted in the over-the-counter market, the fair market value of a share of such class or series as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all stockholders); provided, that, for purposes of determining the average Market Value of a share of any class or series of capital stock for any period, (a) the "Market Value" of a share of any class or series of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution and (b) the "Market Value" of a share of any class or series of capital stock on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock, shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution; and provided further, if (a) the Corporation repurchases outstanding shares of CompleteHome.com Stock and the Board of Directors attributes that repurchase (and the consideration therefor) to CompleteHome.com Group and (b) the Board of Directors determines to reallocate to Cendant Group cash or other assets theretofore allocated to CompleteHome.com Group in order to avoid a change in the Retained Interest Percentage, the "Market Value" of a share CompleteHome.com Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group shall equal the Fair Value of the consideration paid per share of CompleteHome.com Stock so repurchased; and provided further, if the Corporation redeems a portion of the outstanding shares of CompleteHome.com Stock (and the Board of Directors reallocates to Cendant Group cash or other assets theretofore allocated to CompleteHome.com Group in the manner required by clause (ii) of the proviso to the definition of Cendant Group below), the "Market Value" of a share CompleteHome.com Stock used to compute the corresponding reduction in the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group shall equal the Fair Value of the consideration paid per share of CompleteHome.com Stock so redeemed.

      "Net Proceeds" of a Disposition of any of the assets of a Group means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision (as determined in good faith by the Board of Directors, which determination shall be conclusive and binding on all stockholders) for, (a) any taxes payable by the Corporation in respect of such Disposition, (b) any taxes payable by the Corporation in respect of any resulting dividend or redemption, (c) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (d) any liabilities (contingent or otherwise) of, attributed to or related to, such Group, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities (other than CompleteHome.com Stock) attributed to such Group.

      "Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group" shall initially be a number the Board of Directors designates prior to the time the Corporation first issues shares of CompleteHome.com Stock, or options therefor, as the number of shares of CompleteHome.com Stock that could be issued by the Corporation for the account of Cendant Group in respect of its Retained Interest in CompleteHome.com Group; provided, however, that such number as in effect from time to time shall automatically be adjusted as required by Section 6 of this Article 4(A).

      "Proportionate Interest" of holders of CompleteHome.com Stock in the Net Proceeds of a CompleteHome.com Group Disposition (or in the outstanding shares of common stock of any subsidiaries holding CompleteHome.com Group's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares) multiplied by the number of shares of CompleteHome.com Stock outstanding divided by the Total Number of Notional CompleteHome.com Shares Deemed Outstanding. "Proportionate Interest" of holders of CD Stock in the Net Proceeds of a Cendant Group Disposition (or in the outstanding shares of common stock of any subsidiaries holding Cendant Group's assets and liabilities) means the amount of such Net Proceeds (or the number of such shares).

      "Publicly Traded" with respect to any security means (a) registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), and (b) listed for trading on the NYSE (or any other national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law)) or listed on the Nasdaq NMS (or any successor market system).

      "Retained Interest" means Cendant Group's interest in CompleteHome.com Group, excluding the interest represented by outstanding shares of CompleteHome.com Stock.

      "Retained Interest Percentage" means the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group divided by the Total Number of Notional CompleteHome.com Shares Deemed Outstanding.

      "Total Number of Notional CompleteHome.com Shares Deemed Outstanding" means the number of shares of CompleteHome.com Stock outstanding plus the Number of Shares Issuable with Respect to Cendant Group's Retained Interest in CompleteHome.com Group.

      "Trading Day" means each weekday on which the relevant security (or, if there are two relevant securities, each relevant security) is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

      8.   Effectiveness of Sections 2 Through 7 of this
 Article 4(A).

      The terms of Sections 2 through 7, inclusive, of this Article 4(A) shall apply only when there are shares of both series of Common Stock outstanding.

      9.   Determinations by the Board of Directors.

      Subject to applicable law, any determinations made by the Board of Directors in good faith under the Certificate of Incorporation, as it may be amended from time to time, including without limitation any such determinations with respect to the businesses, assets and liabilities of either Group, transactions between the Groups or the rights of holders of any series of Common Stock or Preferred Stock made pursuant to or in the furtherance hereof, shall be final and binding on all stockholders of the Corporation. A record of all formal determinations of the Board of Directors made as contemplated hereby shall be filed with the records of the actions of the Board of Directors.

 B.  Preferred Stock

           The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issuance of Preferred Stock in one or more series, to fix the number of shares in each such series (subject to the aggregate limitations thereon in this Article) and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, of each such series. The authority of the Board of Directors with respect to each such series shall include determination of the following (which may vary as between the different series of Preferred Stock):

      (a) The number of shares constituting the shares and the distinctive designation of the series;

      (b) The dividend rate on the shares of the series and the extent, if any, to which dividends thereon shall be cumulative;

      (c) Whether shares of the series shall be redeemable and, if redeemable, the redemption price payable on redemption thereof, which price may, but need not, vary according to the time or circumstances of such redemption;

      (d) The amount or amounts payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the Preferred Stock;

      (e) Whether the shares of the series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

      (f) Whether the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

      (g) The extent, if any, to which the holders of shares of the series shall be entitled to vote on any question or in any proceedings or to be represented at or to receive notice of any meeting of stockholders of the Corporation;

      (h) Whether, and the extent to which, any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series may be made dependent upon facts ascertainable outside of the Amended and Restated Certificate of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors; and

      (i) Any other preferences, privileges and powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable, which shall not affect adversely any other class or series of Preferred Stock at the time outstanding and which shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation.

           Shares of Common Stock and of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than par value, as shall be fixed by the Board of Directors. No consent by any series of Preferred Stock shall be required for the issuance of any other series of Preferred Stock unless the Board of Directors in the resolution providing for the issuance of any series of Preferred Stock expressly provides that such consent shall be required.

           Subject to the rights, if any, of holders of shares of Preferred Stock from time to time outstanding, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

           Except as otherwise provided by law or as otherwise expressly provided in the resolution or resolutions providing for the issuance of shares of any series of the Preferred Stock, the holders of shares of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of shares of Common Stock of the Corporation entitled at any time to vote shall have one vote for each share thereof held. Except as otherwise provided with respect to shares of Preferred Stock authorized from time to time by the Board of Directors, the exclusive voting power for all purposes shall be vested in the holders of shares of Common Stock.

           5.   The Corporation is to have perpetual existence.

           6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

           (a)  To make, alter, or repeal the By-Laws of the Corporation.

           (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

           (c) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

           (d) Subject to the provisions of the By-Laws, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the provisions of the By-Laws, the Board of Directors may designate one or more directors as alternate members of any committee, who shall replace any absent or disqualified member at any meeting of the committee in the manner specified in such designation. Any such committee, to the extent provided in the resolution of the Board of Directors adopted in accordance with the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Amended and Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-Laws of the Corporation; and, unless the resolution or By-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

           (e) When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

           7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

           8. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

           9. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the power of the Corporation and of its directors and of its stockholders, it is further provided:

           (a) Election of Directors. Elections of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

           (b) Number, Election and Terms of Directors. The number of Directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-Laws, one class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1986, another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1987, and another class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1988, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, the successors to the class of Directors whose term expires at that meeting shall be elected to the office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

           (c) Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of Directors, other than by the Board of Directors or a Committee thereof, shall be given in the manner provided in the By-Laws.

           (d) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors for which the new directorship was created or the vacancy occurred and until such Director's successor shall have become elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

           (e) Removal of Directors. Any Director may be removed from office without cause only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of Directors voting together as a single class.

           (f) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board or Directors.

           (g) By-Law Amendments. The Board of Directors shall have power to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the stockholders shall otherwise provide). Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Sections 1, 2 and 3 of Article II, and Sections 1, 2 and 3 of Article III of the By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

           (h) Amendment, Repeal. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this Article 9 or any provision hereof.

           10.  (a)  Vote Required for Certain Business Combinations.

           A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided herein:

                (1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10 million or more; or

                (3) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any subsidiary to any Interested Stockholder or to any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10 million or more; or

                (4) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                (5) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

           shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class (it being understood that for the purposes of Article 10, each share of the Voting Stock shall have one vote). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

           B. Definition of "Business Combination". The term "Business Combination" used in this Article 10 shall mean any transaction which is referred to in any one or more of clauses (1) through (5) of Paragraph A hereof.

                (b)  When Higher Vote is Not Required.  The provisions of
      Article 10(a) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either of the following Paragraphs A and B are met:

           A. Approval by Disinterested Directors. The Business Combination shall have been approved by majority of the Disinterested Directors
      (as hereinafter defined).

           B. Price and Procedure Requirements. All of the following conditions shall have been met:

                     (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
           fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Paragraph 10 as the "Determination Date"), whichever is higher.

                      (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the higher of the following:

                (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
           fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                (b) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                     (iii) The consideration to be received by holders of Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for any Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of such Voting Stock previously acquired by it. The price determined in accordance with paragraphs B(i) and B(ii) of this Article 10(b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                     (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combinations: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                (c)  Certain Definitions.  For the purpose of this Article
      10:

           A. A "person" shall mean any individual, firm, corporation or other entity.

           B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                     (i) is the beneficial owner, directly or indirectly, of 5% or more of the voting power of the outstanding Voting Stock; or

                     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of the then outstanding Voting Stock; or

                     (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

           C.   A person shall be a "beneficial owner" of any Voting Stock:

                     (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns directly or indirectly; or

                     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                     (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

           D. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Article 10(c), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of the
      Article 10(c) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

           E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1985.

           F. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation, provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this
      Article 10(c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

           G. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

           H. "Fair Market Value" means: (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if such stock is then listed on an exchange, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composition Tape for New York Stock Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange or quoted as aforesaid, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors, in good faith.

           I. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and (ii) of Article 10(b) shall include the shares of Common Stock retained by the holders of such shares.

           J. "Equity Security" shall have the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

                (d) Powers of the Board of Directors. A majority of the Directors shall have the power and duty to determine for the purposes of this Article 10 on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder,
      (B) the number of shares of Common Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another
      (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for an issuance of transfer of securities by the Corporation or any Subsidiary in any Business Combination has, or an issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10 million or more. A majority of the Directors shall have the further power to interpret all of the terms and provisions of this Article 10.

                (e) No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article 10 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                (f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the By-Laws (and notwithstanding the fact that a lesser percentage may be specified by law, this Amended and Restated Certificate of Incorporation or the By-Laws) the affirmative vote of the holders of 80% or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article 10.

           11. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this
 Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article 11 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this __ day of _____,
 _____.

                                   CENDANT CORPORATION


                                   By: __________________________
                                   Name:  James E. Buckman
                                   Title: Vice Chairman and
                                          General Counsel




                                                                   ANNEX III


                   PROPOSAL 2 STOCK OPTION PLAN PROPOSAL

               COMPLETEHOME.COM, INC. 1999 STOCK OPTION PLAN

                            CENDANT CORPORATION

                            COMPLETEHOME.COM GROUP

                            1999 STOCK OPTION PLAN

       AS ASSUMED BY CENDANT CORPORATION FROM COMPLETEHOME.COM, INC. AND

             AMENDED AND RESTATED EFFECTIVE AS OF JANUARY _ , 2000.


 SECTION 1.  PURPOSE; DEFINITIONS

   The purpose of the Plan is to give Cendant Corporation (the "Corporation") a competitive advantage in attracting, retaining and motivating its employees, including employees of CompleteHome.com Group, and to provide the Corporation and its Affiliates with a stock plan providing incentives to plan participants directly linked to the performance of the CompleteHome.com Group businesses and increases in CompleteHome.com Group shareholder value. The Plan was formerly an obligation of CompleteHome.com, Inc. and has been assumed by Cendant Corporation and equitably adjusted such that, among other things, existing and future grants of options hereunder shall be options to purchase shares of that class of common stock of the Corporation identified as "CompleteHome.com Stock".

   For purposes of the Plan, the following terms are defined as set forth below:

   (a) "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Corporation.

   (b)  "Board"  means the Board of Directors of the Corporation.

   (c) "Cause" means an optionee's (1) failure to substantially perform his or her duties as an employee of the Corporation or any Affiliate (other than any such failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Corporation or any Affiliate; (3) conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal) or
 (4) negligence in the performance of his or her duties. Notwithstanding the foregoing, if an optionee is a party to an employment agreement with the Corporation or any Affiliate that contains a definition of "Cause," such definition shall apply to such Stock Options granted to such optionee under the Plan except to the extent otherwise provided by the Committee in the agreement relating to any Stock Option. Any determination regarding the existence of "Cause" shall be made by the Committee in its sole discretion and any such determination shall be binding on the optionee, the Corporation and any Affiliate.

   (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

   (e) "Commission" means the Securities and Exchange Commission or any successor agency.

   (f)  "Committee"  means the Committee referred to in Section 2.

   (g) "Common Stock" means CompleteHome.com Stock, a series of common stock of the Corporation, par value $0.01 per share, intended to track the performance of CompleteHome.

   (h)  "CompleteHome" means the CompleteHome.com Group.

   (i)  "Corporation"  means Cendant Corporation, a Delaware corporation.

   (j) "Disability" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

   (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

   (l) "Fair Market Value" means, as of any given date, the fair market value of the Common Stock as determined by the Committee in good faith and in its sole discretion, taking into account, to the extent applicable, the trading price of the Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed, or on NASDAQ, or in any other regular public trading market for the Common Stock which may exist as of such date, or, if not publicly-traded, taking into account such other financial and valuation considerations which it deems appropriate. The determination of the Committee shall be conclusive in determining the fair market value of the Common Stock and shall be final and binding on all parties.

   (m) "Plan" means this Cendant Corporation CompleteHome.com Group 1999 Stock Option Plan, as set forth herein and as hereinafter amended from time to time.

   (n) "Retirement" means retirement from active employment with the Corporation or an Affiliate at or after age 65.

   (o)  "Stock Option"  means any option granted under Section 5.

   (p) "Subsidiary" means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   (q) "Termination of Employment" means the termination of the optionee's active employment with the Corporation and its Affiliates. An optionee employed by an Affiliate shall also be deemed to incur a Termination of Employment if such Affiliate ceases to be an Affiliate and the optionee does not immediately thereafter become an employee of the Corporation or another Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its Affiliates shall not be considered Terminations of Employment.

   In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

 SECTION 2.  ADMINISTRATION

   The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate or, if no such committee is designated, the Board (the "Committee").

   The Committee shall have plenary authority to grant Stock Options pursuant to the terms of the Plan to employees of the Corporation and its Affiliates.

   Among other things, the Committee shall have the authority, subject to the terms of the Plan:

   (a) To select the employees to whom Stock Options may from time to time be granted;

   (b) To determine the number of shares of Common Stock to be covered by each Stock Option granted hereunder;

   (c) To determine the terms and conditions of any Stock Option granted hereunder (including, but not limited to, the option price (subject to Section 5(a) hereof), any vesting condition, restriction or limitation (which may be related to the performance of the optionee, the Corporation or any Affiliate) and any vesting acceleration or forfeiture waiver regarding any Stock Option and the shares of Common Stock relating thereto), based on such factors as the Committee shall determine;

   (d) To modify, amend or adjust the terms and conditions of any Stock Option, at any time or from time to time, including extending the expiration date of options during any period in which exercises are not permitted either by law or pursuant to a corporate policy;

   (e) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to a Stock Option may be deferred; and

   (f) To determine under what circumstances a Stock Option may be settled in cash or Common Stock under Section 5(d).

   The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

   The Committee may act only by a majority of its members then in office, except that the members thereof may authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

   Any determination made by the Committee or pursuant to authority delegated as contemplated by the provisions of the Plan with respect to any Stock Option shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Stock Option or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and optionees.

   Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

 SECTION 3.  COMMON STOCK SUBJECT TO PLAN

   (a) Stock Authorized. The total number of shares of Common Stock initially reserved and available for grant under the Plan shall be six million (6,000,000). No optionee may be granted Stock Options under the Plan covering in the aggregate more than 50% of the total number of shares of Common Stock authorized for issuance under the Plan over any consecutive two (2) year period. Shares subject to a Stock Option under the Plan may be authorized and unissued shares or may be treasury shares.

   If any Stock Option terminates without being exercised, shares of Common Stock subject to such Stock Options shall again be available for distribution in connection with Stock Options under the Plan.

   (b) Adjustment of Shares. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, or any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), any partial or complete liquidation of the Corporation or any exchange of the Corporation's common securities for securities to be issued by the Corporation's parent corporation, including but not limited to securities commonly referred to as a "tracking stock", the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, the limit on options that may be granted to an individual optionee under paragraph (a) above in the number, the kind and option price of shares subject to outstanding Stock Options granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion, taking into account the application of generally accepted accounting principles and any resultant accounting charge as a result of such substitution or adjustments; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

 SECTION 4.  ELIGIBILITY

   All active employees of the Corporation and its subsidiaries employed primarily in the CompleteHome business, and those other active employees of the Corporation designated from time to time by the Committee in its sole discretion are eligible to be granted Stock Options under the Plan.

 SECTION 5.  STOCK OPTIONS

   Stock Options granted under the Plan shall be in such form as the Committee may from time to time approve.

   Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The grant of a Stock Option shall occur on the date the Committee by resolution selects an individual to be a participant in any grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option (or such later date as is specified in such resolution). The Corporation shall notify an optionee of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the optionee. Such agreement or agreements shall become effective upon execution by the Corporation.

   Except as otherwise provided by direction of the Committee in the letter or agreement documenting such Stock Options, Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

        (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

        (b) Option Term. The term of each Stock Option shall be fixed by the Committee.

        (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

        (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

        Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Corporation may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that such already owned shares have been held by the optionee for at least six (6) months at the time of exercise.

        In the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

        In addition, in the discretion of the Committee, payment for any shares subject to a Stock Option may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

        No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have no rights as a shareholder of the Corporation solely by virtue of the issuance of a Stock Option as contemplated by this Plan; provided, however, that, except with respect to (i) any deferral option shares pursuant to
   Section 5(j) below and (ii) any option shares for which share certificates have not been issued or delivered as contemplated under
   Section 8(a) below, an optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when and if the optionee has given written notice of exercise, has paid in full for such shares.

        (e) Transferability of Stock Options. Stock Options shall be transferable by the optionee only pursuant to the following methods:
   (i) by will or the laws of descent and distribution; (ii) pursuant to a domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act, as amended, or the regulations thereunder; or (iii) subject to such conditions as the Committee may prescribe from time to time, and upon written approval of the Secretary of the Corporation, as a gift to family members of the optionee or trusts for the benefit of family members of the optionee. Except to the extent provided in this Section 5(e), Stock Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), shall not be subject to execution, attachment or similar process, and may be exercised during the lifetime of the holder thereof only by such holder.

        (f) Termination by Death or Disability. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of death or Disability, any Stock Option held by such optionee may thereafter be exercised, whether or not it was exercisable at the time of such termination, for a period of twelve (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

        (g) Termination by Reason of Retirement. Unless otherwise determined by the Committee in its sole discretion, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of twelve
   (12) months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Any Stock Option not vested as of the date of such Retirement and not accelerated by action of the Committee shall be cancelled as of the date of such Retirement.

        (h) Cause. If an optionee incurs a Termination of Employment for Cause, any Stock Option held by such optionee, whether or not then exercisable, shall be immediately and automatically canceled as of the date of such Termination of Employment and shall then be of no further force or effect.

        (i) Other Termination. Unless otherwise determined by the Committee in its sole discretion, if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of thirty (30) days from the date of such Termination of Employment or the balance of such Stock Option's term. Any Stock Option not vested as of the date of such Termination of Employment and not accelerated by action of the Committee shall be cancelled as of the date of such Termination of Employment.

        (j) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding
   Section 5(d) above, an optionee who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until certificates representing such shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

   No Stock Option granted hereunder shall be an "incentive stock option" as defined in Section 422 of the Code.

 SECTION 6.  TERM, AMENDMENT AND TERMINATION

   The Plan will terminate ten (10) years after the effective date of the Plan. Under the Plan, Stock Options outstanding as of such date shall not be affected or impaired by the termination of the Plan.

   The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under a Stock Option theretofore granted without the optionee's or recipient's consent.

   The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent.

   Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Stock Options which qualify for beneficial treatment under such rules without stockholder approval.

 SECTION 7.  UNFUNDED STATUS OF PLAN

   It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation.

 SECTION 8.  GENERAL PROVISIONS

   (a) The Committee may require each person purchasing or receiving shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

   Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

   (b) Nothing contained in the Plan shall prevent the Corporation or any Affiliate from adopting other or additional compensation arrangements for its employees.

   (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any Affiliate to terminate the employment of any employee at any time.

   (d) No later than the date as of which an amount first becomes includible in the gross income of an optionee for federal income tax purposes with respect to any Stock Option under the Plan, the optionee shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Stock Option that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the optionee. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

   (e) The Committee shall establish such procedures as it deems appropriate for an optionee to designate a beneficiary to whom any amounts payable in the event of the optionee's death are to be paid or by whom any rights of the optionee, after the optionee's death, may be exercised.

   (f) In the case of a grant of a Stock Option to any employee of an Affiliate of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Stock Option to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee in accordance with the terms of the Stock Option specified by the Committee pursuant to the provisions of the Plan.

   (g) The Plan and all Stock Options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

   (h) Anything in this Plan to the contrary notwithstanding, the Board may, without further approval by the shareholders, substitute new options for, or assume, prior options of any corporation which engages with the Corporation or any of its Affiliates in a transaction to which Section 424(a) of the Code would apply (assuming for such purpose that the option assumed or substituted were an incentive stock option), or any parent or any subsidiary of such corporation.

 SECTION 9.  EFFECTIVE DATE OF PLAN

   The Plan became effective on October 29, 1999, the date upon which the Plan was approved by the Board of Directors of CompleteHome.com, Inc.




 THIS IS YOUR PROXY.  YOUR VOTE IS IMPORTANT.

      Whether or not you plan to attend the Special Meeting of Stockholders, you can ensure your shares are represented in the Meeting by promptly completing, signing and returning your proxy (attached below) to ChaseMellon Shareholder Services, L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTIONS BY TELEPHONE. CALL TOLL FREE 1-800-___-____ AND FOLLOW THE SAMPLE INSTRUCTIONS. Thank you for your attention to this important matter.

                            CENDANT CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                            ON JANUARY 14, 2000

      The undersigned, having received the Notice of Special Meeting of Stockholders and Proxy Statement, dated November __, 1999 (the "Proxy Statement") of Cendant Corporation, hereby appoints Henry R. Silverman, James E. Buckman and Stephen P. Holmes, and each of them, proxies of the undersigned, with full power of substitution, to represent the undersigned at the Special Meeting of Stockholders of Cendant Corporation to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 on January 14, 2000 at 10:00 a.m. New York time and at any adjournments or postponements thereof (the "Special Meeting") and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Special Meeting in the manner the undersigned specifies in this Proxy Card (or, if the undersigned does not specify how to vote, to vote all such shares FOR all Proposals referred to in this Proxy Card and to vote in the discretion of the proxies as to any other matters coming before the Special Meeting).

      Please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL OF THE PROPOSALS REFERRED TO IN THIS PROXY CARD.

      IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES FOR ALL OF THE PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE MEETING.
 Proposal 1.    Proposal to amend and restate the Company's Amended and
                Restated Certificate of Incorporation in the manner described in the Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

      [_] FOR   [_] AGAINST    [_] ABSTAIN

 Proposal 2.    Proposal to approve the CompleteHome.com, Inc. 1999 Stock
                Option Plan as described in the Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

      [_] FOR   [_] AGAINST    [_] ABSTAIN

      In addition, the undersigned authorizes such proxies to vote such shares in their discretion as to any other matters coming before the Special Meeting.

 I PLAN TO ATTEND THE MEETING
 MARK HERE [_]

 I HAVE NOTED AN ADDRESS CHANGE AND/OR COMMENT ON THE REVERSE SIDE OF THE
 CARD
 MARK HERE [_]

 Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If executed by a partnership, please sign in partnership name by authorized persons.


                                    ----------------------------------
                                    (Signature)


                                    ----------------------------------
                                    (Signature if held jointly)

                                    Dated: ____________, 1999